Exhibit 10.3

LIMITED CONSENT AND FIRST AMENDMENT TO
INTERCREDITOR AGREEMENT

This Limited Consent And First Amendment To Intercreditor Agreement (this “Consent”) dated as of June 1, 2018, is entered into by and among PNC Bank, National Association, in its capacity as administrative and collateral agent for the First Lien Secured Parties (in such capacity, “First Lien Agent”), and Wilmington Savings Fund Society, FSB, in its capacities as indenture trustee and collateral agent for the Second Lien Secured Parties (in such capacities, “Second Lien Agent”).

A.       First Lien Agent and Second Lien Agent are parties to that certain Intercreditor Agreement, dated as of August 31, 2017 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”).

B.       First Lien Agent and the Company desire to amend the First Lien Loan Agreement pursuant to that certain Amendment No. 1 to Revolving Credit and Security Agreement (the “First Lien First Amendment”) in the form attached hereto as Exhibit A, which includes, among other things, the incurrence of Revolving B Advances (as defined in the First Lien Loan Agreement, as amended by the First Amendment) in the original principal amount of up to $25,000,000 and the increase of the interest rate on the Revolving B Advances (as defined in the First Lien Loan Agreement, as amended by the First Amendment) to 12% (the “Interest Rate Increase”).

C.       Pursuant to Section 10.4 of the Intercreditor Agreement, the prior written consent of the Second Lien Agent is required to amend the First Lien Loan Agreement in connection with the Interest Rate Increase and Second Lien Agent hereby agrees to provide such consent on the terms set forth herein.

D.       First Lien Agent and Second Lien Agent have agreed to amend the Intercreditor Agreement as set forth herein.

NOW, THEREFORE, in consideration of the agreement of the parties contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.        Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Intercreditor Agreement.

2.        Limited Consent. Second Lien Agent hereby consents to the Interest Rate Increase. Except as expressly stated herein, nothing herein shall be deemed to constitute a consent to, or waiver of compliance with, or other modification of, any term or condition contained in the Intercreditor Agreement, any First Lien Document or any Second Lien Loan Document and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto.

3.        Amendment to Intercreditor Agreement. Section 10.4(a)(i) of the Intercreditor Agreement is hereby amended and restated in its entirety with the following

(i)(1) increase the “Applicable Margins” or similar component of the interest rate under the First Lien Loan Agreement in a manner that would result in the total yield on the First Lien Debt (excluding any Revolving B Advances (as defined in the First Lien Loan Agreement)) to exceed by more than two percent (2%) per annum the total yield on the First Lien Debt that is calculated as if the highest rate under the definition of “Applicable Margin” (as defined in the First Lien Loan Agreement as of the First Amendment Effective Date (as defined in the First Lien Loan Agreement) applicable to such First Lien Debt were in effect (excluding increases resulting from the accrual or payment of interest at the default rate or increases in the underlying reference rate (other than increases to any “floor” or minimum level of such reference rate)), or (2) increase the “Applicable Margins” or similar component of the interest rate under the First Lien Loan Agreement in a manner that would result in the total yield on the Revolving B Advances (as defined in the First Lien Loan Agreement) to exceed twelve percent (12%) per annum (excluding increases resulting from the accrual or payment of interest at the default rate or as a result of any accrual or payment of in kind interest).

4.        Effectiveness. This Consent shall become effective upon the execution and mutual delivery of this Consent by First Lien Agent and Second Lien Agent.

5.        Counterparts. This Consent may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page of this Consent by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

6.        Governing Law. The validity, construction and effect of this Consent shall be governed by the internal laws of the State of New York but excluding any principles of conflict of laws or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed by their respective authorized officers as of the day and year first above written.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Second Lien Agent

By:
Name:	Geoffrey J. Lewis
Tit le:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as First Lien Agent

By:
Name:
Title:

[Signature Page to Limited Consent and First Amendment To Intercreditor Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed by their respective authorized officers as of the day and year first above written.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Second Lien Agent

By:
Name:
Tit le:

PNC BANK, NATIONAL ASSOCIATION, as First Lien Agent

By:
Name:	Dennis Cloud
Title:	Vice President

[Signature Page to Limited Consent and First Amendment To Intercreditor Agreement

Exhibit A

Amendment No.1 to Revolving Credit and Security Agreement

See Attached.

AMENDMENT NO. 1 TO REVOLVING CREDIT AND SECURITY AGREEMENT

This AMENDMENT NO. 1 TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is dated as of June 1, 2018 and is entered into by and among A.M. Castle & Co., a Maryland corporation (“Castle”), Total Plastics, Inc., a Michigan corporation (“Plastics”), HY-Alloy Steels Company, a Delaware corporation (“HY-Alloy”), Keystone Tube Company, LLC, a Delaware limited liability company (“Keystone Tube”), and Keystone Service, Inc., an Indiana corporation (“Keystone Service”; together with Castle, Plastics, HY-Alloy and Keystone Tube, the “Borrowers” and each a “Borrower”), the Guarantors party hereto, the Lenders party hereto and PNC BANK, NATIONAL ASSOCIATION, as Agent for all Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, the other Loan Parties from time to time party thereto, Agent and the lenders from time to time party thereto (the “Lenders”) are parties to that certain Revolving Credit and Security Agreement dated as of August 31, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement); and

WHEREAS, Borrowers, Agent and the Lenders have agreed to amend the Credit Agreement to, among others, increase the Maximum Revolving Advance Amount from $125,000,000 to $150,000,000 in accordance with Section 2.25 of the Credit Agreement, subject to the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Amendment. Subject to the satisfaction of the conditions set forth in Section 2 below, and in reliance on the representations and warranties contained in Section 3 below, the Credit Agreement is hereby amended as follows:

(a)          the Credit Agreement is hereby amended as set forth in the conformed amended copy of the Credit Agreement attached as Exhibit A hereto.

(b)          Annex A to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex A attached hereto.

(c)          A new Exhibit 2.2(b) to the Credit Agreement is hereby added to the Credit Agreement in the form attached hereto as Exhibit 2.2(b).

2.          Conditions to Effectiveness.          The effectiveness of this Amendment is subject to the prior or concurrent consummation of each of the following conditions:

(a)          Agent shall have received a fully executed copy of this Amendment executed by each Borrower, each other Loan Party and each Lender, together with executed copies of each of the agreements, documents, certificates and other items set forth on the Closing Checklist attached hereto as Exhibit B (other than those items under the heading “Post-Closing Items”);

(b)          Agent shall have received payment of all fees (including the Amendment Fee described in that certain Supplemental Fee Letter dated as of the First Amendment Effective Date among the Borrowers and the Agent) and expenses required to by paid by any Loan Party as of the date hereof to the extent required by Section 16.9 of the Credit Agreement;

(c)          Borrowers shall have paid all closing fees expenses of any Participant in the Revolving B Commitment as of the date hereof; and

(d)          no Default or Event of Default shall have occurred and be continuing.

3.          Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, each Loan Party represents and warrants to Agent and Lenders as of the date hereof that:

(a)          the execution, delivery and performance of this Amendment has been duly authorized by all requisite limited liability company or corporate action, as applicable, on the part of such Loan Party and that this Amendment has been duly executed and delivered by such Loan Party;

(b)          this Amendment constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally; and

(c)          each of the representations and warranties made by such Loan Party in or pursuant to the Credit Agreement and the Other Documents is true and correct in all material respects (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date) on and as of the date hereof as if made on and as of the date hereof (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date).

4.          Release. Each Loan Party hereby absolutely and unconditionally releases and forever discharges Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Loan Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

5.          Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

6.          Acknowledgment of Guarantors; Reaffirmation; References. Each Guarantor hereby acknowledges that the Borrowers, Agent and the Lenders have amended the Credit Agreement by this Amendment, and such Guarantor acknowledges that Agent and Lenders would not amend the Credit Agreement in the absence of the agreements of such Guarantor contained herein. Each Guarantor hereby consents to the Amendment, agrees that its obligations under the applicable Guaranty shall not be diminished as a result of the execution of this Amendment and confirms that the applicable Guaranty to which it is a party is in full force and effect. Each Loan Party hereby reaffirms its obligations under each Other Document to which it is a party (including, without limitation, each applicable Canadian Security Document and Mexican Security Document), in each case as amended, supplemented or modified prior to or as of the date hereof. Without limiting the foregoing, each Loan Party hereby reaffirms its pledge, assignment and grant of a Lien on the Collateral to Agent, on behalf of itself and the other Lenders, to secure the prompt payment and performance of the Obligations. Any reference to the Credit Agreement contained in any document, instrument or Other Document executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

7.          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Receipt by telecopy or electronic mail (including email transmission of a PDF image) of any executed signature page to this Amendment shall constitute effective deliver of such signature page.

8.          Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the Other Documents are ratified and confirmed and shall continue in full force and effect.

9.          Governing Law. This Amendment, and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

A.M. CASTLE & CO.
TOTAL PLASTICS, INC.
HY-ALLOY STEELS COMPANY
KEYSTONE TUBE COMPANY, LLC
KEYSTONE SERVICE, INC.

Each By:
Name: Marec E. Edgar
Title: Secretary

GUARANTORS:

A.M. CASTLE & CO. (CANADA) INC.

By:
Name: Marec E. Edgar
Title: Secretary

CASTLE METALS DE MEXICO, S.A. DE C.V.
CASTLE METALS DE MEXICALI, S.A. DE C.V.

Each By:
Name: Marec E. Edgar
Title: Vice President

Signature Page to Amendment No. 1 to Credit Agreement

AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION,
as Agent and the sole Lender

By:
Name:	Dennis Cloud
Title:	Vice President

Signature Page to Amendment No. 1 to Credit Agreement

Exhibit A

Amended Credit Agreement

(attached)

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS ADMINISTRATIVE AND COLLATERAL AGENT)

AND

SUCH OTHER LENDERS WHICH ARE NOW OR

HEREAFTER A PARTY HERETO

WITH

A.M. CASTLE & CO., A MARYLAND CORPORATION,

AND THE OTHER BORROWERS (AS DEFINED HEREIN)

(AS BORROWERS)

AND

THE GUARANTORS PARTY HERETO

(AS GUARANTORS)

August 31, 2017

TABLE OF CONTENTS

I.	DEFINITIONS		1
	1.1	Accounting Terms	1
	1.2	General Terms	2
	1.3	Uniform Commercial Code Terms	48
	1.4	Certain Matters of Construction	49
	1.5	Currency Matters	50
	1.6	Québec Matters	51
II.	ADVANCES, PAYMENTS		52
	2.1	Revolving Advances	52
	2.2	Procedure for Borrowing Revolving Advances	54
	2.3	Disbursement of Advance Proceeds	56
	2.4	Maximum Advances	56
	2.5	Repayment of Advances	56
	2.6	Repayment of Excess Advances	57
	2.7	Statement of Account	57
	2.8	Letters of Credit and Acceptances	58
	2.9	Issuance of Letters of Credit; Creation of Acceptances	58
	2.10	Requirements For Issuance of Letters of Credit and Acceptances	60
	2.11	Disbursements, Reimbursement	61
	2.12	Repayment of Participation Advances	62
	2.13	Documentation	62
	2.14	Determination to Honor Drawing Request	63
	2.15	Nature of Participation and Reimbursement Obligations	63
	2.16	Indemnity	64
	2.17	Liability for Acts and Omissions	65
	2.18	Additional Payments	66
	2.19	Manner of Borrowing and Payment	66
	2.20	Use of Proceeds	68
	2.21	Defaulting Lender	68
	2.22	Payment of Obligations	71
	2.23	Swing Loans	71
	2.24	Voluntary and Mandatory Prepayments	73
	2.25	Reserved	73
	2.26	Additional Borrowers	74
	2.27	Termination or Reduction of Commitments	74

-i-

III.	INTEREST AND FEES		75
	3.1	Interest	75
	3.2	Letter of Credit and Acceptance Fees	75
	3.3	Fees	77
	3.4	Field Examinations	77
	3.5	Inventory Appraisals	77
	3.6	Computation of Interest and Fees	77
	3.7	Maximum Charges	78
	3.8	Increased Costs	78
	3.9	Basis For Determining Interest Rate Inadequate or Unfair	79
	3.10	Capital Adequacy	80
	3.11	Gross Up for Taxes	81
	3.12	Withholding Tax Exemption	82
	3.13	Replacement of Lenders	83
IV.	COLLATERAL; GENERAL TERMS		83
	4.1	Security Interest in the Collateral	83
	4.2	Perfection of Security Interest	84
	4.3	Disposition of Collateral	85
	4.4	Preservation of Collateral	85
	4.5	Ownership of Collateral	85
	4.6	Defense of Agent’s and Lenders’ Interests	86
	4.7	Books and Records	86
	4.8	Financial Disclosure	87
	4.9	Compliance with Laws	87
	4.10	Inspection of Premises	87
	4.11	Insurance	88
	4.12	Failure to Pay Insurance	88
	4.13	Appraisals	88
	4.14	Payment of Leasehold Obligations	89
	4.15	Receivables	89
	4.16	Inventory	91
	4.17	Maintenance of Equipment	92
	4.18	Exculpation of Liability	92
	4.19	Financing Statements	92
V.	REPRESENTATIONS AND WARRANTIES		92
	5.1	Organization Status	92
	5.2	Power, Authority and Enforceability	93

-ii-

	5.3	No Violation	93
	5.4	Approvals	93
	5.5	Financial Statements; Solvency	93
	5.6	Litigation	94
	5.7	True and Complete Disclosure	94
	5.8	Margin Regulations	95
	5.9	Tax Returns and Payments	95
	5.10	Compliance with ERISA	95
	5.11	Perfected Liens and Property Rights	97
	5.12	Properties	97
	5.13	Subsidiaries	97
	5.14	Compliance with Statutes, etc.	97
	5.15	Investment Company Act	98
	5.16	Environmental Matters	98
	5.17	Employment and Labor Relations	98
	5.18	Intellectual Property, Etc.	99
	5.19	Insurance	99
	5.20	Survival of Representations and Warranties	99
	5.21	Entity Names	99
	5.22	Swaps	99
	5.23	Junior Lien Debt	100
	5.24	Flood Insurance	100
	5.25	Confirmed Plan	100
	5.26	Commercial Tort Claims	100
	5.27	Material Contracts	100
	5.28	Certificate of Beneficial Ownership/Controlling Party	100
VI.	AFFIRMATIVE COVENANTS		100
	6.1	Information Covenants	101
	6.2	Fixed Charge Coverage Ratio	101
	6.3	Reserved	101
	6.4	Existence	101
	6.5	Compliance with Statutes, etc.	101
	6.6	Compliance with Environmental Laws	101
	6.7	Business	102
	6.8	Payment of Taxes and Other Obligations	102
	6.9	Employee Benefits	102
	6.10	Additional Subsidiaries	103
	6.11	Further Assurances	103

-iii-

	6.12	Unfinanced Capital Expenditures	105
	6.13	Payment of Fees	105
	6.14	Violations	105
	6.15	Standards of Financial Statements	105
	6.16	Assignment of Export Related Letters of Credit	105
	6.17	Trade Letters of Credit	105
	6.18	International Trade Compliance	105
	6.19	Keepwell	106
	6.20	Post-Closing Covenants	106
	6.21	Certificate of Beneficial Ownership/Controlling Party and Other Additional Information	107
	6.22	Advisor	108
VII.	NEGATIVE COVENANTS		108
	7.1	Liens	108
	7.2	Consolidation, Merger or Sale of Assets, Etc.	112
	7.3	Restricted Payments	113
	7.4	Indebtedness	114
	7.5	Investments	116
	7.6	Transactions with Affiliates	117
	7.7	Modifications of Certain Agreements; Limitations on Voluntary Payments, etc.	118
	7.8	Limitation on Certain Restrictions on Subsidiaries	119
	7.9	Change in Nature of Business	119
	7.10	Fiscal Year and Accounting Changes	119
	7.11	Membership/Partnership Interests	120
	7.12	Other Agreements	120
	7.13	Real Estate Matters	120
VIII.	CONDITIONS PRECEDENT		120
	8.1	Conditions to Effectiveness of this Agreement	120
	8.2	Conditions to Each Advance	124
	8.3	Conditions to Addition of an Applicant Borrower	125
IX.	INFORMATION AS TO LOAN PARTIES		127
	9.1	Disclosure of Material Matters	127
	9.2	Certificates	128
	9.3	Environmental Reports	128
	9.4	Litigation	128
	9.5	Material Occurrences	129
	9.6	Government Receivables	129

-iv-

	9.7	Annual Financial Statements	129
	9.8	Quarterly Financial Statements	130
	9.9	Monthly Financial Statements	130
	9.10	Other Reports	130
	9.11	Additional Information	130
	9.12	Projected Operating Budget	131
	9.13	Variances From Operating Budget	131
	9.14	Notice of Suits, Adverse Events	131
	9.15	ERISA Notices and Requests	131
	9.16	Bank Statements	131
	9.17	Additional Documents	132
X.	EVENTS OF DEFAULT		132
	10.1	Payments	132
	10.2	Representations	132
	10.3	Covenants	132
	10.4	Default Under Other Agreements	132
	10.5	Bankruptcy, etc.	133
	10.6	ERISA	133
	10.7	Security Documents	134
	10.8	Guarantees	134
	10.9	Judgments	134
	10.10	Material Adverse Effect. Any Material Adverse Effect occurs;	134
	10.11	Lien Priority	134
	10.12	Invalidity of Loan Documents	134
	10.13	Breach of Guaranty or Pledge Agreement	135
	10.14	Change of Control	135
XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		135
	11.1	Rights and Remedies	135
	11.2	Agent’s Discretion	136
	11.3	Setoff	137
	11.4	Rights and Remedies not Exclusive	137
	11.5	Allocation of Payments	137
XII.	WAIVERS AND JUDICIAL PROCEEDINGS		138
	12.1	Waiver of Notice	138
	12.2	Delay	139
	12.3	Jury Waiver	139

-v-

XIII.	EFFECTIVE DATE AND TERMINATION		139
	13.1	Term	139
	13.2	Termination	140
XIV.	REGARDING AGENT		141
	14.1	Appointment	141
	14.2	Nature of Duties	142
	14.3	Lack of Reliance on Agent and Resignation	142
	14.4	Certain Rights of Agent	143
	14.5	Reliance	143
	14.6	Notice of Default	143
	14.7	Indemnification	143
	14.8	Agent in its Individual Capacity	144
	14.9	Delivery of Documents	144
	14.10	Borrowers’ Undertaking to Agent	144
	14.11	No Reliance on Agent’s Customer Identification Program	144
	14.12	Other Agreements	145
	14.13	Collateral Matters	145
	14.14	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	146
	14.15	Several Obligations; No Liability	147
	14.16	Bank Product Providers	148
XV.	BORROWING AGENCY		148
	15.1	Borrowing Agency Provisions	148
	15.2	Waiver of Subrogation	151
XVI.	MISCELLANEOUS		151
	16.1	Governing Law	151
	16.2	Entire Understanding	151
	16.3	Successors and Assigns; Participations; New Lenders	155
	16.4	Application of Payments	157
	16.5	Indemnity	157
	16.6	Notice	158
	16.7	Survival	160
	16.8	Severability	160
	16.9	Expenses	160
	16.10	Injunctive Relief	160
	16.11	Consequential Damages	161
	16.12	Captions	161

-vi-

16.13	Counterparts; Facsimile Signatures	161
16.14	Construction	161
16.15	Confidentiality; Sharing Information	161
16.16	Publicity	162
16.17	Certifications From Banks and Participants; US PATRIOT Act	162
16.18	Canadian Anti-Money Laundering Legislation	162
16.19	Anti-Terrorism Laws	163

-vii-

LIST OF ANNEX, EXHIBITS AND SCHEDULES

Annex

Annex A	Revolver Commitment Percentages

Exhibits

Exhibit 1.2(a)	Borrowing Base Certificate
Exhibit 1.2(c)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.2(b)	Participation Agreement
Exhibit 2.24(d)	Swing Note
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.1(b)	Mortgaged Properties
Schedule 4.5	Location of Equipment and Inventory
Schedule 4.15(h)	Accounts
Schedule 4.19	Financing Statements
Schedule 5.9	Tax Identification Number
Schedule 5.10	ERISA
Schedule 5.12	Properties
Schedule 5.13	Subsidiaries
Schedule 5.16	Environmental Matters
Schedule 5.19	Insurance
Schedule 5.21	Corporate Names; Mergers
Schedule 5.26	Commercial Tort Claims
Schedule 5.27	Material Contracts
Schedule 7.1	Existing Liens
Schedule 7.4(b)	Existing Indebtedness
Schedule 7.5(c)	Existing Investments
Schedule 7.6(f)	Existing Affiliate Transactions
Schedule 7.8(c)	Existing Restrictive Agreements

-viii-

REVOLVING CREDIT
AND
SECURITY AGREEMENT

Revolving Credit and Security Agreement dated August 31, 2017, among A.M. Castle & Co., a Maryland corporation (“Castle”), Total Plastics, Inc., a Michigan corporation (“Plastics”), HY-Alloy Steels Company, a Delaware corporation (“HY-Alloy”), Keystone Tube Company, LLC, a Delaware limited liability company (“Keystone Tube”), and Keystone Service, Inc., an Indiana corporation (“Keystone Service”), the other borrowers from time to time party hereto (together with Castle, Plastics, HY-Alloy, Keystone Tube and Keystone Service, the “Borrowers” and each a “ Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as administrative and collateral agent for the Lenders (PNC, in such capacity, the “Agent”).

WHEREAS, Borrowers have requested that Lenders provide a senior-secured revolving credit facility (the “Revolving Facility”) to Borrowers in order to (i) fund certain of Borrowers’ ongoing working capital and capital expenditure needs, (ii) enable Borrowers to repay the obligations under the DIP Credit Agreement (as defined below) and certain other existing indebtedness in accordance with Borrowers’ exit from bankruptcy, and (iii) pay fees and expenses related to the transactions contemplated hereby;

WHEREAS, the Lenders are willing to make available to Borrowers loans, other extensions of credit and financial accommodations upon the terms and subject to the terms and conditions set forth herein.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Borrowers, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1         Accounting Terms.

As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended December 31, 2016. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, subject to applicable “fresh-start” accounting principles (or similar treatments), Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2         General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Acceptances” shall mean any existing and future drafts as to which any Borrower or beneficiary under a Letter of Credit is the drawer, which are processed and accepted for payment by Agent or another Lender acceptable to the Agent in its absolute discretion.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Advances” shall mean and include all advances hereunder in respect of the Revolving Advances, the Acceptances, the Letters of Credit and the Swing Loans.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of Section 7.6 and the definition of “Eligible Receivables”, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of the Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the applicable Borrower or the applicable Subsidiary would be required to pay if such Hedging Agreement was terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (iii) the Daily LIBOR Rate plus one percent (1%). For purposes of this definition, “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day, but in no event shall the Daily LIBOR Rate be less than zero. For the purposes of this definition, “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by Agent).

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Laws” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all applicable orders, judgments and decrees of all courts and arbitrators.

“Applicable Letter of Credit and Acceptance Fee Percentage” shall mean the Applicable Margin for Eurodollar Rate Loans for Revolving A Advances.

“Applicable Margin” shall mean (a) for Revolving A Advances and Swing Loans, a percent per annum equal to (i) 3.00% with respect to Eurodollar Rate Loans and (ii) 2.00% with respect to Domestic Rate Loans, and (b) for Revolving B Advances, a percent per annum equal to 12.0% ; provided, that, solely with respect to Revolving A Advances and Swing Loans, (i) commencing on the first day of the first calendar quarter following the Applicable Margin Toggle Date, if such date occurs, and through and including the date immediately prior to the first Adjustment Date (as defined below), Applicable Margin shall be the applicable percent per annum set forth in the pricing table below corresponding to the Average Daily Excess Availability for the most recently completed calendar month prior to the first day of the first calendar quarter following the Applicable Margin Toggle Date and (ii) thereafter on the first day of each subsequent calendar quarter (each such day, an “Adjustment Date”) Applicable Margin shall be the applicable percent per annum set forth in the pricing table below corresponding to the Average Daily Excess Availability for the most recently completed calendar month prior to the applicable Adjustment Date:

Tier	Average Daily Excess Availability	Applicable Eurodollar Rate Margin	Applicable Domestic Rate Margin
I	greater than 66⅔% of the Maximum Revolving A Advance Amount	2.00%	1.00%
II	greater than 33⅓% of the Maximum Revolving A Advance Amount and less than or equal to the greater of 66⅔% of the Maximum Revolving A Advance Amount	2.25%	1.25%
III	less than or equal to 33⅓% of the Maximum Revolving A Advance Amount	2.50%	1.50%

“Applicable Margin Toggle Date” shall mean the date upon which the Fixed Charge Coverage Ratio, calculated for the four fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 9.7 or 9.8, is greater than or equal to 1.00 to 1.00.

“Applicant Borrower” shall have the meaning set forth in Section 2.26 hereof.

“Application Date” shall have the meaning set forth in Section 2.5(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Authorized Officer” shall mean, with respect to any Loan Party, the chief executive officer, president, or chief financial officer, or such other individuals designated by written notice to Agent as authorized to execute notices, reports and other documents on behalf of the Loan Parties, as required hereunder.

“Availability Block” shall mean Ten Million Dollars ($10,000,000.00); provided that the Availability Block will be reduced to Zero ($0.00) upon Agent’s receipt of audited financial statements for the year ending December 31, 2018, or any unaudited quarterly financial statements or audited annual statements thereafter, evidencing positive Consolidated Net Income for the Borrowers and their Subsidiaries for the period of twelve (12) months then ended.

“Average Daily Excess Availability” shall mean, for any calendar month, an amount equal to the average daily Excess Availability during such calendar month.

“Banker’s Acceptance Rate” shall mean with respect to any Acceptance hereunder, a discount charge (calculated with respect to the face amount of such Acceptance on the basis of a 360-day year for the number of days from the date such Acceptance is accepted by the accepting bank (the “Acceptance Date”) to its maturity date) at a rate per annum equal to the sum of (a) the discount rate in the New York banker’s acceptance market on the Acceptance Date as determined by the accepting bank in its sole discretion, plus (b) the Applicable Letter of Credit and Acceptance Fee Percentage.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” shall mean the Bankruptcy Court for the District of Delaware.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner/Controlling Party” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests, if applicable; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such Person or, if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of a partnership, the Board of Directors of the general partner of such Person and (iv) in the case of any other Person, the functional equivalent of any of the foregoing.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.7.

“Borrowing Agent” shall mean Castle.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(a) duly executed by the President, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of Borrowing Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City or East Brunswick, New Jersey are authorized or required by law to close; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Anti-Terrorism or Sanctions Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada), the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Export and Import Permits Act (Canada) and any regulations issued under any of the foregoing.

“Canadian Benefit Plan” shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party has any liability with respect to any employee or former employee in Canada, but excluding any Canadian Pension Plans.

“Canadian Blocked Person” shall mean any Person that is a “Designated Person,” “Politically Exposed Foreign Person,” or “Terrorist Group” as described in any Canadian Anti-Terrorism or Sanctions Law.

“Canadian Defined Benefit Plan” shall mean a Canadian Pension Plan for the purposes of any applicable pension benefits standards statute or regulation in Canada which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollar” and the sign “CDN$” shall mean lawful money of Canada.

“Canadian Loan Party” shall mean Castle Canada and each other Loan Party that is organized or incorporated under the laws of Canada or any province or territory thereof, and “Canadian Loan Parties” means all such Persons, collectively.

“Canadian Pension Plan” shall mean a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) (or a similar legislation of any other Canadian jurisdiction) and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by any Loan Party for employees or former employees in Canada or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions with respect to employees or former employees in Canada and that, for greater certainty, does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Pension Termination Event” shall mean (a) the withdrawal of any Loan Party from a Canadian Defined Benefit Plan which is “multi-employer pension plan”, as defined under applicable pension standards legislation, during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment with the applicable Governmental Body which terminates a Canadian Defined Benefit Plan, in whole or in part, or the treatment of an amendment as a termination or partial termination of a Canadian Defined Benefit Plan; or (c) the institution of proceedings by any Governmental Body to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan; or (d) any other event or condition or declaration or application which could reasonably be expected to constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by any Governmental Body of a replacement administrator or trustee to administer a Canadian Defined Benefit Plan.

“Canadian Priority Payables Reserve” shall mean, with respect to any Canadian Loan Party, a reserve established in Agent’s Permitted Discretion with respect to (a) all obligations, liabilities or indebtedness which (i) have a trust, deemed trust or statutory Lien imposed to provide for payment or a Lien, choate or inchoate, ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any Collateral under any Applicable Law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under any Applicable Law, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages and vacation pay (including under the Wage Earner Protection Program Act (Canada)), employee withholdings or deductions, severance and termination pay, workers’ compensation obligations, government royalties and pension fund obligations (including any amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to any Canadian Defined Benefit Plan) and (b) amounts owing to suppliers in respect of Inventory which Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier (other than a Loan Party) or a right of a supplier (other than a Loan Party) to recover possession thereof, where such supplier’s right has priority over the Liens securing the Obligations, including, without limitation, Inventory subject to a right of a supplier (other than a Loan Party) to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

“Canadian Security Documents” shall mean (i) the Canadian Security Agreement executed by Castle Canada in favor of the Agent, dated as of the Closing Date, (ii) the Canadian Guarantee executed by Castle Canada in favor of the Agent, dated as of the Closing Date, and (iii) any other security or guarantee agreements executed by the Canadian Loan Parties as Guarantors hereunder, each as modified, amended, restated, or supplemented from time to time.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cases” shall mean the cases of the Domestic Loan Parties jointly administered under chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court, bearing case number 17-11330 (LSS) and any superseding chapter 7 case or cases.

“Cash Dominion Period” shall have the meaning set forth in Section 4.15(h)(i) hereof.

“Cash Equivalents” shall mean (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government, the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or banker’s acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States (provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days) and (f) investments by any Foreign Subsidiaries in any foreign equivalents of a type of investment referred to in clause (a), (b), (c) or (d) above, provided that, (i) investments described in this clause (f) by any Foreign Subsidiary shall be limited to (1) securities issued by a country that is a member nation of the Organization of Economic Cooperation and Development or by issuers formed under the laws of such a country, or (2) in the case of Foreign Subsidiaries operating in countries that are not member nations of the Organization of Economic Cooperation and Development, investments customarily used by corporations for cash management purposes in such jurisdictions in the ordinary course of business of such corporations and (ii) in the case of investments equivalent to clause (a), the issuer has an investment grade sovereign debt rating from S&P or Moody’s.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, and interstate depository network services. The indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder and otherwise treated as Obligations for purposes of this Agreement and each of the Other Documents, but only so long as such provider (if not PNC or an Affiliate of PNC) has notified Agent in writing of such Cash Management Products and Services within ten (10) days of entering into such agreement or arrangement, secured by the Collateral.

“Castle Canada” shall mean A.M. Castle & Co. (Canada) Inc., a corporation existing under the laws of British Columbia.

“Castle Mexicali” shall mean Castle Metals de Mexicali, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Castle Mexico” shall mean Castle Metals de Mexico, S.A. de C.V., sociedad anónima de capital variable organized under the laws of Mexico

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership/Controlling Party” shall mean, for each Borrower, a certificate in form and substance acceptable to Agent in its sole discretion, certifying, among other things, the Beneficial Owner/Controlling Party of such Borrower.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act), other than the Original Owners, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the voting Equity Interests of Castle; (b) during any period of 12 consecutive months, a majority of the members of the board of directors of Castle cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of solicitation of proxies or consents for the election or removal of one or more directors by any person or group by or on behalf of the board of directors); or (iv) whose election or nomination to that board or equivalent governing body was authorized under and took place in accordance with the Stockholders Agreement; or (c) the occurrence of any event (whether in one or more transactions) which results in Castle, directly or indirectly, failing to own one hundred (100%) percent of the Equity Interests (on a fully diluted basis) of each Loan Party.

“CIP Regulations” shall have the meaning set forth in Section 14.11 hereof.

“Closing Date” shall mean August 31, 2017.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case, whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)       all Receivables and all supporting obligations relating thereto;

(b)       all Equipment and fixtures;

(c)       all General Intangibles;

(d)       all Inventory;

(e)       all Investment Property;

(f)       all Real Property;

(g)       all Subsidiary Stock;

(h)      (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Loan Party’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and cash; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Loan Party, all real and personal property of third parties in which such Loan Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Loan Party has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Loan Party;

(i)       all of each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Loan Party or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), or (h) of this Paragraph;

(j)       all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), and (i) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds, and property and assets of the Loan Parties described on Schedule 5.26 attached hereto;

in each case, other than Excluded Property. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Borrowers, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

 “Commitments” mean the Swing Loan Commitment and the Revolving Commitment.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances (other than Swing Loans) under this Agreement.

“Compliance Certificate” shall mean a compliance certificate in the form attached hereto as Exhibit 1.2(c) to be signed by the President, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such default and, such certificate shall have appended thereto calculations which set forth Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.2 (including a calculation of the Fixed Charge Coverage Ratio, whether or not a Covenant Testing Period is then in effect) and 6.12.

“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under Section 1128 of the Bankruptcy Code at which the Debtors (as defined in the Confirmed Plan) seek entry of the Confirmation Order.

“Confirmation Order” means that certain Order Approving the Debtors’ Disclosure Statement For, and Confirming, the Debtors’ Amended Prepackaged Joint Chapter 11 Plan of Reorganization, (D.I. 244), entered in the Cases on August 2, 2017.

“Confirmed Plan” shall mean that certain Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization, Case No. 17-11330, Docket No. 16, as amended, modified or supplemented, confirmed by the Confirmation Order.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated Net Income” means, with respect to Borrowers on a Consolidated Basis for any period, the aggregate of the Net Income of such Borrowers on a Consolidated Basis for such period determined in accordance with GAAP; provided that:

(1)       the Net Income (but not loss) of any such Borrower or Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person;

(2)       the Net Income of any such Borrower or Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Borrower or Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person or its stockholders;

(3)       the cumulative effect of a change in accounting principles will be excluded;

(4)       gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period will be excluded;

(5)       non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or re-pricing of stock, stock options or other equity-based awards to the directors, officers and employees of the Borrowers and Subsidiaries will be excluded;

(6)       any non-cash impairment charge or asset write-off under GAAP and the amortization of intangibles arising under GAAP will be excluded;

(7)       gains, losses, charges or expenses due to (i) the early extinguishment of indebtedness or (ii) the application of “fresh-start” accounting (or similar accounting treatments), in each case, will be excluded; and

(8)       gains, losses, charges or expenses due to fair value measurements of assets and liabilities under Accounting Standards Codification Topic 815, “Derivatives and Hedging”, or under Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures” will be excluded.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Account Bank” shall have the meaning set forth in Section 4.15(h).

“Covenant Testing Period” shall mean the period commencing on the last day of the most recent fiscal month ending on or prior to the date that Liquidity falls below $12,500,000 for five consecutive Business Days and ending on the first day thereafter that Liquidity has exceeded $12,500,000 for sixty (60) consecutive days.

“Covered Entity” shall mean (a) each Borrower, each of Borrowers’ Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.10(b) hereof.

“Debt Payments” shall mean and include all cash actually expended by the Borrowers on a Consolidated Basis to make (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances (other than the fees, commissions and charges payable in connection with the transactions contemplated by (i) the First Amendment and (ii) Section 6.22 of this Agreement), plus (c) capitalized lease payments, plus (d) payments with respect to any other Indebtedness for borrowed money.

“Debtor Relief Laws” shall mean the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, or other applicable jurisdictions from time to time in effect, including any corporate law or other law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors generally against it.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1(b) hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolver Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.19(d) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Deposit Account Control Agreement” shall have the meaning set forth in Section 4.15(h)(ii).

“Depository Accounts” shall have the meaning set forth in Section 4.15(h)(ii) hereof

“Designated Lender” shall have the meaning set forth in Section 16.2(b) hereof.

“DIP Credit Agreement” means that certain Debtor-in-Possession Revolving Credit and Security Agreement, dated as of June 10, 2017, by and among Borrower, the lenders identified on the signature pages thereof and Agent.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than as a result of a change of control or asset sale so long as any rights of holders thereof upon the occurrence of such change of control or asset sale are subject to the prior payment and satisfaction in full of the Obligations), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is one hundred eighty-one (181) days after the end of the Term or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is one hundred eighty-one (181) days after the end of the Term.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall have the meaning set forth in Section 1.5 hereof.

“Domestic Loan Parties” shall mean a Loan Party that is also a Domestic Person.

“Domestic Person” shall mean any Person who (i) in the case of an individual, is a U.S. Person, and (ii) in the case of a legal entity, is organized under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“Drawing Date” shall have the meaning set forth in Section 2.11(b) hereof.

“EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) Consolidated Net Income for such period, plus (b) all interest expense for such period, plus (c) all income taxes and charges against income for such period for federal, state, local and foreign or provincial taxes (net of any refunds or credits), plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) fees and expenses incurred in connection with execution of this Agreement and obtaining approval of the Confirmed Plan in an aggregate amount not to exceed $22,500,000.00 (or such greater amount acceptable to Agent), plus (g) non-cash foreign exchange losses (with a deduction for the amount of any non-cash foreign exchange gains), plus (h) non-cash hedging losses (with a deduction for the amount of any non-cash hedging gains), plus (i) non-recurring expenses associated with asset sales, relocation expenses, severance obligations, or employee stock compensation in an aggregate amount not to exceed an amount acceptable to Agent in its Permitted Discretion, plus (j) one-time fees, costs and expenses incurred in connection with execution of First Amendment and the transactions contemplated thereby, plus (k) any other non-recurring adjustments agreed to by Agent.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the effective date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Canadian Inventory” shall mean Eligible Inventory of any Canadian Loan Party that is located in Canada or the United States of America.

“Eligible Canadian Receivables” shall mean Eligible Receivables, denominated in Dollars or Canadian Dollars, of any Canadian Loan Party.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Insured Receivables” means Eligible Canadian Receivables, Eligible Mexican Receivables, and Eligible U.S. Receivables that are subject to credit insurance satisfactory to Agent in its Permitted Discretion.

“Eligible Inventory” shall mean and include Inventory, with respect to each Loan Party, valued at the lower of cost or market value, determined on an average actual cost basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable (except “Excess and Obsolete” Inventory as set forth in Section 2.1(a)(iii) of this Agreement) and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Lien). In addition, Inventory shall not be Eligible Inventory if it:

(i)        does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof,

(ii)      is in transit (other than inventory that is in transit between two locations that are located in the United States, Canada, and Mexico and are owned, leased, or otherwise controlled by a Loan Party),

(iii)      is located outside the continental United States, Mexico, or Canada or at a location that is not otherwise in compliance with this Agreement,

(iv)      constitutes Consigned Inventory,

(v)       is the subject of an Intellectual Property Claim;

(vi)      is subject to a License Agreement or other agreement that limits, conditions or restricts any Loan Party’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; or

(vii)    or is situated at a location not owned by a Loan Party unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall elect to establish reserves in its Permitted Discretion, such reserve not to exceed 3 months’ rent, provided that Agent agrees not to establish such reserve during the first sixty (60) days following the Closing Date).

Eligible Inventory shall not include Inventory being acquired pursuant to a trade Letter of Credit to the extent such trade Letter of Credit remains outstanding.

“Eligible Mexican Receivables” shall mean Eligible Receivables, denominated in Dollars or Mexican pesos, of any Mexican Loan Party.

“Eligible Mexican Inventory” shall mean Eligible Inventory of any Mexican Loan Party that is located in Mexico.

“Eligible Receivables” shall mean and include with respect to each Loan Party, each Receivable of such Loan Party arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than any Permitted Liens), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a)       such Receivable arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b)       such Receivable is due or unpaid more than (i) sixty (60) days after the original due date or (ii) one hundred twenty (120) days after the original invoice date;

(c)       such Receivable is owed by a Customer, fifty percent (50%) or more of all of whose Receivables owed to the Loan Parties are deemed not to be Eligible Receivables hereunder pursuant to clause (b) above. Such percentage may, in Agent’s Permitted Discretion, be decreased from time to time;

(d)       any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)       the Customer that owes such Receivable shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws;

(f)       it arises out of a sale to a Customer outside the United States of America, Canada or Mexico, unless such sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g)       it arises out of a sale to a Customer on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or such sale is evidenced by chattel paper;

(h)       Agent believes, in its sole judgment, exercised in a commercially reasonable manner, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay; provided, however, that the Agent will use reasonable efforts to provide prior notice to the Borrowing Agent of such determination, but the failure to provide such notice shall not affect the ineligibility of such Receivable;

(i)        the Customer that owes such Receivable is (i) the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.), or has otherwise complied with other applicable statutes or ordinances or (ii) the federal government of Canada or any department, agency, public/crown corporation or instrumentality thereof unless the Financial Administration Act (Canada) has been complied with, to Agent’s satisfaction;

(j)       the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k)       to the extent the amount of such Receivable exceeds any credit limit with respect to the aggregate amount of Receivables from the Customer owing such Receivable, which credit limit may be determined by Agent, in its Permitted Discretion; provided, however, that the Agent will use reasonable efforts to provide prior notice to the Borrowing Agent of such determination;

(l)       such Receivable is subject to any offset, deduction, defense, dispute, or counterclaim or the Customer is also a creditor or supplier of a Borrower (in each case, only to the extent of such Borrower’s obligations to such Account Debtor from time to time), or such Receivable is contingent in any respect or for any reason;

(m)      such Receivable is the subject of any agreement between the applicable Borrower and the Customer owing such Receivable for any deduction therefrom, to the extent of such deduction, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)       any return, rejection or repossession of the merchandise to which such Receivable relates has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a Borrower;

(p)       such Receivable has not been invoiced; or

(q)       such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion; provided, however, that the Agent will use reasonable efforts to provide prior notice to the Borrowing Agent of such determination, but the failure to provide such notice shall not affect the ineligibility of such Receivable.

“Eligible U.S. Inventory” shall mean Eligible Inventory of any U.S. Loan Party that is located in Canada or the United States of America.

“Eligible U.S. Receivables” shall mean Eligible Receivables denominated in Dollars of any U.S. Loan Party.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance, liability or violation, investigations and/or adjudicatory proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “EL Claims”), including, without limitation, (a) any and all EL Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all EL Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to any Environmental Law or to an alleged injury or threat of injury to human health or safety or the environment due to the presence of Hazardous Materials.

“Environmental Laws” shall mean all former, current and future federal, state, local, supranational, and foreign laws (including statutory and common law), treaties, regulations, rules, ordinances, codes, decrees, injunctions, judgments, governmental restrictions or requirements, directives, orders (including consent orders), permits, and agreements with any Governmental Body in each case, relating to the indoor or outdoor environment, natural resources, human health and safety or the presence, Release of or exposure to pollutants, contaminants, wastes, chemicals or otherwise hazardous materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling, disposal or handling of, or the arrangement for such activities, with respect to any pollutants, contaminants, wastes, chemicals or otherwise hazardous materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, indemnities, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether known or unknown, actual or potential, vested or unvested, or contingent or otherwise, arising out of or relating to (a) any Environmental Law, (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling, disposal or handling of, or the arrangement for such activities, with respect to any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall mean and include as to each Loan Party all of such Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Borrower or any Subsidiary under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by the applicable regulation or otherwise), (b) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Castle, any Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA), (e) the termination, or the filing of a notice of intent to terminate, any Plan pursuant to Section 4041(c) of ERISA, (f) the receipt by Castle, any Subsidiary or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the cessation of operations at a facility of Castle, any Subsidiary or any of their respective ERISA Affiliates giving rise to any liability with respect to a Plan under Section 4062(e) of ERISA, (h) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien on the assets of Borrowers, any Subsidiary or any of their respective ERISA Affiliates shall have been met with respect to any Plan, (i) the receipt by Castle, any Subsidiary or any of their respective ERISA Affiliates of any notice imposing Withdrawal Liability on a Loan Party or a determining that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA), (j) the occurrence of a non-exempt “prohibited transaction” with respect to which Castle or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which Castle, any such Subsidiary or their respective ERISA Affiliates could otherwise be liable or (k) any Foreign Benefit Event.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source reasonably selected by Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage; provided, that at no time shall the Eurodollar Rate be less than zero.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Availability” shall mean as of any date of determination, (a) the lesser of (i) the Gross Formula Amount or (ii) the Maximum Revolving A Advance Amount minus (b) the sum of (i) the aggregate amount of the Revolving A Advances outstanding plus (ii) the Maximum Undrawn Amount of Letters of Credit.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary Stock” shall mean the Equity Interests in excess of sixty-five percent (65%) of the Equity Interests of any first-tier Foreign Subsidiary or U.S. Foreign Holdco and any Equity Interest of any Foreign Subsidiary other than a first-tier Foreign Subsidiary; provided that, in no event shall any Equity Interests of the Canadian Loan Parties and the Mexican Loan Parties be deemed to constitute Excluded Foreign Subsidiary Stock.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean (i) any rights or interests in any license, contract or agreement to which any Loan Party is a party to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, such license, lease, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other Applicable Law); (ii) any rights or property, including, without limitation, any intent-to-use trademark applications to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest in such rights or property or would otherwise result in a material loss of rights from the creation of such security interest therein; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and Borrowers shall be deemed to have granted a security interest in, all such rights and interests or other assets, as the case may be, as if such provision had never been in effect; and provided, further, that notwithstanding any such restriction, Collateral shall, to the extent such restriction does not by its terms apply thereto, include all rights incident or appurtenant to any such rights or interests and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of such rights and interests; (iii) Excluded Foreign Subsidiary Stock; and (iv) any Mexican Financed Equipment.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a Wholly Owned Subsidiary, (b) any Subsidiary, other than the Canadian Loan Parties and the Mexican Loan Parties, that (i) is a Foreign Subsidiary, (ii) is a direct or indirect Subsidiary of a Foreign Subsidiary, or (iii) a U.S. Foreign Holdco, (c) any captive insurance company, (d) any not-for- profit subsidiary, (e) any Subsidiary that is prohibited by Applicable Law from guaranteeing the Obligations or that would require governmental (including regulatory) consent, approval, license or authorization in order to guarantee the Obligations, to the extent such consent, approval, license or authorization is not obtained after the use of all such Subsidiary’s commercially reasonable efforts (without any requirement to pay money or make concessions), (f) any Subsidiary that is prohibited from guaranteeing the Obligations by contracts existing on the Closing Date, or (g) any Subsidiary with respect to which the Agent and Castle reasonably agree that the cost or burden of obtaining a guarantee of the Obligations would outweigh the benefit to the Lenders to be afforded thereby. For the avoidance of doubt, the Canadian Loan Parties and the Mexican Loan Parties shall not constitute Excluded Subsidiaries.

“Excluded Taxes” shall mean with respect to the Agent, any Lender, any Issuer, Payee or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), branch profits taxes and franchise taxes imposed on it (in lieu of net income taxes), (i) by the jurisdiction (or any political subdivision thereof) under the Applicable Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) which are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance under this Agreement pursuant to the Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Advance (other than pursuant to an assignment request by Borrower under Section 3.11(c) or as otherwise requested by any Loan Party) or (ii) such Lender changes its lending office (other than a change made at the request of any Loan Party), except, in each case, to the extent that, pursuant to Section 3.11, amounts with respect such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States federal Taxes that would not have been imposed but for Recipient’s failure to comply with Section 3.12, (d) any U.S. federal withholding Taxes imposed under FATCA, and (e) Tax imposed under Part XIII of the Income Tax Act (Canada) on any sum payable under this Agreement if that Tax (i) would not have been imposed had the Lender, Agent or assignee of any Lender been dealing with the Borrower at arm’s length for purposes of the Income Tax Act (Canada), or (ii) would not have been imposed but for the relevant Lender, Agent or assignee of any Lender being a “specified shareholder” of the Borrower for purposes of subsection 18(5) of the Income Tax Act (Canada) or not dealing at arm’s length with any such specified shareholder.

“Existing Letters of Credit” means those letters of credit issued pursuant to the DIP Credit Agreement and outstanding on the Closing Date, if any.

“Extraordinary Receipts” means cash proceeds of judgments, cash proceeds of settlements or other cash consideration received in connection with any cause of action or claim, indemnity payments (other than (i) to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Borrowers or any other Loan Party or (ii) received by a Loan Party as reimbursement for any costs previously incurred or any payments previously made by such Person) and any purchase price adjustment received in connection with any purchase agreement, excluding any volume rebates or other customer benefits realized by a Loan Party in the Ordinary Course of Business.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version or successor provision that is substantively comparable and not materially more onerous to comply with), any agreement entered into under Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into by the United States in connection with the implementation of such Sections of the Code (including such amended version and successor provisions) and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Alternate Source” shall have the meaning set forth in the definition of “Federal Funds Open Rate.”

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest one hundredth (1/100) of one percent (1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Agent (a “Federal Funds Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Federal Funds Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Federal Funds Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Loan Parties, effective on the date of any such change.

“Fee Letter” shall mean that certain Fee Letter, dated as of even date with the Agreement, by and among Borrowers and Agent, as supplemented by that certain Supplemental Fee Letter, dated as of the First Amendment Effective Date, by and among Borrowers and Agent.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Statements” shall have the meaning set forth in Section 5.5(a).

“First Amendment” shall mean that certain Amendment No. 1 to Revolving Credit and Security Agreement, dated as of the First Amendment Effective Date, by and among Borrowers, the other Loan Parties party thereto, the Lenders party thereto and Agent.

“First Amendment Effective Date” shall mean June 1, 2018.

“Fixed Charge Coverage Ratio” means, determined for the Borrowers on a Consolidated Basis, the result of dividing (a) EBITDA minus Unfinanced Capital Expenditures made during such period minus cash income taxes paid during such period (net of any credits or refunds) by (b) the sum of, without duplication, all Debt Payments made during such period, provided that, notwithstanding anything to the contrary contained herein, for the periods listed in the table below, Debt Payments, cash income taxes paid, and Unfinanced Capital Expenditures will be deemed to be the amounts set forth in the table below.

Month Ending	Debt Payments	Unfinanced Capital Expenditures	Cash Income Taxes Paid
January 31, 2017	$250,000	$83,000	$0
February 28, 2017	$228,000	$428,000	$0
March 31, 2017	$264,000	$585,000	$0
April 30, 2017	$254,000	$315,000	$10,000
May 31, 2017	$271,000	$293,000	$55,000
June 30, 2017	$272,000	$560,000	$0
July 31, 2017	$271,000	$340,000	$0

“Fixed Charge Coverage Test Date” shall mean the last day of the calendar month ending immediately prior to the date all requirements to trigger a Covenant Testing Period have been met and the last day of each calendar month thereafter, until the Covenant Testing Period has ended.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, (b) the failure to make required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments, (c) the incurrence of any liability in excess of $500,000 by Castle or any Subsidiary under Applicable Law on account of the complete or partial termination of a Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (d) the occurrence of any transaction that is prohibited under any Applicable Law and that has resulted or could reasonably be expected to result in the incurrence of any liability by Castle or any of the Subsidiaries, or the imposition on Castle or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any Applicable Law, in each case in excess of $500,000.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign Pension Plan” shall mean any benefit plan that under Applicable Law other than the laws of the United States, Canada, or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Body.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States of America or any State or territory thereof or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time and, as applicable to the Mexican Loan Parties, the NIFs.

“General Intangibles” shall mean and include as to each Loan Party all of such Loan Party’s general intangibles and “intangibles” (as defined in the PPSA), whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Loan Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.16.

“Governmental Body” shall mean any nation or government, any state, province, or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Gross Formula Amount” shall mean the Formula Amount (without giving effect to clause (iv) thereof).

“Guarantor” or “Guarantors” shall mean, singularly or collectively, as the context may require, all Persons who may hereafter guarantee payment or performance of the whole or any part of the Obligations and shall extend to all permitted successors and assigns of such Persons.

“Guaranty” shall mean any guaranty or guarantee of all or any part of the obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent, in each case together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof, and “Guarantees” means collectively, all such Guarantees.

“Hazardous Materials” shall mean (a) any petroleum products, derivatives or byproducts and all other hydrocarbons, coal ash, radon gas, lead, asbestos and asbestos-containing materials, toxic mold, urea formaldehyde foam insulation, polychlorinated biphenyls, infectious or medical wastes and chlorofluorocarbons and all other ozone-depleting substances, (b) any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, (c) any substance, waste or material that is prohibited, limited or regulated by or pursuant to or which can form the basis for liability under any Environmental Law, and (d) Hazardous Wastes.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA, the Environmental Protection Act (Ontario) (the “EPA”), the Canadian Environmental Protection Act (“CEPA”) or applicable state or provincial law, and any other applicable Federal, state, and provincial laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, including any interest or exchange rate exposure management agreement or arrangement in respect of Canadian dollars, U.S. dollars, or any other currency in which a Loan Party is doing business.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, including all earn-out obligations (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) all obligations of such Person as an account party in respect of letters of credit and (l) all obligations of such Person in respect of banker’s acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Taxes” shall mean all Taxes except Excluded Taxes.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code or other Debtor Relief Law), or regulatory restrictions, (b) has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercompany Debt” shall mean any Indebtedness, now existing or hereafter incurred, owed by any Loan Party or its Subsidiary to any other Loan Party or Subsidiary.

 “Intercompany Loan” shall have the meaning assigned to such term in Section 7.5(h).

“Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement, dated as of the date hereof, by and among Agent and Junior Lien Agent, as amended, supplemented, restated, or otherwise modified from time to time.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Loan Party or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of compliance with Section 7.5, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto, whether by disposition, return on capital, dividend or otherwise.

“Investment Property” shall mean and include as to each Loan Party, all of such Loan Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“IP Rights” shall have the meaning assigned to such term in Section 5.18.

“ISP98 Rules” shall have the meaning set forth in Section 2.9(b).

“Issuer” shall mean any Person who issues a Letter of Credit pursuant to the terms hereof and/or accepts a draft pursuant to the terms hereof.

“Joinder” shall mean a joinder by a Person as a Borrower or a Guarantor under this Agreement and the Other Documents in form and substance satisfactory to Agent in its sole and reasonable discretion.

“Junior Lien Agent” shall mean Wilmington Savings Fund Society, FSB, in its capacity as Trustee and Collateral Agent for the holders of the Junior Lien Debt.

“Junior Lien Debt” shall mean the obligations under the “Notes” as defined in the Junior Lien Indenture and any other Indebtedness incurred from time to time under the Junior Lien Documents to the extent such Indebtedness and any Liens securing such Indebtedness are incurred in accordance with the Intercreditor Agreement.

“Junior Lien Documents” shall mean the Junior Lien Indenture, the other “Notes Documents” as defined in the Junior Lien Indenture and the Intercreditor Agreement.

“Junior Lien Indenture” shall mean that certain Indenture dated as of August 31, 2017, among Company, the guarantors party thereto, and Junior Lien Agent, as amended, supplemented, or otherwise modified from time to time.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower or any Guarantor that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be Obligations hereunder, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, but only so long as such provider (if not PNC or an Affiliate of PNC) has notified Agent in writing of such Lender-Provided Foreign Currency Hedge within ten (10) days of such agreement or arrangement.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement or other similar agreement acceptable to Agent in its sole and reasonable discretion, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of any Loan Party to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) shall be Obligations hereunder, guaranteed obligations under any Guaranty and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents. Notwithstanding anything to the contrary contained in the foregoing, the Hedge Liabilities shall not include any Excluded Hedge Liabilities.

“Letter of Credit Sublimit” shall mean Twenty Million Dollars ($20,000,000.00).

“Letter of Credit” and “Letters of Credit” shall have the meaning set forth in Section 2.8.

“LGTOC” shall mean the Mexican General Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Crédito), including any regulations thereto or any other applicable Mexican federal or local statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, as required, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the LGTOC shall be construed to also refer to any successor sections.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement reasonably satisfactory to Agent, which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to remove the Collateral from such premises or to use such premises to store or dispose of such Inventory on terms acceptable to such Person.

“Liquidity” shall mean the sum of (i) Unrestricted cash maintained in accounts located in the United States and Canada that are maintained with PNC or otherwise subject to Deposit Account Control Agreements in favor of Agent, plus (ii) up to $2,000,000 of Unrestricted cash maintained in accounts located in Mexico that are subject to a first priority perfected Lien in favor of Agent, plus (iii) Excess Availability.

“Loan Documents” shall mean this Agreement and each of the Other Documents.

“Loan Party” or “Loan Parties” shall mean, singularly or collectively, as the context may require, each Borrower and each Guarantor and shall extend to all permitted successors and assigns of each such Person.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have (a) a material and adverse effect on the business, assets, financial condition or results of operations of the Loan Parties, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Agent and the Lenders under this Agreement or the Other Documents or (c) a material and adverse effect on the ability of any Borrower or Guarantor to perform its material obligations under this Agreement and the Other Documents, provided that the commencement and the pendency of the Cases shall not constitute a Material Adverse Effect.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Availability” shall mean the lesser of (i) the Gross Formula Amount or (ii) the Maximum Revolving A Advance Amount.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving A Advance Amount” shall mean One Hundred Twenty Five Million Dollars and 00/100 ($125,000,000.00).

“Maximum Revolving Advance Amount” shall mean One Hundred Fifty Million Dollars and 00/100 ($150,000,000.00).

“Maximum Revolving B Advance Amount” shall mean Twenty Five Million Dollars and 00/100 ($25,000,000.00).

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Mexican Financed Equipment” shall mean Equipment and fixtures of a Mexican Loan Party that is financed with a third party, provided that such third party financing shall not exceed $3,000,000 and shall be subject to an intercreditor agreement reasonably satisfactory to Agent providing for, among other things, access to such Equipment and fixtures.

“Mexican Loan Party” shall mean Castle Mexico, Castle Mexicali and each other Loan Party that is organized or incorporated under the laws of the country of Mexico or any state or territory thereof, and “Mexican Loan Parties” means all such Persons, collectively.

“Mexican Priority Payables Reserve” shall mean a reserve established in Agent’s reasonable discretion for compensation and benefits payable to employees of any Mexican Loan Party as specified and required under Section N.19 of NIFS, which for purposes of this Agreement, shall be in an amount equal to the greater of (a) one month of the total payroll for all Mexican employees and (b) the accrued and unpaid employee claims under Mexican law that would reasonably be expected to have priority over Agent’s Liens.

“Mexican Security Documents” shall mean with respect to the Mexican Loan Parties (i) the applicable stock pledge agreements (contratos de prenda sobra acciones) pledging the stock of the Mexican Loan Parties in favor of the Agent dated as of the date hereof, (ii) the pledgor-in-possession pledge agreement (contrato de prenda sin transmission de posesión) between the Mexican Loan Parties in favor of the Agent dated as of the date hereof, and (iii) any other security or guarantee agreements executed by the Mexican Loan Parties, as Guarantors hereunder, each as modified, amended, restated, or supplemented from time to time.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgages” shall mean any and all mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust, deeds of immovable hypothec, or leasehold deeds to secure debt and other similar security documents delivered to Agent as security for the Obligations.

“Mortgaged Property” shall mean collectively, any real property subject to Agent’s Lien.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Castle or any Subsidiary or with respect to which Castle or any Subsidiary has any liability (including on account of an ERISA Affiliate).

“Necessary Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, any Other Documents, including any Necessary Consents required under all applicable federal, state or other Applicable Law.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)      any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any disposition of Collateral outside the Ordinary Course of Business; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2)       any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“NIFS” shall mean the financial accounting standards (Normas de Información Financiera) issued by the Mexican Board of Financial Accounting Standards (Consejo Mexicano de Normas de Información Financiera, A.C.).

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean each Revolving Credit Note and the Swing Note, and “Notes” shall collectively mean all of the Revolving Credit Notes and the Swing Notes.

“Obligations” shall mean and include to the extent arising under or in connection with this Agreement or any Other Document, any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to Lenders or Agent or to any other direct or indirect subsidiary or Affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, whether or not a claim for post-maturity or post-conversion interest or other amounts are allowable or allowed in any proceeding), whether or not evidenced by any note, guaranty/guarantee or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Loan Party’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Loan Party and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including, but not limited to, (i) reasonable attorneys’ fees and expenses, (ii) all obligations of any Loan Party to Agent or Lenders to perform acts or refrain from taking any action and all Hedge Liabilities, and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” shall have the meaning set forth in Section 6.18.

“Order” shall have the meaning set forth in Section 2.17.

“Ordinary Course of Business” shall mean with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date, taking into consideration the pendency of the Cases.

“Original Owners” shall mean the Persons holding Equity Interests in Castle as of the Closing Date, together with their Affiliates that are under common Control. For the avoidance of doubt, Original Owners shall include all Persons holding Equity Interests in Castle pursuant to the terms of the Confirmed Plan, and all Persons holding Junior Lien Debt at any time who may in the future convert such debt into Equity Interests in Castle.

“Other Connection Taxes” shall mean, with respect to the Agent, any Lender, any Issuer, Payee or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, Taxes imposed as a result of a present or former connection between any such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or any Loan Document).

“Other Documents” shall mean the Notes, any Guaranty, any Lender-Provided Interest Rate Hedge, the Pledge Agreement, any Lien Waiver Agreement, any Canadian Security Documents, any Deposit Account Control Agreement, any Joinder, the Mortgages, the Intercreditor Agreement, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the Transactions.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b).

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.11(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.11(a).

“Payment Conditions” shall mean that (a) prior to and after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined, no Default or Event of Default shall have occurred or been continuing and (b) either (i) Excess Availability at all times during the 30 calendar days preceding such action and Excess Availability as of the date of such action, in each case, on a pro forma basis after giving effect to such action and any Advances made in connection therewith, shall be at least equal to the greater of (A) 25% of Maximum Availability then in effect and (B) $31,250,000 or (ii) (x) Excess Availability at all times during the 30 calendar days preceding such action and Excess Availability as of the date of such action, in each case, on a pro forma basis after giving effect to such action and any Advances made in connection therewith, shall be at least equal to the greater of (A) 20% of Maximum Availability then in effect and (B) $25,000,000 and (y) the Fixed Charge Coverage Ratio (whether or not then being tested) for the four fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 9.7 or 9.8, determined on a pro forma basis after giving effect to such action, shall be no less than 1.10 to 1.00.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Encumbrances” shall mean with respect to any Mortgaged Property, such exceptions to title as are set forth as exceptions in the title policy delivered in connection with any Mortgage delivered with respect to such Mortgaged Property, all of which exceptions must be reasonably acceptable to the Agent in its reasonable discretion.

“Permitted Liens” shall have the meaning assigned to such term in Section 7.1.

“Permitted Priority Liens” shall mean the Permitted Liens (except those described in subsections (d), (j), and (u) of Section 7.1), to the extent that such Liens are (i) non-avoidable, valid, properly perfected and enforceable, have priority as a matter of Applicable Law and, except those described in subsections (c), (f), (g), (i), and (x) of Section 7.1, do not secure Indebtedness for borrowed money, or (ii) incurred pursuant to Section 7.1(g).

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or longer than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, that are not more favorable to the Persons providing such Indebtedness being modified, refinanced, refunded, renewed or extended, (d) at the time thereof, no Default or Event of Default shall have occurred and be continuing, (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not more favorable to the Persons providing such Indebtedness than those applicable to the Lenders with respect to the Collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended (and the Liens on any Collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority relative to the Liens on the Collateral securing the Obligations), (f) the terms and conditions (excluding any subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties than this Agreement, except for covenants or other provisions applicable only to periods after the Term, and (g) such modification, refinancing, refunding, renewal or extension is incurred and guaranteed only by the Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by Castle or any Subsidiary or with respect to which Castle or any Subsidiary has any liability (including on account of an ERISA Affiliate).

“Plan Effective Date” has the meaning provided therefor in the Confirmed Plan.

“Pledge Agreement” shall mean (i) the Pledge Agreement dated as of the Closing Date, by and between Castle and the Agent, and (ii) any other Pledge Agreement executed and delivered by any Loan Party to Agent for the benefit of Lenders pursuant to the provisions hereof, including, without limitation, the Mexican Security Documents, in each case together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof, and “Pledge Agreements” means collectively, all such Pledge Agreements.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PPSA” shall mean the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation (including, without limitation, the Civil Code (Quebec)) of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

“Projections” shall mean the projections, estimates or other forward looking statements of consolidated balance sheet, related statement of income and cash flow of the Loan Parties made available to the Agent and the Lenders on or prior to the Closing Date.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non- payment of such Indebtedness will not have a Material Adverse Effect and will not result in the imminent forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Real Estate Collateral Requirements” shall mean the requirement that on the Closing Date, with respect to the Mortgaged Property listed on Schedule 1.1(b) and thereafter as required by Sections 4.2, 6.11 and 6.20, Agent shall have received a Mortgage for each Mortgaged Property in form and substance reasonably acceptable to Agent and suitable for recording or filing, together, with respect to each Mortgage for any property located in the United States or Canada, as the context requires, the following documents: (a) a fully paid policy of title insurance (i) in a form approved by Agent insuring the Lien of the Mortgage encumbering such property as a valid first priority Lien, subject only to exceptions to title reasonably acceptable to Agent, (ii) in an amount reasonably satisfactory to Agent, (iii) issued by First American Title Insurance Company or another nationally recognized title insurance company reasonably satisfactory to Agent (the “Title Company”) and (iv) that includes (A) such coinsurance and direct access reinsurance as Agent may deem necessary or desirable and (B) such endorsements or affirmative insurance reasonably required by Agent and available in the applicable jurisdiction (including, if applicable without limitation, endorsements on matters relating to usury, zoning, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, access and so-called comprehensive coverage over covenants and restrictions), (b) with respect to any property located in any jurisdiction in which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), if requested by Agent, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation (or another person acceptable to Agent), in each case satisfactory to Agent, (c) upon the request of Agent, a Survey, (d) upon the request of Agent, an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third-party appraiser selected by Agent, (e) an opinion of local counsel reasonably acceptable to Agent and in form and substance satisfactory to Agent which includes, without limitation, the due execution and delivery of and enforceability of each applicable Mortgage, the corporate formation, existence and good standing of the applicable mortgagor, and such other matters as may be reasonably requested by Agent, (f) if requested by Agent, no later than three (3) Business Days prior to the delivery of the Mortgage for each Mortgaged Property, the following documents and instruments, in order to comply with all Flood Laws: (A) a completed standard flood hazard determination form and (B) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to Borrowing Agent (“Borrower Notice”) and, if applicable, notification to Borrowing Agent that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, documentation evidencing Borrowing Agent’s receipt of the Borrower Notice and (C) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, Borrowing Agent’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Agent, (g) upon the reasonable request of Agent, Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard (“Phase Is”) (to the extent not already provided) and reliance letters for such Phase Is (which Phase Is and reliance letters shall be in form and substance reasonably acceptable to Agent) and any other environmental information, assessments or reports as Agent shall reasonably request, and, to the extent Agent determinations based on the information contained in such Phase I that additional testing is required, such other environmental assessments as reasonably requested by Agent; provided that Borrowers shall not be required to reimburse Agent for such Phase Is or other environmental assessments unless and Event of Default has occurred or Agent has a reasonable basis to believe that Hazardous Materials exist at the applicable real property location in violation of Environmental Laws, and (h) such other instruments and documents (including subordination or pari passu confirmations, consulting engineer’s reports and lien searches) as Agent shall reasonably request and with respect to each Mortgage for any property located outside the United States, equivalent documents available in the applicable jurisdiction and required by Agent.

“Real Property” shall mean all of each Loan Party’s right, title and interest in and to the owned and leased premises identified on Schedule 5.12 hereto or which is hereafter owned or leased by any Loan Party.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles and intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Recovery Event” shall mean any event that gives rise to the receipt by any Loan Party of any cash insurance proceeds or condemnation awards payable by reason of casualty, theft, loss, physical destruction, damage, taking, condemnation or any other similar event with respect to any property or assets of any Loan Party.

“Register” shall have the meaning set forth in Section 16.3(e).

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.11(b) hereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective officers, directors (including directors or authorized signatories of the general partner of any Person), employees, agents, advisors, representatives, controlling persons, members, partners, successors and permitted assigns of such Person and such Person’s Affiliates.

“Release” shall mean any actual or imminent release, spill, emission, leaking, dumping, injection, pouring, pumping, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment, including the air, soil and ground and surface water or into, through, within or upon any building, structure, facility or fixture.

“Reorganization Documents” means the Confirmed Plan and a filing of notice of occurrence of Plan Effective Date.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Lenders” shall mean (A) if there are two (2) or fewer Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender), all Lenders, (B) if there are Advances outstanding and more than two (2) Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender), Lenders holding greater than fifty percent (50%) of the Advances (excluding Swing Loans and any Advances held by any Defaulting Lender); provided that if any one (1) Lender holds greater than fifty percent (50%) of the Advances (excluding Swing Loans and any Advances held by any Defaulting Lender), Lenders holding sixty-six and two-thirds of one percent (66⅔%) of the Advances (excluding Swing Loans and any Advances held by any Defaulting Lender), or (C) if there are no Advances outstanding and more than two (2) Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender), Lenders holding greater than fifty percent (50%) of the aggregate of the Commitment Percentages of all Lenders (excluding any Defaulting Lender); provided that if any one (1) Lender holds greater than fifty percent (50%) of the Commitment Percentages, Lenders holding sixty-six and two-thirds of one percent (66⅔%) of the aggregate of the Commitment Percentages of all Lenders (excluding any Defaulting Lender).

“Required Pledge Amount” shall mean an amount not to exceed sixty-five percent (65%).

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Borrowers or any other Loan Party, that such cash or Cash Equivalents appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Borrowers or such other Loan Party.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in any Loan Party.

“Revolver A Commitment Percentage” of any Lender shall mean the percentage set forth opposite such Lender’s name on Annex A hereto under the header “Revolver A Commitment Percentage”, as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or Section 16.3(d) hereof.

“Revolver Commitment Percentage” of any Lender shall mean the percentage set forth opposite such Lender’s name on Annex A hereto with respect to its Revolver A Commitment Percentage and Revolver B Commitment Percentage, as applicable, as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or Section 16.3(d) hereof.

“Revolver B Commitment Percentage” of any Lender shall mean the percentage set forth opposite such Lender’s name on Annex A hereto under the header “Revolver B Commitment Percentage”, as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or Section 16.3(d) hereof.

“Revolving Advances” shall mean Advances made other than Letters of Credit, Acceptances, and Swing Loans.

“Revolving A Advances” shall mean advances made under Section 2.1(a) hereof.

“Revolving A Commitment” shall mean the collective obligation of Lenders to make Revolving A Advances pursuant to the terms and conditions of this Agreement.

“Revolving A Facility Usage” shall mean at any time, the sum of (i) the outstanding Revolving A Advances plus (ii) the outstanding Obligations with respect to Letters of Credit plus (iii) the outstanding Swing Loans.

“Revolving A Interest Rate” shall mean with respect any Advances (other than Revolving B Advances), an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin for Revolving A Advances with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin for Revolving A Advances with respect to Eurodollar Rate Loans.

“Revolving B Advances” shall mean advances made under Section 2.1(b) hereof.

“Revolving B Advance Conditions” shall mean, with respect to any advance of Revolving B Advances after the First Amendment Effective Date, Agent shall have received (a) ten (10) Business Day’s prior written notice from Borrowing Agent of such request for a Revolving B Advance, (b) a participation agreement, in form and substance reasonably acceptable to Agent, executed after the First Amendment Effective Date by the applicable Lender and one or more Participants reasonably acceptable to Agent in respect of the full amount of such Revolving B Advance, with each such Participant funding the full amount of such Revolving B Advance to the applicable Lender prior to or concurrently with the making of such Revolving B Advance to Borrowers; provided that Agent acknowledges and agrees that the form of Participation Agreement attached hereto as Exhibit 2.2(b) and the Participants named therein are acceptable to Agent, and (c) with respect to each such applicable Participant for such Revolving B Advance, such information and documentation as may reasonably be requested by Agent or any Lender with a Revolving B Commitment from time to time for purposes of compliance by Agent or such Lender with the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations, and any policy or procedure implemented by Agent or such Lender, to comply therewith.

“Revolving B Commitment” shall mean the collective obligation of Lenders to make Revolving B Advances pursuant to the terms and conditions of this Agreement.

“Revolving B Interest Rate” shall mean with respect to Revolving B Advances, an interest rate per annum equal to the Applicable Margin for Revolving B Advances.

“Revolving B Payment Conditions” shall mean, with respect to any proposed payment of cash interest in respect of Revolving B Advances, (i) no Default or Event of Default exists would be caused thereby, (ii) immediately after giving effect to any such payment in cash, Liquidity is greater than $20,000,000, (iii) immediately after giving effect to any such payment, the Fixed Charge Coverage Ratio, for the twelve fiscal months most recently ended for which financial statements have been delivered pursuant to Section 9.9, calculated on a pro forma basis after giving effect to such payment, shall be greater than or equal to 1.00 to 1.00, and (iv) Borrowers have provided Agent with ten (10) Business Days’ advance written notice of their intention to make such payment in cash, together with a certificate of the President, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of Borrowing Agent certifying to the satisfaction of clause (iii) above and attaching a reasonably detailed calculation of such Fixed Charge Coverage Ratio.

“Revolving B PIK Interest” shall have the meaning set forth in Section 3.1 hereof.

“Revolving Commitment” shall mean the collective obligation of Lenders to make Revolving Advances pursuant to the terms and conditions of this Agreement.

“Revolving Commitment Amount” shall mean, as to any Lender, the “Revolving A Commitment Amount” (if any) and “Revolving B Commitment Amount” (if any) set forth opposite such Lender’s name on Annex A attached hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the “Revolving A Commitment Amount” (if any) and “Revolving B Commitment Amount” (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Facility Usage” shall mean at any time, the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Obligations with respect to Letters of Credit plus (iii) the outstanding Swing Loans.

“Revolving Interest Rate” shall mean (i) with respect to any Advances (other than Revolving B Advances), the Revolving A Interest Rate and (ii) with respect to Revolving B Advances, the Revolving B Interest Rate.

“S&P” shall mean Standard & Poor’s Ratings Service or any successor thereto.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law or under Canadian Anti-Terrorism or Sanction Laws.

“Sanctioned Person” shall mean (i) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law, or (ii) any Canadian Blocked Person.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Representative” shall mean, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Stockholders Agreement” shall mean the Stockholders Agreement dated as even date herewith by and among Castle and the Stockholders that are party thereto, as the same may be amended, supplemented, or otherwise modified from time to time.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Loan Party (not to include Excluded Foreign Subsidiary Stock).

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six (6) months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty (20) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to Agent) to Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, (v) sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements of the type required by paragraph (f) of the definition of Real Estate Collateral Requirements and (vi) otherwise reasonably acceptable to Agent.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligations” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a provided by a Lender.

“Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to Borrowers pursuant to Section 2.23(a) hereof in an aggregate principal amount up to ten percent (10%) of the Maximum Revolving A Advance Amount.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.23(b) hereof.

“Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Swing Loans or any Swing Loan made by PNC to Borrowers pursuant to Section 2.23 hereof.

“Swing Note” shall mean the promissory note referred to in Section 2.23(d) hereof, together with all amendments, restatements, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Date” shall mean the earlier of (a) February 28, 2022 and (b) acceleration of any portion of the Obligations and the termination of the Commitments upon the occurrence of an Event of Default.

“Threshold Amount” shall mean $500,000.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto, which shall not apply to the Canadian Loan Parties in respect of any business dealings with Cuba or residents of Cuba.

“Transaction Costs” shall mean the fees, costs and expenses incurred in connection with the Transactions.

“Transactions” shall mean collectively, (a) the execution and delivery of, and the performance under, this Agreement and the Other Documents, in each case by the Loan Parties party thereto (as of the Closing Date), (b) the making of any Advances requested to be made on the Closing Date, and (c) the payment of Transaction Costs related to the foregoing.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“UCP” shall have the meaning set forth in Section 2.9(b) hereof.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of the Borrowers on a Consolidated Basis financed using (y) cash-on-hand or generated from operations and not from the proceeds of financing transactions, and (z) the proceeds of Revolving Advances.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of a Loan Party or any Subsidiary, any such cash or Cash Equivalents that is not Restricted.

“U.S. Export Laws” shall mean, but not be limited to, any and all laws by which the exportation, re-exportation, diversion, shipment or transfer of merchandise is controlled as to person, destination or entity, and shall include but not be limited to the Export Administration Act; the Trading With the Enemy Act; the International Emergency Economic Powers Act; the International Security and Development Cooperation Act of 1985, together with all regulations, directives, Executive Orders and Proclamations as shall be implemented to enforce such laws, and as such laws shall added, amended or repealed, from time to time.

“U.S. Foreign Holdco” shall mean a Domestic Subsidiary substantially all of the assets of which consist of Equity Interests or debt of one or more direct or indirect Foreign Subsidiaries and assets incidental thereto.

“U.S. Loan Party” shall mean each Borrower and each other Loan Party that is organized or incorporated under the laws of the United States or any state or territory thereof or the District of Columbia, and “U.S. Loan Parties” means all such Persons, collectively.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Week” shall mean the time period commencing with the opening of business on a Monday and ending on the end of business the following Sunday.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more Wholly Owned subsidiaries of such Person or by such Person and one or more Wholly Owned subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.3          Uniform Commercial Code Terms.

(a)       All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral (including in Section 4.1 hereto) shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

(b)       Any terms used in this Agreement that are defined in the PPSA (including, but not limited to, “accounts”, “chattel paper”, “instruments”, “ intangibles”, “goods”, “proceeds”, “securities”, “investment property”, “documents of title”, “inventory”, “equipment” and “fixtures”) shall, to the extent relating to Collateral consisting of assets of Canadian Loan Parties or otherwise located in Canada, be construed and defined as set forth in the PPSA unless otherwise defined herein and any terms used in this Agreement that are defined in the UCC and relating to Collateral consisting of assets of the Loan Parties that are not Canadian Loan Parties or otherwise not located in Canada shall be construed and defined as set forth in the UCC unless otherwise defined herein.

1.4         Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation.” A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Any reference herein or in any Other Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Advances, together with the payment of any premium applicable to the repayment of the Advances, (ii) all expenses to which Agent, any Lender or Issuer is entitled to reimbursement hereunder or under any Other Document that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any Other Document (including the Letter of Credit fees) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing cash collateralization in an amount equal to one hundred five percent (105%) of the Letters of Credit in accordance herewith, (c) in the case of Cash Management Liabilities, providing cash collateralization in an amount equal to the credit exposure (as reasonably determined by Agent) with respect thereto; (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) with respect to Hedge Liabilities) other than (i) unasserted contingent indemnification Obligations for which there is no reasonable basis to assume a claim will be asserted; (ii) Hedge Liabilities that, at such time, are allowed by the applicable Lender (or Affiliate) to remain outstanding without being required to be repaid; and (iii) any Cash Management Liabilities that, at such time, are allowed by the applicable Lender (or Affiliate) to remain outstanding without being required to be repaid or cash collateralized, and (f) the termination of all of the commitments of the Lenders.

1.5        Currency Matters. Unless otherwise provided for herein, all amounts and calculations set forth in Dollars in this Agreement shall be determined as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement. For purposes of the foregoing, “Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any currency other than Dollars, the equivalent amount in Dollars as reasonably determined by Agent at such time that such amount could be converted into Dollars by Agent according to prevailing exchange rates selected by Agent in its Permitted Discretion. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents shall be payable in Dollars. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement (including without limitation, calculation of the Borrowing Base or the determination of whether a repayment is required under this Agreement), shall be made in Dollars by aggregating the Dollar Equivalent of each component thereof. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination. If the Agent shall receive payment in a currency other than the currency in which the Obligations are due, whether pursuant to the exercise of control under a Loan Document, or as proceeds or realization of the Collateral or otherwise, then the Agent shall be authorized to convert such amounts to Dollars according to prevailing exchange rates selected by Agent in its Permitted Discretion.

1.6         Québec Matters. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs” securing claims of persons having taken part in the construction or renovation of an immovable, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) a “land surveyor” shall be deemed to include an “arpenteur-géomètre”; and (r) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

 II.          ADVANCES, PAYMENTS.

2.1          Revolving Advances.

(a)          Amount of Revolving A Advances. Subject to the terms and conditions set forth in this Agreement including Section 2.1(c), each Lender with a Revolving A Commitment, severally and not jointly, will make Revolving A Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolver A Commitment Percentage of the Revolving A Commitment; provided, that after giving effect to such Revolving A Advances the Revolving A Facility Usage shall not exceed the Maximum Revolving A Advance Amount. Without limiting the foregoing, in no event shall the aggregate amount of outstanding Revolving A Advances exceed the lesser of (x) the Maximum Revolving A Advance Amount less the sum of (i) the aggregate amount of outstanding Swing Loans, plus (ii) the aggregated Maximum Undrawn Amount of all outstanding Letters of Credit, and (y) an amount equal to the sum of:

(i)          subject to the provisions of Section 2.1(c) hereof, up to eighty-five percent (85%) (“Receivables Advance Rate”) of (A) Eligible Canadian Receivables, (B) Eligible U.S. Receivables, and (C) Eligible Mexican Receivables (in each case, net of any Eligible Insured Receivables included in subsection (ii) below), plus

(ii)          subject to the provisions of Section 2.1(c) hereof, up to ninety percent (90%) of Eligible Insured Receivables (“Insured Receivables Advance Rate”), plus

(iii)         up to the sum of (x) the lesser of (1) seventy-five percent (75%), subject to the provisions of Section 2.1(c) hereof (the “Eligible Inventory Advance Rate”), of the value of the Eligible Mexican Inventory and (2) ninety percent (90%) of the appraised net orderly liquidation value (“Eligible Inventory NOLV Advance Rate”; together with the Receivables Advance Rate, Insured Receivables Advance Rate, and Eligible Inventory Advance Rate, the “Advance Rates”) of the Eligible Mexican Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion, which will reflect a six-month liquidation process), (y) the lesser of (1) the product of the Eligible Inventory Advance Rate and the value of the Eligible Canadian Inventory and (2) the product of the Eligible Inventory NOLV Advance Rate and the Eligible Canadian Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion, which will reflect a six-month liquidation process), and (z) the lesser of (1) the product of the Eligible Inventory Advance Rate and the value of the Eligible U.S. Inventory and (2) the product of the Eligible Inventory NOLV Advance Rate and the Eligible U.S. Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion, which will reflect a six-month liquidation process), provided that up to $2,000,000 of advances after applying the Eligible Inventory NOLV Advance Rate from “Excess and Obsolete” Inventory (as defined in the most recent Inventory appraisal) may be included under this subsection (iii), minus

(iv)         the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(v)        the aggregate amount of outstanding Swing Loans, minus

(vi)       the Availability Block, minus

(vii)      such other reserves as Agent in its Permitted Discretion may deem proper and necessary from time to time (which shall include, without limitation, all of the Mexican Priority Payables Reserve and all of the Canadian Priority Payables Reserve), whether or not of the same type or nature of those reserves in place on the Closing Date;

provided that in no event shall the aggregate amounts attributable in subsections (i), (ii) and (iii) above to (a) Eligible Canadian Receivables and Eligible Canadian Inventory (after applying the applicable Advance Rates) exceed $20,000,000, (b) Eligible Mexican Receivables and Eligible Mexican Inventory (after applying the applicable Advance Rates) exceed $15,000,000 or (c) Eligible Mexican Inventory exceed 50% of the aggregate amounts attributable to the sum of Eligible Mexican Receivables and Eligible Mexican Inventory (after applying the applicable Advance Rates).

The amount derived from (x) the sum of Sections 2.1(a)(y)(i), (ii), and (iii) minus (y) the sum of Section 2.1(a)(y)(iv), (v), (vi) and (vii), at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall, at the request of any Lender, be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit 2.1(a).

(b)          Amount of Revolving B Advances. Subject to the terms and conditions set forth in this Agreement, each Lender with a Revolving B Commitment, severally and not jointly, will make to Borrowers (1) on the First Amendment Effective Date, a one-time Revolving B Advance in the aggregate amount of $18,000,000 equal to, with respect to each Lender, such Lender’s Revolver B Commitment Percentage thereof, and (2) thereafter from time to time, in each case so long as the Revolving B Advance Conditions are satisfied, additional one-time Revolving B Advances equal to, with respect to each Lender, such Lender’s Revolver B Commitment Percentage of the requested Revolving B Advance; provided, that the outstanding Revolving B Advances shall not exceed the sum of (i) the Maximum Revolving B Advance Amount plus (ii) any Revolving B PIK Interest accrued or paid-in-kind in accordance with this Agreement.

(c)         Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing other reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b). The Agent shall give Borrowing Agent five (5) Business Days prior notice of its intention to decrease the Advance Rates. Notwithstanding the foregoing, any change in Advance Rates shall not trigger an obligation of the Borrowers to repay any Obligations incurred based on Advance Rates as they existed prior to such change.

2.2        Procedure for Borrowing Revolving Advances.

(a)         Borrowing Agent on behalf of any Borrower may notify Agent prior to 12:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder (other than Revolving B PIK Interest), or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, the same shall be deemed a request for a Revolving A Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)          Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall give Agent written notice by no later than 12:00 p.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) and integral multiples of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in excess thereof, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one (1), two (2), or three (3) months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than five (5) Eurodollar Rate Loans, in the aggregate.

(c)          Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term. Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 12:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) herein below.

(d)          Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 12:00 p.m. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e)          At its option and upon written notice given prior to 12:00 p.m. at least three (3) Business Days’ prior to the date of such prepayment, any Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f)          Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan, or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(g)          Notwithstanding any other provision hereof, if any Applicable Law, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders (or such affected Lender) to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans, or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (f) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3        Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and re-borrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowing Agent on behalf of any Borrower or, in the case of a Revolving Advance, deemed to have been requested by any Borrower under Section 2.2 hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account ending in xxx5600 maintained at Bank of America, N.A., or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4       Maximum Advances.

The Revolving A Facility Usage shall not exceed at any time the lesser of (a) the Maximum Revolving A Advance Amount, and (b) the Formula Amount. The amount of outstanding Revolving B Advances shall not exceed at any time the sum of (i) the Maximum Revolving B Advance Amount plus (ii) any Revolving B PIK Interest accrued or paid-in-kind in accordance with this Agreement.

2.5        Repayment of Advances.

(a)          The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b)          Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving A Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.15.

(c)          All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)          Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.6       Repayment of Excess Advances.

The sum of the aggregate balance of Revolving A Advances outstanding at any time in excess of the maximum amount of such Revolving A Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred. Without limiting the foregoing, if at any time following one or more fluctuations in the exchange rate of the Dollar against any other currency, any part of the Obligations exceeds any limit set forth herein, Borrowers shall within three (3) Business Days of written notice of same from Agent or, if an Event of Default has occurred and is continuing, immediately (i) make the necessary payments or repayments to reduce such Obligations to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with Agent deposits in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to Agent; without in any way limiting the foregoing provisions, Agent shall, weekly or more frequently in Agent’s Permitted Discretion, make the necessary exchange rate calculations to determine whether any such excess exists on such date.

2.7       Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.8        Letters of Credit and Acceptances.

(a)          Subject to the terms and conditions hereof, Agent shall (a) issue or cause the issuance of standby and/or trade letters of credit (such letters of credit, the “Letters of Credit” and individually a “Letter of Credit”) for the account of any Borrower or (b) accept or cause to be accepted Acceptances; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit or accept or cause to be accepted any Acceptances to the extent that the issuance or acceptance thereof would then cause the sum of (i) the outstanding Revolving A Advances plus (ii) Maximum Undrawn Amount of outstanding Letters of Credit plus (iii) the outstanding Swing Loans plus (iv) outstanding Acceptances to exceed the lesser of (x) the Maximum Revolving A Advance Amount or (y) the Formula Amount (without giving effect to clause (iv) of the definition thereof). The Maximum Undrawn Amount of outstanding Letters of Credit plus the aggregate amount of outstanding Acceptances shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit and Acceptances shall be deemed to be Eurodollar Rate Loans consisting of Revolving A Advances and shall bear interest at the Revolving A Interest Rate for Eurodollar Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

(b)          Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.9       Issuance of Letters of Credit; Creation of Acceptances.

(a)          Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 12:00 p.m., at least five (5) Business Days’ prior to the proposed date of issuance (or such shorter period as may be agreed to by Agent), Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b)          Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four (24) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term (except that a Letter of Credit may expire up to twelve (12) months beyond the last day of the Term if such Letter of Credit has been cash collateralized by Borrowers in an amount equal to one hundred five percent (105%) of the face amount of such Letter of Credit on terms and conditions acceptable to Agent in its Permitted Discretion, at least one (1) Business Days prior to the last day of the Term). Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98 International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”)), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP. If, as of the last day of the Term, any Letter of Credit remains outstanding for any reason and is partially or wholly undrawn, Borrowers shall immediately Cash Collateralize the then outstanding amount of all such Letters of Credit (in an amount equal to 105% of the Maximum Undrawn Amount of all outstanding Letters of Credit determined as of the last day of the Term). For the purposes hereof “Cash Collateralize’’ means to pledge and deposit with or deliver to Agent, for the benefit of the Agent and the Lenders, as collateral for the Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings. Borrowers hereby grant Agent, for the benefit of the Agent and the Lenders, a security interest in all such cash and deposit account balances and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts with PNC.

(c)          Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit or Acceptance hereunder.

(d)          Agent shall have absolute discretion whether to accept any draft to create an Acceptance. Without in any way limiting Agent’s absolute discretion whether to accept any draft, Borrowing Agent will not present for acceptance any draft, and Agent will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by any Borrower not in the Ordinary Course of Business, (ii) that involve a sale to an Affiliate of any Borrower, (iii) that involve any purchase for which Agent has not received all related documents, instruments and forms requested by Agent, (iv) for which Agent is unable to locate a purchaser in the ordinary course of business on standard terms, or (v) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

(e)          Subject to terms set by Agent from time to time in its discretion with respect to the acceptance of drafts generally, Borrowing Agent, on behalf of any Borrower, may request Acceptances on any Business Day, by delivering to Agent a request for an Acceptance in form and substance satisfactory to the Agent and, promptly upon demand, copies of all invoices, delivery receipts and related documents relating to that request that Agent might require. Provided that the request for Acceptance is received prior to 10:30 a.m. and approved by Agent, Agent shall make the net proceeds of the Acceptance available to the applicable Borrower by crediting the net amount of the Acceptance in lawful money of the United States and in immediately available funds to the Borrowers’ Account. The net amount of the Acceptance shall be calculated by discounting the Acceptance at the Banker’s Acceptance Rate for the applicable maturity period upon the creation by Agent of an Acceptance.

(f)          Borrowers shall pay to Agent the amount of any Acceptance on or before its maturity date. In addition, Agent is hereby irrevocably authorized, in its sole discretion, to make Revolving A Advances from time to time, or to charge any account of Borrowers, to pay any Acceptance for which payment is due, or at any time after the occurrence of an Event of Default to fund cash collateral for any outstanding Acceptance.

(g)          Each Acceptance shall be payable in Dollars and shall be in the face amount of at least One Hundred Thousand and 00/100 Dollars ($100,000.00). The maturity of each Acceptance shall be in any thirty (30) day increment equal to or greater than thirty (30) and less than or equal to ninety (90) days or, if such day is not a Business Day, on the next succeeding Business Day and, in any event, no later than the day preceding the expiration of the Term. This Section 2.9(g) will not apply to Acceptances created under Letters of Credit.

(h)          Borrowers, Agent, Lenders, and Issuer hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date.

2.10      Requirements For Issuance of Letters of Credit and Acceptances.

(a)          Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit or any Acceptance related thereto and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor or any Acceptance therefor.

(b)          In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorneys’ willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.11      Disbursements, Reimbursement.

(a)          Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolver A Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)          In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 p.m. on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 p.m. on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Revolving A Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of (i) Maximum Revolving A Advance Amount or (ii) the Formula Amount and subject to Section 8.2 hereof. Any notice given by Agent pursuant to this Section 2.11(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)          Each Lender shall, upon any notice pursuant to Section 2.11(b), make available to Agent an amount in immediately available funds equal to its Revolver A Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.11(d)) each be deemed to have made a Revolving A Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Revolver A Commitment Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving A Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.11(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.11(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d)        With respect to any unreimbursed drawing that is not converted into a Revolving A Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.11(b), because of Loan Parties’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving A Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.11(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.11.

(e)          Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than Loan Parties) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.12      Repayment of Participation Advances.

(a)          Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Revolver A Commitment Percentage of such funds, except Agent shall retain the amount of the Revolver A Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.21, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)          If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.12(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Revolver A Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.13      Documentation.

Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s reasonable interpretations of any Letter of Credit or Acceptance issued or created on behalf of such Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.14     Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.15      Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Revolving A Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.15 under all circumstances, including the following circumstances:

(i)         any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Loan Party or any other Person for any reason whatsoever;

(ii)       the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving A Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.10;

(iii)       any lack of validity or enforceability of any Letter of Credit;

(iv)       any claim of breach of warranty that might be made by any Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the Transactions or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)       the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi)        payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)     the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)     any failure by Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)       any Material Adverse Effect on any Loan Party;

(x)       any breach of this Agreement or any Other Document by any party thereto;

(xi)       the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

  (xii)      the fact that a Default or Event of Default shall have occurred and  be continuing;

(xiii)     the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.16      Indemnity.

In addition to amounts payable as provided in Section 16.5, each Loan Party hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

 2.17      Liability for Acts and Omissions.

As between Loan Parties and Agent and Lenders, each Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Loan Party or any Lender.

2.18      Additional Payments.

Any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.5, 4.2, 4.4, 4.10, 4.12, 4.13, 4.14 and 6.13 hereof, may be charged to Borrowers’ Account as a Revolving A Advance and added to the Obligations.

2.19      Manner of Borrowing and Payment.

(a)          Each borrowing of Revolving Advances shall be advanced according to the applicable Revolver Commitment Percentages of the Lenders.

(b)          Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances shall be applied to the Revolving Advances pro rata according to the applicable Revolver Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to PNC with respect to Swing Loans and to Agent on behalf of Lenders with respect to Revolving Advances to the Payment Office, in each case on or prior to 1:00 p.m. in Dollars and in immediately available funds. Notwithstanding the foregoing, each payment (including each prepayment, but excluding for the sake of clarity any payment of Revolving B PIK Interest paid in cash or in-kind in accordance with this Agreement) by any Borrower on account of the principal on the Revolving Advances shall be applied first to the Revolving A Advances until the Revolving A Facility Usage has been reduced to zero, and thereafter to the Revolving B Advances.

(c)         (i)          Notwithstanding anything to the contrary contained in Sections 2.19(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 p.m. on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Revolver Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Revolver Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii)        Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances (other than Swing Loans) which it has funded.

(iii)      Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances (other than Swing Loans) made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(d)          If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances (other than Swing Loans), or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender (except as expressly set forth herein), if any, in respect of such other Lender’s Advances (other than Swing Loans), or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances (other than Swing Loans), or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances (other than Swing Loans) may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e)        Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Revolver Commitment Percentage of the Advances (other than Swing Loans) available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of three hundred sixty (360) days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.20      Use of Proceeds.

(a)          Borrowers may use the proceeds of Revolving Advances to (i) pay fees and expenses payable under this Agreement or any of the Other Documents to the Agent and Lenders, (ii) provide for Borrowers’ working capital needs and reimburse drawings under Letters of Credit, (iii) to repay the obligations under the DIP Credit Agreement and certain other existing indebtedness and (iv) provide for Borrowers’ capital expenditure needs, in accordance with the terms and conditions contained herein.

(b)          Without limiting the generality of Section 2.20(a) above, neither Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor intends to use or shall use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

(c)          Further, without limiting the generality of Section 2.20(a) above, Borrowers agree that they will not, and will not permit any of their Subsidiaries to, use the proceeds of any Advances hereunder or any proceeds of Collateral to commence or support, or to pay any professional fees incurred in connection with, any adversary proceeding, motion or other action that seeks to challenge, contest or otherwise seeks to impair or object to the extent, validity, enforceability or priority of the Liens, claims or rights in favor of Agent or any Lender.

2.21      Defaulting Lender.

(a)          Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.21 so long as such Lender is a Defaulting Lender.

(b)          (i)          Except as otherwise expressly provided for in this Section 2.21, Revolving Advances shall be made pro rata from Lenders which are not Defaulting Lenders based on their respective Revolver Commitment Percentages, and no Revolver Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Advances shall be applied to reduce such type of Advances of each Lender (other than any Defaulting Lender) in accordance with their Revolver Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)        Fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)      If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender becomes a Defaulting Lender, then:

 (A)          such Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders in proportion to the respective Revolver Commitment Percentages of such Non- Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Advances made by any such Non-Defaulting Lender plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolver A Commitment Percentage of the Maximum Revolving A Advance Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)          if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within three (3) Business Days following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)          if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolver A Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D)          if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders in accordance with such reallocation; and

(E)          if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolver A Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv)        So long as any Lender is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)        A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolver Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (iii) of Section 16.2(b).

(d)          Other than as expressly set forth in this Section 2.21, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.21 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)          In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and Participation Commitments of Lenders (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolver Commitment Percentage thereof, and on such date such Lender shall purchase at par such of the Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Revolver Commitment Percentage.

(f)          If Swing Loan Lender or Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(g)          Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. Such Defaulting Lender shall not be entitled to receive any fees for the duration of the Default Period.

2.22     Payment of Obligations.

Agent may charge to Borrowers’ Account as a Revolving A Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Controlled Accounts as provided for in Section 4.15(h), and (iii) any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving A Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving A Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving A Advances.

2.23     Swing Loans.

(a)          Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate advances and repayments between Settlement Dates, PNC may, at its option, cancel at any time for any reason whatsoever, make swing loans (the “Swing Loans”) (which shall be Domestic Rate Loans bearing interest based upon the Alternate Base Rate only) to Borrowers at any time or from time to time after the date hereof to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of ten percent (10%) of the Maximum Revolving A Advance Amount, provided that the aggregate principal amount of PNC’s Swing Loans and the Revolving A Advances of all the Lenders shall not exceed the lesser of (x) the Maximum Revolving A Advance Amount less the aggregate Maximum Undrawn Amount of outstanding Letters of Credit or (y) the Formula Amount. Within such limits of time and amount and subject to the other provisions of this Agreement, Borrowers may borrow, repay and reborrow pursuant to this Section 2.23.

(b)         Except as otherwise provided herein, Borrowing Agent may from time to time prior to the last day of the Term request PNC to make Swing Loans by delivery to PNC not later than 12:00 p.m. on the proposed borrowing date of a duly completed request therefor in writing or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed borrowing date and the principal amount of such Swing Loan.

(c)          So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.21(b) hereof, fund such Swing Loan to Borrowers in Dollars and immediately available funds at the Payment Office or other place that PNC may designate from time to time prior to 2:00 p.m. on the borrowing date.

(d)        The obligation of Borrowers to repay the aggregate unpaid principal amount of the Swing Loans made to Borrowers by PNC, together with interest thereon, shall be evidenced by a Swing Note in substantially the form attached hereto as Exhibit 2.24(d), dated the Closing Date, and payable to the order of PNC in a face amount equal to the Swing Loan Commitment.

(e)          PNC may, at its option, exercisable at any time for any reason whatsoever but not less frequently than on each Settlement Date, request repayment of the Swing Loans from the Lenders with a Revolving A Commitment, and each such Lender shall make a Revolving A Advance in an amount equal to such Lender’s Revolver A Commitment Percentage of the aggregate principal amount of the outstanding Swing Loans plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Advances in excess of its commitment to make Advances. Revolving A Advances made pursuant to the preceding sentence shall bear interest at the Revolving A Interest Rate for Domestic Rate Loans and shall be deemed to have been properly requested in accordance with Section 2.2 hereof without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving A Advances are to be made under this Section 2.23(e) and of the apportionment among the Lenders, and the Lenders with a Revolving A Commitment shall be unconditionally obligated to fund such Revolving A Advances (whether or not (i) the conditions specified in Section 8.2 hereof are then satisfied or (ii) a Default or an Event of Default has occurred and is continuing unless, prior to the time such Swing Loans were made, the Required Lenders shall have directed Agent not to make Advances to Borrowers) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the next Business Day after the date the Lenders receive such notice from PNC.

2.24      Voluntary and Mandatory Prepayments.

(a)         Voluntary Prepayment. Borrowers may prepay the Obligations in whole (but not in part) at any time; provided, that no prepayment in respect of Revolving B Advances shall be made unless the Revolving A Facility Usage has been reduced to zero.

(b)          Mandatory Prepayments.

(i)         When any Borrower sells or otherwise disposes of any Collateral for consideration in excess of $500,000 in any individual transaction or $2,000,000 in the aggregate during any fiscal year (other than Inventory in the Ordinary Course of Business), Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions consented to by Agent, which consent to such costs shall not be unreasonably withheld), such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied first to the Advances in such order as Agent may determine, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof; provided, that no such repayment shall be applied to Revolving B Advances unless the Revolving A Facility Usage has been reduced to zero.

(ii)        In the event of any issuance or other incurrence of Indebtedness, other than Indebtedness permitted under Section 7.4, by Borrowers, Borrowers shall, no later than three (3) Business Days after the receipt by Borrowers of the cash proceeds from any such issuance or incurrence of Indebtedness, repay the Advances in an amount equal to 100% of such cash proceeds. Such repayments will be applied in the same manner as set forth in Section 2.24(b)(i) hereof.

(iii)       No later than three (3) Business Days after any Borrower or Loan Party’s receipt of any Extraordinary Receipt in excess of $500,000 in any individual transaction or $1,000,000 in the aggregate during any fiscal year, Borrowers shall repay the Advances in an amount equal to 100% of such Extraordinary Receipt. Such repayments will be applied in the same manner as set forth in Section 2.24(b)(i) hereof.

(iv)       All proceeds received by Borrowers or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 2.24(b)(i) hereof.

(c)         Notwithstanding anything contained herein to the contrary, but subject to the terms of Section 2.27, the Revolving Commitment Amounts shall not be reduced without the prior written consent of Required Lenders.

2.25        Reserved.

2.26       Additional Borrowers. Borrowing Agent may at any time, upon not less than ten (10) Business Days’ notice from Borrowing Agent to Agent, request Agent to approve the designation of any additional Subsidiary of Borrowing Agent that is organized or incorporated under the laws of the United States or any state or territory thereof (an “Applicant Borrower”) as a Borrower hereunder by delivering to Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in form and substance satisfactory to Agent (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming a Borrower hereunder, Agent and the Lenders shall have received each of the items required by Section 8.3 for such Applicant Borrower, as well as a counterpart of the Designated Borrower Request and Assumption Agreement executed by such Applicant Borrower. If Agent consents to an Applicant Borrower becoming a Borrower hereunder (which consent shall not be unreasonably withheld provided that the provisions of Section 8.3 are satisfied and no Default or Event of Default has occurred and is continuing or would result by the admission of such Applicant Borrower as a Borrower), then promptly following receipt of all items set forth in Section 8.3, Agent shall send a notice in form and substance satisfactory to Agent (a “Designated Borrower Notice”) to Borrowing Agent and Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Borrower for purposes hereof, whereupon each of Lenders agrees to permit such Borrower to receive Advances hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Subsidiary otherwise shall be a Borrower for all purposes of this Agreement; provided that no Advances may be requested on behalf of such Subsidiary and no proceeds of Revolving Advances may be distributed to such Subsidiary until the date five Business Days after such effective date unless otherwise agreed by Agent, and further provided that such Applicant Borrower has first executed and delivered to Agent a counterpart of the Designated Borrower Request and Assumption Agreement, to the extent it has not theretofore done so.

2.27      Termination or Reduction of Commitments.

The Borrowing Agent may, upon notice to Agent, terminate the Revolving Commitment Amounts, or from time to time permanently reduce the aggregate amount of the Revolving Commitment Amounts to an amount not less than the balance of the Advances outstanding without premium or penalty; provided that (i) any such notice shall be received by Agent not later than 1:00 P.M. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrowers shall not terminate or reduce the aggregate amount of the Revolving A Commitment, if after giving effect thereto and to any concurrent prepayments hereunder, the outstanding Revolving A Advances would exceed the lesser of (x) the Maximum Revolving A Advance Amount and (y) the Formula Amount, (iv) no such reduction in the aggregate amount of the Revolving B Commitment shall be permitted if there is Revolving A Facility Usage outstanding at such time, and (v) if, after giving effect to any reduction of the Revolving Commitment Amounts, the Letter of Credit Sublimit or the Swing Loan Commitment exceeds the aggregate amount of the Revolving Commitment Amounts, such sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Commitment Amounts. Any reduction of the Revolving Commitment Amounts shall be applied to the Revolving Commitment Amount of each Lender according to its applicable Revolver Commitment Percentage. All fees accrued with respect thereto until the effective date of any termination of the Revolving Commitment Amounts shall be paid on the effective date of such termination.

III. INTEREST AND FEES.

3.1         Interest.

(a)          Interest on Advances shall be payable in arrears (i) with respect to Revolving B Advances, on the first (1st) day of each fiscal quarter, (ii) with respect to Domestic Rate Loans, on the first (1st) day of each month, and (iii) with respect to Eurodollar Rate Loans, at the end of each Interest Period, provided that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month, Interest Period or fiscal quarter, as applicable, at a rate per annum equal to the applicable Revolving Interest Rate. Interest on Revolving A Advances and Swing Loans shall be paid in cash. Interest on Revolving B Advances shall be paid-in-kind by capitalizing such amount and adding the portion of interest that has accrued in respect of the Revolving B Advances to the outstanding principal balance of the Revolving B Advances (and, thereafter, shall bear interest as principal pursuant to this Agreement) (any such capitalized interest paid-in-kind, the “Revolving B PIK Interest”); provided, that, interest on Revolving B Advances may be paid in cash at the election of Borrowers so long as, with respect to any such payment, the Revolving B Payment Conditions are satisfied both immediately before and immediately after giving effect to any such payment.

(b)          Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving A Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, Revolving Advances shall bear interest at the applicable Revolving Interest Rate plus two percent (2.0%) per annum (the “Default Rate”).

3.2        Letter of Credit and Acceptance Fees.

(a)          Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit and each Acceptance for the period from and excluding the date of issuance or creation of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit and each outstanding Acceptance multiplied by the Applicable Letter of Credit and Acceptance Fee Percentage, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first (1st) day of each month and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, creation, amendment, payment and negotiation charges with respect to Letters of Credit and Acceptances and all fees and expenses as agreed upon by the Issuer and Borrowing Agent in connection with any Letter of Credit and Acceptances, including in connection with the opening, amendment or renewal of any such Letter of Credit, any acceptances created thereunder and Acceptances and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit and Acceptance Fees”). Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit and Acceptance Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit and Acceptance Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)         Upon the occurrence and during the continuation of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.24), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit and Acceptances, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent, may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account, and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations (other than contingent indemnification obligations for which no claim giving rise thereto has been asserted), (y) expiration of all Letters of Credit and Acceptances and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3       Fees.

(a)          Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(b)          Borrower shall pay a monthly fee (the “Facility Fee”), payable to Agent, for the ratable benefit of Lenders, which Facility Fee will be payable in arrears on the first (1st) day of every month with respect to the previous month, if during such previous month, the average daily Revolving Facility Usage for each day of such month did not equal the Maximum Revolving Advance Amount (for purposes of this computation, Swing Loans shall be deemed to be borrowed amounts under its commitment to make Revolving Advances). The Facility Fee will be in an amount equal to the product of (i) 0.25% per annum (or, if the average daily Revolving Facility Usage is less than fifty percent (50%) of the Maximum Revolving Advance Amount, 0.375% per annum) multiplied by (ii) the amount by which the Maximum Revolving Advance Amount exceeds such average daily Revolving Facility Usage for such month.

3.4        Field Examinations. Borrowers shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent (namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit) a collateral evaluation fee in an amount equal to $1,250 (or such other amount customarily charged by Agent to its customers) per day for each person employed to perform such evaluation, plus a per examination manager review fee (whether such examination is performed by Agent’s employees or by a third party retained by agent) in the amount of $1,300 (or such other amount customarily charged by Agent to its customers), plus all costs and disbursements incurred by Agent in the performance of such examination or analysis, and further provided that if third parties are retained to perform such collateral evaluations, either at the request of another Lender or for extenuating reasons determined by Agent in its Permitted Discretion, then such fees charged by such third parties plus all costs and disbursements incurred by such third party, shall be the responsibility of Borrowers and shall not be subject to the foregoing limits. So long as no Event of Default exists, Borrowers shall only be obligated to pay or reimburse Agent for up to three (3) field examinations in any calendar year.

3.5         Inventory Appraisals. Borrowers shall reimburse Agent for all reasonable and documented fees and out-of-pocket costs and expenses of any Inventory appraisals obtained by Agent; provided, that so long as no Event of Default exists, Borrowers shall have no obligation to pay or reimburse Agent for more than two (2) Inventory appraisals in any calendar year.

3.6       Computation of Interest and Fees.

(a)          Interest and fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon (other than with respect to any Revolving B Advances) shall be payable at the Revolving A Interest Rate for Domestic Rate Loans during such extension; provided that with respect to any payment on Revolving B Advances, interest thereon shall be payable at the Revolving B Interest rate during such extension.

(b)         For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.7        Maximum Charges.

(a)          In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

(b)          If any provision of this Agreement or Other Documents would oblige any Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by section 347 of the Criminal Code (Canada), the applicable Loan Party shall be entitled to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to such Loan Party.

3.8       Increased Costs.

In the event that any Applicable Law, any Change in Law, or compliance by any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)          subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except, in each case, for (A) changes in the rate of Tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office, (B) Indemnified Taxes, (C) taxes described in clauses (b) through (c) of the definition of Excluded Taxes, and (D) Connection Income Taxes);

(b)          impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)          impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.9          Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender shall have determined that:

(a)          reasonable means do not exist for ascertaining the Eurodollar Rate for any
Interest Period;

(b)        Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan,

(c)         the making, maintenance or funding of any Eurodollar Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(d)          the Eurodollar Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Eurodollar Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 12:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan or, if Borrowing Agent shall notify Agent no later than 12:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan or, if Borrowing Agent shall notify Agent no later than 12:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan shall be converted into an unaffected type of Eurodollar Rate Loan on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.10      Capital Adequacy.

(a)          In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, any Change in Law, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.10, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent’s or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.10 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b)          A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.10(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.11      Gross Up for Taxes.

(a)          If any Borrower or Agent on account of payments by Borrower shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), subject to Section 16.3(b), (a) if such withheld or deducted Taxes are Indemnified Taxes, the sum payable by Borrower to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions of Indemnified Taxes, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Borrower shall make such withholding or deductions of Taxes, and (c) such Borrower shall pay the full amount of Taxes withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Except as otherwise provided in Section 16.5 with respect to certain Taxes arising on certain assignments, the Loan Parties shall jointly and severally indemnify each Agent and Payee (a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 3.11) payable or paid by, such Tax Indemnitee and all reasonable and documented costs and expenses (including reasonable fees and disbursements of counsel), actually incurred in connection therewith (whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body), except as arising out of the gross negligence or willful misconduct if the Tax Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The obligations of the Borrowers and Loan Parties under this Section 3.11 shall survive the termination of this Agreement and the repayment of the Loans.

(b)          If any Lender requests indemnification or any additional amounts pursuant to this Section 3.11, then such Lender shall use reasonable efforts to designate a different lending office for funding hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 3.11 and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(c)          If any Lender requests indemnification or any additional amounts pursuant to this Section 3.11, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Borrowing Agent and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 16.3), all of its interests, rights and obligations under this Agreement, the Notes and the Other Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) provided that:

(i)         The Borrowers shall have paid to the Agent the assignment fee specified in Section 16.3;

(ii)        Such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the Other Documents (including any amounts under Section 2.16 from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)       In the case of any such assignment resulting from a claim for compensation under Section 3.8 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)       Such assignment does not conflict with Applicable Law.

3.12      Withholding Tax Exemption.

(a)          Each Payee that is not incorporated under the laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Payee) agrees that it will deliver to Borrowing Agent and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8BEN-E; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b)          Each Payee required to deliver to Borrowing Agent and Agent a valid Withholding Certificate pursuant to Section 3.12(a) hereof shall deliver such valid Withholding Certificate as follows: (A) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by any Borrower hereunder for the account of such Payee; (B) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its reasonable discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrowing Agent and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowing Agent or Agent.

3.13       Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Sections 3.8, 3.9, or 3.10, (b) is unable to make or maintain Eurodollar Rate Loans as a result of a condition described in Section 2.2(g) or (c) is a Defaulting Lender, Borrowers may, at their sole expense and effort, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing Section 2.2(g) to be applicable), or Lender Default, as the case may be, by notice (a “Replacement Notice”) in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) ask the non-Affected Lenders to acquire and assume all of the Affected Lender’s Revolving Advances and Revolver Commitment Percentage as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Revolving Advances and Revolver Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3, all of its Advances and Revolver Commitment Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, (B) prior to any such assignment, Borrowers shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under Sections 3.8, 3.9, and 3.10, (C) Borrowers shall have paid to Agent any fees specified in Section 16.3, (D) in case of any such assignment resulting from a claim for compensation under Section 3.8, such assignment will result in a reduction in such compensation and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such a Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Upon the effective date of such assignment, Borrowers shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution(s) shall become a “Lender” for all purposes under this Agreement and the other Documents.

IV.          COLLATERAL; GENERAL TERMS.

4.1        Security Interest in the Collateral.

To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Loan Party (except for the Mexican Loan Parties, and the stockholders of the Mexican Loan Parties, each of which will grant their security interests to Agent for its benefit and for the benefit of Lenders pursuant to the Mexican Security Documents) hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, and Agent (for the benefit of itself and the Lenders) shall have, effective as of the Closing Date, a valid and perfected and continuing security interest in and to and Lien (subject only to Permitted Liens that have priority as a matter of Applicable Law) on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Loan Party shall mark its books and records, and make all relevant notices and filings, as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s); provided that the failure to deliver any such notice shall not affect the validity, perfection or priority of Agent’s Lien thereon.

4.2        Perfection of Security Interest.

(a)         Financing Statements. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing or equivalent registration, continuation or amendment statements pursuant to the Uniform Commercial Code, the PPSA or the LGTOC (as applicable in each case) in form and substance satisfactory to Agent. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral, including, without limitation, describing such property as “all assets of the debtor whether now owned or hereafter acquired” or words of similar meaning.

(b)          Other Actions. Promptly after Agent’s request therefor, the Loan Parties shall execute or cause to be executed and deliver to Agent such instruments, assignments, title certificates or other documents as are necessary under the Uniform Commercial Code, the PPSA or other Applicable Law, or that Agent may reasonably request, so at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Liens, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements for locations where Collateral is located, (iii) delivering to Agent, endorsed or accompanied by such endorsements of, instruments of assignment as Agent may specify with respect to, and stamping or marking in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, customs brokers and freight agreements and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, intellectual property security agreements and filings, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, PPSA, LGTOC or other Applicable Law. All reasonable charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving A Advance of a Domestic Rate Loan and added to the Obligations or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3       Disposition of Collateral.

Each Loan Party will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except as otherwise permitted under this Agreement.

4.4       Preservation of Collateral.

In addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) upon the occurrence and during the continuation of a Default or an Event of Default, may at any time take such steps as Agent in its Permitted Discretion deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may, upon the occurrence and during the continuation of a Default or an Event of Default, employ and maintain at any of the Loan Parties’ premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may, upon the occurrence and during the continuation of a Default or an Event of Default, lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may, upon the occurrence and during the continuation of a Default or an Event of Default, use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Loan Parties’ owned or leased property upon the occurrence and during the continuation of a Default or an Event of Default. Each Loan Party shall cooperate fully with all of Agent’s commercially reasonable efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may reasonably direct. All of Agent’s expenses of preserving the Collateral in accordance with the terms of this Agreement and Applicable Law, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving A Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5        Ownership of Collateral.

(a)          With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) the applicable Loan Party shall have rights to and an interest in of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Liens, the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by any Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of any Loan Party that appear on such documents and agreements shall be genuine and such Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory or Equipment, as permitted herein, items in transit and except as otherwise permitted under this Agreement.

 (b)           (i) Schedule 4.5 hereto contains a correct and  complete list, as of the Closing Date, of the legal names and addresses of each owned or leased location at which Inventory of any Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each principal place of business of each Loan Party and (B) the chief executive office and registered head office (and domicile within the meaning of the Civil Code of Québec) of each Loan Party; and (iv) Schedule 5.12 hereto sets forth a correct and complete list as of the Closing Date of the location, by state, province, territory and street address, of all Real Property owned or leased by each Loan Party, together with the names and addresses of any landlords.

4.6         Defense of Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period, no Loan Party shall, without Agent’s prior written consent, pledge, sell (except as otherwise permitted under this Agreement), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way any part of the Collateral, except for Permitted Liens. Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations upon the occurrence and during the continuation of a Default or an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral upon the occurrence and during the continuation of a Default or an Event of Default, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.   In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Upon the occurrence and during the continuation of a Default or an Event of Default, each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7         Books and Records.

Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all Taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the applicable Loan Party.

4.8         Financial Disclosure.

Each Loan Party agrees to reasonably cooperate with any request of Agent during the Term to exhibit and deliver to Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances or other accounting records in an accountant’s or auditor’s possession as is commercially reasonable, and to disclose to Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations, except as to any matters that may be legally privileged or subject to any obligation of confidentiality or non-disclosure on the part of any Loan Party under Applicable Laws. Each Loan Party hereby agrees to reasonably cooperate with any request of Agent to authorize all Governmental Bodies (and agrees to enter into any document and/or instrument to implement such authorization) to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9         Compliance with Laws.

Each Loan Party shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

4.10       Inspection of Premises.

At all reasonable times and during regular business hours and upon reasonable notice, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business, except as to any matters that may be legally privileged or subject to any obligation of confidentiality or non-disclosure on the part of any Loan Party under Applicable Laws. Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time during business hours and at any other reasonable time and upon reasonable notice, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business.

4.11       Insurance.

The assets and properties of each Loan Party at all times shall be maintained in all material respects in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Loan Party so that such insurance shall remain in full force and effect. Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At the Loan Parties’ own cost and expense in amounts and with insurance companies reasonably acceptable to Agent (it being agreed that the insurance companies disclosed to Agent prior to the Closing Date are acceptable to Agent), each Loan Party shall (a) keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain premises and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; and (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days (or such shorter period reasonably acceptable to Agent) before any expiration date, and (ii) appropriate loss  payable endorsements  in form  and  substance reasonably satisfactory to Agent, naming Agent as a co-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the Loan Parties to make payment for such loss to Agent and not to any Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above.  All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its discretion shall reasonably determine.

4.12       Failure to Pay Insurance.

If the Loan Parties fail to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of the Loan Parties, and charge Borrowers’ Account therefor as a Revolving A Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13       Appraisals. Agent may, in its Permitted Discretion, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising Loan Parties’ assets. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Administrative Borrower as to the identity of any such firm.  Borrowers shall reimburse Agent for the costs, expenses and charges incurred by Agent in respect of any such appraisal; provided that so long as no Event of Default exists, Borrowers shall have no obligation to pay or reimburse Agent for more than one appraisal for each category of non-Inventory assets in any calendar year.

4.14       Payment of Leasehold Obligations.

Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect (and, at Agent’s reasonable request will provide evidence of having done so), except when the failure to make such payments or to so comply could not reasonably be expected to have a Material Adverse Effect.

4.15       Receivables.

(a)            Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Loan Party, or work, labor or services theretofore rendered by the applicable Loan Party as of the date each Receivable is created. Each of the Receivables shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Loan Parties to Agent.

(b)           Solvency of Customers. Each Customer, to the best of each Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of such Loan Party who are not solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)           Location of Loan Parties.  Each Loan Party’s chief executive office is located at the address specified on Schedule 4.5 with respect to such Loan Party. Until written notice is given to Agent by any Loan Party of any other office at which such Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)           Collection of Receivables.  Until any Loan Party’s authority to do so is terminated by Agent as set forth in subsection (h) below, each Loan Party will, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, deposit or cause to be deposited, all remittances related to Receivables into a Depository Account subject to a Deposit Account Control Account.

(e)           Notification of Assignment of Receivables. At any time following the occurrence and during the continuation of a Default or an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries  of any collection  personnel  used for collection,  may be charged  to  Borrowers’ Account and added to the Obligations.

(f)            Power of Agent to Act on Loan Parties’ Behalf. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power to send verifications of Receivables to any Customer and, upon the occurrence and during the continuation of an Event of Default, (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to sign such Loan Party’s name on all financing  statements or any  other documents or instruments deemed necessary  or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (iv) to demand payment of the Receivables; (v) to enforce payment of the Receivables by legal proceedings or otherwise; (vi) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (vii) to settle, adjust, compromise, extend or renew the Receivables; (viii) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (ix) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (x) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xi) to do all other acts and things necessary to carry out this Agreement in accordance with and as permitted pursuant to this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney  or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default, to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g)           No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Upon the occurrence and during the continuation of an Event of Default, Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered upon the occurrence and during the continuation of an Event of Default to accept the return of the goods represented by any of the Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

 (h)           Establishment of Cash Dominion.

(i)        Upon (1) the occurrence and during the continuation of an Event of Default or (2) the failure of Liquidity to exceed $12,500,000 for five (5) consecutive Business Days, Agent may elect to require that all collections of Receivables and other proceeds of Collateral be paid directly to Agent or paid to Agent pursuant to Deposit Account Control Agreements (such period of election, a “Cash Dominion Period”). Borrower shall be permitted to exit a Cash Dominion Period on the date that (1) Liquidity exceeds $12,500,000 for sixty (60) consecutive days and (2) no Event of Default then exists.   During any Cash Dominion Period, all collections of Receivables and other proceeds of Collateral shall be applied first to the Revolving A Advances until the Revolving A Facility Usage has been reduced to zero, and thereafter to the Revolving B Advances.

(ii)       All proceeds of Collateral shall be deposited by each Loan Party into (or Loan Parties will instruct customers to remit payments into) depository accounts (“Depository Accounts”) at a financial institution (a “Control Account Bank”) subject to a deposit account control agreement (each, a “Deposit Account Control Agreement”) in form and substance satisfactory to Agent which will permit Agent, upon an Event of Default or during a Cash Dominion Period, to require each Control Account Bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Control Account Bank or by wire transfer to appropriate account(s) of Agent and Agent shall apply all such funds received by it from any and all Depository Accounts to the Revolving Advances. During a Cash Dominion Period, all funds deposited in such Depository Accounts shall immediately become the property of Agent and the applicable Loan Party shall obtain the agreement by such Control Account Bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for such controlled account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Controlled Account Bank thereunder.  All deposit accounts and investment accounts of the Loan Parties are set forth on Schedule 4.15(h).   Within ninety (90) days following the Closing Date, Borrowers will establish and maintain their primary treasury management with PNC.

(i)            Adjustments. No Loan Party shall compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon which, in any case, involves an annual aggregate amount for all Receivables of all Loan Parties in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) without prior written notice to Agent, except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Loan Party.

4.16       Inventory.

To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938.

 4.17       Maintenance of Equipment.

The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value of the Equipment shall be reasonably maintained and preserved. No Loan Party shall use or operate the Equipment in violation of any Applicable Laws unless such violation could not reasonably be expected to have a Material Adverse Effect.

4.18       Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof; provided, that the foregoing shall not be deemed to be a waiver by any Credit Party of any requirement under the Uniform Commercial Code to the extent it may not be waived by the Credit Parties, including such requirements in respect of exercising reasonable care in the custody and preservation of any Collateral under Section 9-607(c) of the Uniform Commercial Code. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.19       Financing Statements.

Except as respects the financing statements filed by Agent and the financing statements described on Schedule 4.19 no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.            REPRESENTATIONS AND WARRANTIES.

In order to induce the Agent and Lenders to enter into this Agreement and to make the Advances and other extensions of credit as provided herein, each Loan Party  makes the following representations and warranties:

5.1         Organization Status.

Each of the Loan Parties and each of their Subsidiaries (a) is a duly organized and validly existing entity in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization and (b) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except in the case of clauses (a) (other than with respect to the Borrowers) and (b) for failures to be so qualified or authorized or have such power which, either individually or in the aggregate, could not reasonably be expected to be adverse to the Lenders in any material respect. The Subsidiaries of each Loan Party are listed on Schedule 5.13.

5.2         Power, Authority and Enforceability.

Each Loan Party has the requisite power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary actions to authorize the execution, delivery and performance by it of each such Loan Document. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, each of such Loan Documents constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the effect of Applicable Laws of foreign jurisdictions as they relate to pledges of Equity Interests in Foreign Subsidiaries and Intercompany Debt owed by Foreign Subsidiaries.

5.3         No Violation.

Neither the execution, delivery or performance by any Loan Party of each of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any material law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Body, except in the case of any contraventions that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (b) will conflict with, or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Loan Documents or Permitted Liens) upon any of the property or assets of any Loan Party pursuant to the terms of (i) the Junior Lien Documents or (ii) any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Loan Party or any Subsidiary is a party or by which it or any its property or assets is bound or to which it may be subject, except for any such contravention, breach, default, conflict or Lien that would not reasonably be expected, either individually or in the aggregate, to be adverse to the Lenders in any material respect, or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Loan Party or any Subsidiary.

5.4         Approvals.

No Necessary Consent is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

5.5         Financial Statements; Solvency.

(a)            (i) The audited consolidated balance sheets and related statements of income and cash flows of Castle and its Subsidiaries as of and for the fiscal years ended December 31, 2015 and 2016, furnished to the Agent and the Lenders on or prior to the Closing Date, present fairly in all material respects the consolidated financial position of Castle and its Subsidiaries as of such dates and for such periods and (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of Castle and its Subsidiaries as of and for the fiscal quarter ended March 31, 2017 furnished to the Agent and the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial condition of Castle and its Subsidiaries as of such dates and for such periods, subject to normal year-end adjustments and the absence of footnotes. All such financial statements (the “Financial Statements”) have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)           All financial statements delivered pursuant to Sections 9.7, 9.8, and 9.9, if any, have been prepared in accordance with GAAP (except as otherwise provided in Sections 9.7, 9.8, and 9.9)) and present fairly in all material respects the consolidated financial position of the Loan Parties as of the dates and for the periods to which they relate.

(c)            The Projections were prepared in good faith by an Authorized Officer of the Loan Parties and based upon assumptions which were reasonable in light of the conditions at the time of delivery thereof and reflect the Loan Parties’ reasonable estimate of its future financial performance for such period, it being recognized by the Agent and the Lenders, however, that Projections are subject to significant uncertainties and contingencies, which may be beyond the Loan Parties’ control and projections as to future events are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and such differences may be material.

(d)           After giving effect to the Transactions, (i) the Credit Parties taken as a whole are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, (ii) as of the Closing Date, the fair present saleable value of the assets of the Credit Parties taken as a whole (calculated on a going concern basis) is in excess of the amount of their liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of the assets of the Credit Parties taken as a whole (calculated on a going concern basis) will be in excess of the amount of their liabilities.

5.6         Litigation.

Other than the Cases, there are no actions, suits or proceedings pending or, to the knowledge of any Loan Party, threatened (a) with respect to the Loan Documents or (b) that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.7         True and Complete Disclosure.

All information (when furnished and taken as a whole) furnished by or on behalf of the Loan Parties in writing to the Agent or any Lender (including, without limitation, all information contained in the Loan Documents but excluding information of a general economic or industry nature) for purposes of, or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such information as supplemented (when furnished and taken as a whole) hereafter furnished by or on behalf of a Loan Party or any Subsidiary in writing to the Agent or any Lender will be, true and accurate in all material respects on the date on which such information is furnished and not incomplete by omitting to state any fact necessary to make such information (when furnished and taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided; provided that for purposes of this Section 5.7, to the extent any such information constitutes Projections, any pro forma financial information, other forward-looking information such representation shall be only that such information was prepared in good faith based on assumptions believed by Borrowers to be reasonable at the time such information was furnished.

5.8         Margin Regulations.

No part of any Advance (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.9         Tax Returns and Payments.

Each Loan Party’s federal tax identification number is set forth on Schedule 5.9. Each Loan Party has timely filed or caused to be timely filed (or filed for extension) with the appropriate taxing authority all federal and other returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of such Person, except where the failure to timely file or cause to be timely filed such Returns would not reasonably be expected to result in a Material Adverse Effect. The Returns accurately reflect all liability for Taxes of such Person for the periods covered thereby, except where the failure to accurately reflect a liability for Taxes would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has paid all Taxes payable by it which have become due, other than (a) those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of such Person in accordance with GAAP or (b) those the failure to pay would not reasonably be expected to result in a Material Adverse Effect.

5.10       Compliance with ERISA.

Schedule 5.10 sets forth each Plan as of the Closing Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other Applicable Laws, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan (and each related trust, if any) that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from  the IRS  to  the effect  that  it  meets  the requirements  of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Loan Parties or any Subsidiary, nothing has occurred since the date of such determination or opinion that would reasonably be expected to result in revocation of such determination (or, in the case of a Plan with no determination, to the knowledge of any Loan Party or any Subsidiary, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter).  No ERISA Event has occurred other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(a)            There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(b)           Except as listed on Schedule 5.10, no Loan Party or any Subsidiary nor any of their respective ERISA Affiliates have incurred a complete or partial withdrawal from any Multiemployer Plan as to which any Loan Party or any Subsidiary has any unsatisfied liability that could reasonably be expected to result in a Material Adverse Effect, and, if any Loan Party, any of the Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.

(c)           There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Loan Party or any of the Subsidiaries, threatened, that would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(d)           No Lien imposed under the Code or ERISA on the assets of the Loan Parties or any Subsidiary exists or is reasonably expected to arise on account of any Plan.

(e)           Except as would not individually or in the aggregate, have a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with  respect  to a Foreign  Pension  Plan  have been timely made,  (iii)  neither any Borrower nor any of the Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Castle’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

(f)            The Canadian Loan Parties are in compliance with the requirements of the Pension Benefits Act (Ontario) (“PBA”) and other federal or provincial laws with respect to each (i) Canadian Pension Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and (ii) Canadian Defined Benefit Plan. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension or Canadian Defined Benefit Plan.  No Canadian Pension Termination Event has occurred.  No Canadian Loan Party has, or has had in the last 5 years, a Canadian Defined Benefit Plan. The Financial Services Commission of Ontario (“FSCO”) has not issued any default or other breach notices in respect of any Canadian Defined Benefit Plan. No lien has arisen, choate or inchoate, in respect of any Canadian Guarantor or their Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

5.11       Perfected Liens and Property Rights.

(a)           The Agent’s Liens (for the benefit of the Lenders) shall be legal, valid and enforceable and be subject only to Permitted Liens that have priority as a matter of Applicable Law.  No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (x) the pledge or grant by Borrowers or any Guarantor of the Liens purported to be created in favor of Agent pursuant to this Agreement or any of the Other Documents or (y) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the Other Documents or created or provided for by Applicable Laws), except as may be required in connection with the disposition of any pledged Collateral by laws generally affecting the offering and sales of securities, and except for the notices, filings and powers of attorney required under the Mexican Security Documents.

5.12       Properties.

All real property owned or leased by the Loan Parties as of the Closing Date, and the nature of the interest therein, is correctly set forth on Schedule 5.12. The applicable Loan Party has good and marketable title to all real properties owned by it, free and clear of all Liens, other than Permitted Liens. Each Loan Party has a valid leasehold interest in the real properties leased by it free and clear of all  Liens other than Permitted  Liens.  Each  Loan Party has materially complied with all obligations under all leases of real property to which it is a party and enjoys peaceful and undisturbed possession under all such leases.

5.13       Subsidiaries.

On and as of the Closing Date, the Loan Parties had no Subsidiaries other than those Subsidiaries listed on Schedule 5.13. Schedule 5.13 sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of each such Person in each class of capital stock or other Equity Interests of the Loan Parties (other than Castle) and each of the Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of the Loan Parties and each Subsidiary have been duly and validly issued, are fully paid and non-assessable (to the extent applicable).  As of the Closing Date, no Loan Party or any Subsidiary has outstanding any securities convertible into or exchangeable for its or any other Person’s Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls,  commitments  or claims  of any character relating to  its  or any other Person’s  Equity Interests or any stock appreciation or similar rights except as disclosed on Schedule 5.13.

5.14       Compliance with Statutes, etc.

Each Loan Party and each of the Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Bodies in respect of the conduct of its business and the ownership of its property except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.15       Investment Company Act.

No Loan Party nor any Subsidiary is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.16       Environmental Matters.

Except as set forth on Schedule 5.16, (a) each Loan Party and each of their respective Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws and has obtained and is materially in compliance with the terms of any permits required under such Environmental Laws; (b)  there are no Environmental Claims pending or to the knowledge of any Loan Party, threatened, against any Loan Party or any of their Subsidiaries that could reasonably be expected to result in liabilities in excess of $2,000,000; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any real property owned by any Loan Party or any of their Subsidiaries that could reasonably be expected to result in liabilities in excess of $500,000; (d) no Loan Party or any of their Subsidiaries has become subject to any Environmental Liability and no Loan Party  is currently  liable under any contractual obligation to assume or accept responsibility for any Environmental Liability of any other Person that could reasonably be expected to result in liabilities in excess of 2,000,000; (e) no Person with an indemnity or contribution obligation to any Loan Party or any of their Subsidiaries relating to compliance with or liability under Environmental Law is materially in default with respect to such obligation; and (f) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of the Loan Parties that could reasonably be expected to give rise to any Environmental Claim against the Loan Parties or any of their Subsidiaries or any Environmental Liability of a Loan Party or any of their Subsidiaries that could reasonably be expected to result in liabilities in excess of $2,000,000. For purposes of this Section 5.16, the terms “Loan Party” and “Subsidiary” shall include any business or business entity which is, in whole or in part, a predecessor of a Loan Party or any of their Subsidiaries.

5.17       Employment and Labor Relations.

No Loan Party or any Subsidiary is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Loan Party or any Subsidiary or, to the knowledge of the Loan Parties, threatened in writing against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any Loan Party or any of the Subsidiaries or, to the knowledge of the Loan Parties, threatened in writing against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Loan Parties or any of the Subsidiaries or, to the knowledge of the Loan Parties, threatened against any of them, (c) to the knowledge of the Loan Parties, no question concerning union representation with respect to the employees of the Loan Parties, (d) no equal employment opportunity charge or other claim of  employment discrimination pending or, to the  knowledge of  the Loan Parties, threatened in writing against any of them and (e) to the knowledge of the Loan Parties, no wage and hour department investigation has been made of the Loan Parties, except (with respect to any matter specified in clauses (a) – (e) above, either individually or in the aggregate) as could not reasonably be expected to have a Material Adverse Effect.

5.18       Intellectual Property, Etc.

Each of the Loan Parties and each of the Subsidiaries owns or has the right to use all of the Intellectual Property, permits, domain names, trade dress, licenses, inventions, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases), formulas, and other intellectual property rights (collectively, “IP Rights”), that are used or held for use in or otherwise required to operate their respective businesses, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

5.19       Insurance.

Schedule 5.19 sets forth a true, complete and correct description of all insurance policies maintained by the Loan Parties as of the Closing Date. Each such insurance policy is in full force and effect and all premiums have been duly paid. The Loan Parties and Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

5.20       Survival of Representations and Warranties.

All representations and warranties of each Loan Party contained in Article V of this Agreement and the Other Documents shall be true and correct in all material respects at the time of such Loan Party’s execution of this Agreement and the Other Documents except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.21       Entity Names.

No Loan Party has been known by any other corporate name in the past five years and no Loan Party sells Inventory under any other name except as set forth on Schedule 5.21, nor has any Loan Party been the surviving company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.22       Swaps.

No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

 5.23       Junior Lien Debt.

The Agent has received complete copies of the Junior Lien Documents including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to the Agent.

5.24       Flood Insurance.

All Real Property owned by the Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws (if applicable) and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.25       Confirmed Plan.

The Confirmed Plan has been confirmed by an order that is in full force and effect, is not subject to a pending appeal or motion for leave to appeal or other proceeding to set aside such order and has not been reversed, modified, amended, stayed or vacated absent the written consent of Agent.

5.26       Commercial Tort Claims. No Loan Party has any commercial tort claims except as set forth on Schedule 5.26 hereto.

5.27       Material Contracts. Schedule 5.27 sets forth all Material Contracts of the Loan Parties. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.28       Certificate  of  Beneficial  Ownership/Controlling  Party.  The  Certificate  of Beneficial Ownership/Controlling Party executed and delivered to Agent for each Borrower on or prior to the First Amendment Effective Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The  Borrower acknowledges and agrees that the Certificate of Beneficial Ownership/Controlling Party is one of the Other Documents.

VI.           AFFIRMATIVE COVENANTS.

Each of the Loan Parties hereby covenants and agrees that, until payment in full of the Obligations and termination of this Agreement:

 6.1         Information Covenants.

Borrowers will furnish to the Agent each of the items required to be delivered pursuant to Section 9 hereof.

6.2         Fixed Charge Coverage Ratio. During any Covenant Testing Period, Borrowers will cause to be maintained, as of each Fixed Charge Coverage Test Date, a Fixed Charge Coverage Ratio as of the twelve (12) month period then ended of not less than 1.0 to 1.0; provided that for any testing of the Fixed Charge Coverage Ratio for any period ending on or prior to December 31, 2017, such test shall be for the period commencing on January 1, 2017 and ending on the last day of the applicable month.

6.3         Reserved.

6.4         Existence.

The Loan Parties will, and will cause each of the Subsidiaries to, do or cause to be done, all things necessary, to preserve and keep in full force and effect its existence and its rights, permits, and IP Rights; provided, however, that nothing in this Section 6.4 shall be construed to prohibit, prevent or restrict (a) sales of assets, dispositions and other transactions by the Loan Parties or any  of the Subsidiaries in accordance with the terms herein, (b) the withdrawal by any of the Loan Parties or any of the Subsidiaries of its qualification as a foreign company in any jurisdiction or failure to otherwise preserve or keep in full force and effect its existence or rights, permits, or IP Rights, if such withdrawal or failure could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (c) the expiration of copyrights or patents at the end of their statutory term.

6.5         Compliance with Statutes, etc.

The Loan Parties will, and will cause each of the Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Bodies in respect of the conduct of their respective businesses and the ownership of their respective properties (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, anti-corruption, sanctions and anti-money laundering), except for such instances of non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.6         Compliance with Environmental Laws.

The Loan Parties will, and will cause each of the Subsidiaries to, comply with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of any real property now or hereafter owned, leased or operated by any Loan Party or any of the Subsidiaries, except for such instances of noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance or to conduct any response or remedial action in accordance with Environmental Laws, and will keep or cause to be kept all such real property free and clear of any Liens (other than Permitted Liens) imposed pursuant to such Environmental Laws except for Liens imposed on leased real property resulting from the acts or omissions of the owner of such leased real property or of other tenants of such leased real property who are not within the control of any of Loan Party or the Subsidiaries.

 6.7         Business.

The Borrowers will only, and will only permit the other Loan Parties to, engage directly or indirectly in the businesses engaged in by Borrowers and the other Loan Parties as of the Closing Date and reasonable extensions thereof and businesses ancillary, corollary, synergistic or complementary thereto.

6.8         Payment of Taxes and Other Obligations.

(a)            The Loan Parties will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto; provided that none of the Loan Parties or any of the Subsidiaries shall be required to pay any such Tax which  (i)  is  being contested  in  good faith  and by proper proceedings if  it  has  maintained adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to pay could not reasonably be expected to have a Material Adverse Effect.

(b)           Borrowers will pay and discharge, and will cause each of the other Loan Parties to pay and discharge, all Indebtedness and other obligations promptly and in accordance with their terms before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required so long as the failure to pay could not reasonably be expected to have a Material Adverse Effect.

6.9         Employee Benefits.

(a)            Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties and each Subsidiary will comply in all respects with the provisions of ERISA and the Code applicable to employee benefit plans as defined in Section 3(3) of ERISA and the laws applicable to any Foreign Pension Plan. The Loan Parties and any Subsidiary will furnish to Agent as soon as possible after, and in any event within ten (10) days after any Authorized Officer of any Loan Party or any Subsidiary knows or has reason to know that, any ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Event that has occurred or is reasonably expected to occur that has resulted or would reasonably be expected to result in a liability of the Loan Parties, any Subsidiary or any ERISA Affiliate in excess of the Threshold Amount, a statement of a Financial Officer of Castle setting forth details as to such ERISA Event and the action, if any, that Loan Parties propose to take with respect thereto. Each Loan Party shall promptly and in any event within thirty (30) days after a request by Agent, furnish to Agent copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) with respect to each Plan sponsored by any Loan Party, any Subsidiary or any of their respective ERISA Affiliates.

 (b)           The Canadian Loan Parties shall cause each of its Canadian Benefit Plans and Canadian Pension Plans to be duly qualified and administered in all respects in compliance with, as applicable, the PBA and all applicable laws (including regulations, orders and directives), and the terms of such plans and any agreements relating thereto. The Canadian Loan Parties shall ensure that, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) each of them does not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Canadian Pension Plan that could reasonably be expected to result in liability, and (b) each of them as a Canadian Pension Plan sponsor or otherwise, shall not, nor shall they permit, the wind up and/or termination of any Canadian Pension Plan. None of the Canadian Loan Parties shall, without the consent of the Administrative Agent, maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan or acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.

6.10       Additional Subsidiaries. Within thirty (30) days after the acquisition or formation of any Subsidiary (or such longer period as may be agreed to in writing by the Agent):

(a)           notify the Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) whether such Subsidiary is an Excluded Subsidiary; and

(b)           if such Subsidiary is a Subsidiary organized in the United States, Canada or Mexico, cause such Person to (i) become a Guarantor by executing and delivering to the Agent a joinder agreement to the Guaranty or such other documents as the Administrative Agent shall deem appropriate for such purpose, including the documents and instruments described in Section 8.3 applicable to such new Subsidiary, and (ii) upon the request of the Administrative Agent in its Permitted Discretion, deliver to the Agent such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Agent.

6.11       Further Assurances.

(a)           The Loan Parties will, at the expense of Borrowers, make, execute, endorse, acknowledge, authorize, file and/or deliver to the Agent from time to time such vouchers, invoices, schedules, confirmatory collateral assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, assignments, and other documents, assurances or instruments and take such further steps relating to the Collateral covered by this Agreement or any of the Other Documents as the Agent may reasonably require.

(b)           Borrowers agree that each action required by clause (a) of this Section 6.11 shall be completed within thirty (30) days after such action is requested to be taken by the Agent or the Required Lenders (as such time may be extended by the Agent in its Permitted Discretion).

(c)           If, following the Closing Date, any Subsidiary is acquired or organized or any Subsidiary ceases to be an Excluded Subsidiary, Borrowers shall promptly (and in any event within thirty (30) days (or such longer period as the Agent shall agree in its Permitted Discretion) of such event or, where applicable, following such request) (i) notify the Agent thereof, (ii) cause such Subsidiary (other than any Excluded Subsidiary) to become a Loan Party by executing a Joinder to this Agreement and any applicable Other Documents (including a supplement thereto in the form specified therein or a Guaranty), (iii) cause all outstanding Equity Interests in such Subsidiary owned by or on behalf of any Loan Party to be pledged pursuant to Article IV of this Agreement (subject to the limitations set forth herein) and deliver to the Agent all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, (iv) cause all documents and instruments, including Uniform Commercial Code financing statements and Mortgages (subject to Section 6.11(d)), required by law or reasonably requested by Agent to be filed, registered or recorded to create the Liens intended to be created by this Agreement and the Other Documents and perfect or record such Liens to the extent, and with the priority, required by this Agreement and the Other Documents, to be filed, registered or recorded or delivered to Agent for filing, registration or recording, (v) cause each Loan Party to take all other action required by law, under this Agreement and the Other Documents or reasonably requested by Agent to perfect, register and/or record the Liens granted by it thereunder to the extent perfection is required hereunder and (vi) cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as Agent shall reasonably request to evidence compliance with this Section 6.11(c).

(d)          Notwithstanding anything contained herein to the contrary, should Agent’s or any Lender’s internal regulatory or compliance requirements require the completion of flood due diligence and/or obtaining evidence of applicable flood insurance with respect to any real property or leasehold interest, then until completion of such flood due diligence, no mortgages shall be required to be filed with respect to any property.

(e)           If any notice, agreement or document is delivered (or required to be delivered) by any Loan Party to Agent pursuant to Article IV to notify Agent of the acquisition of additional Collateral, Borrowers shall promptly (and in any event within fifteen (15) days of the date of such notice, agreement or document (or within fifteen (15) days of the date giving rise to the obligation to deliver such notice, agreement or document) notify Agent thereof, and, if reasonably requested by Agent to be filed, registered or recorded to create the Liens intended to be created by this Agreement and the Other Documents and perfect or record such Liens to the extent, and with the priority, required by this Agreement and the Other Documents, to be filed, registered or recorded or delivered to Agent for filing, registration or recording.

6.12     Unfinanced Capital Expenditures. Borrowers will not allow the aggregate amount of Unfinanced Capital Expenditures of the Loan Parties to exceed $10,000,000 for calendar years 2018 and 2019, and $12,500,000 for any calendar years thereafter.

6.13       Payment of Fees.

Borrowers will pay  to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Cash Management Products and Services, if any. Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.14       Violations.

Borrowers will, and will cause each of their respective Subsidiaries to, promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect.

6.15       Standards of Financial Statements.

  The Loan Parties will cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein), subject to applicable “fresh-start” accounting principles (or similar treatments).

6.16       Assignment of Export Related Letters of Credit.

Each of the Loan Parties shall collaterally assign all Letters of Credit issued for the benefit of such Loan Party from time to time and associated with export sales by such Loan Party, including rights to all proceeds thereunder, providing for any payments under any such Letters of Credit to be made directly to the Agent, if requested by the Agent in its Permitted Discretion, such assignments to be in form and substance satisfactory to the Agent.

6.17       Trade Letters of Credit.

Each trade letter of credit issued for the benefit of any Loan Party shall be processed for payment by the Agent or another Lender acceptable to the Agent in its absolute discretion.

6.18       International Trade Compliance.

The Loan Parties shall adhere to an internal compliance program to ensure continued compliance with Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) and the United States Department of Commerce’s Bureau of Industry and Security (as any of the foregoing Applicable Laws, including any regulations implemented pursuant to such laws, may  from time to time be amended, renewed, extended or replaced). Such compliance program shall include using commercially reasonable efforts to add provisions to new customer contracts (i) notifying customers of the applicability of U.S. Export Laws, including those administered by OFAC, and (ii) prohibiting diversion, re-export or transfer by such customers of the Loan Parties’ products in a manner inconsistent with the requirement of the sanctions programs administered by OFAC. Each Loan Party shall promptly deliver to the Agent such evidence as the Agent may reasonably request from time to time confirming such Loan Party’s compliance with this Section 6.18.

6.19       Keepwell.

If a Loan Party is a Qualified ECP Loan Party, then such Loan Party, jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.19, or otherwise under this Agreement or any Other Document, voidable under Applicable Laws, including Applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.19 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.19 constitute, and this Section 6.19 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.20       Post-Closing Covenants.

(a)          At Agent’s request at any time following the First Amendment Effective Date, Borrowers will deliver to Agent within sixty (60) days of such request, a Mortgage, along with all other Real Estate Collateral Requirements, all in form and substance acceptable to Agent, for the following locations:

(i)        11125 Metromont Parkway, Charlotte, NC 28269;

(ii)       299 Canal Road, Fairless, PA 19030;

(iii)      2602 Pinewood Drive, Grand Prairie, TX 75051; and

(iv)      520 Mercy Street, P.O. Box 213, Selkirk, Manitoba RIA 2B2.

(b)           No later than sixty (60) days following the date hereof (or such later date as Agent may agree to in its sole discretion), Borrowers will use commercially reasonable efforts to deliver to Agent a Lien Waiver Agreement, in form and substance acceptable to Agent, for the following locations (unless Borrowers have confirmed in writing to Agent that the value of Collateral at such location is less than $100,000):

(i)        1420 Kensington Road, Oak Brook, IL;

(ii)       14001 Orange Avenue, Paramount, CA;

(iii)      3635 Thatcher Ave., Saskatoon, SK S7R 1C4 Canada;

(iv)      Fisher Park- 4400 Dixie Highway, Fairfield, OH;

(v)       4527 Columbia Ave., Hammond, IN;

(vi)      3050 South Hydraulic, Wichita, KS;

(vii)     1625 Tillie Lewis Drive, Stockton CA;

(viii)    136 Dwight Road, Office 19, Longmeadow, MA;

(ix)       4175 Royal Drive, Suite 600, Kennesaw, GA;

(x)        3800 Enterprise Drive, Janesville, WI;

(xi)       4770 North Belleview, Suite 207, Gladstone, MO;

(xii)      3908 Harper Ave., Fort Smith, AR; and

(xiii)     23 Midstate Drive, Suite 216, Auburn, MA 01501.

(c)           No later than thirty (30) days following the date hereof (or such later date as Agent may agree to in its sole discretion), Borrowers will deliver to Agent a Deposit Account Control Agreement with respect to Castle Canada’s collection accounts at Bank of America Canada Branch.

(d)           No later than forty-five (45) days following the First Amendment Effective Date (or such later date as Agent may agree to in its sole discretion), Borrowers will deliver to Agent an amendment to the Mortgage with respect to the Mortgaged Property located in Bedford  Heights, Ohio, together  with a  date  down  title  endorsement in respect of  title insurance for such Mortgaged Property, reflecting the transactions contemplated by the First Amendment and in form and substance reasonably satisfactory to Agent.

  6.21       Certificate of Beneficial Ownership/Controlling Party and Other Additional Information.

Promptly after the reasonable request of Agent, provide to Agent: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership/Controlling Party provided to the Agent and Lenders; (ii) a new Certificate of Beneficial Ownership/Controlling Party, in form and substance acceptable to Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.  Notwithstanding anything to the contrary, Agent shall keep each Certificate of Beneficial Ownership/Controlling Party confidential in accordance with Agent’s customary procedures for handling confidential information of this nature and in accordance with Section 16.15 of this Agreement; provided, however, that notwithstanding anything to the contrary, including without limitation Section 16.15 of this Agreement, Agent shall not disclose or share any Certificate of Beneficial Ownership/Controlling Party with any Lender, Participant, Transferee or prospective Transferees even if such Persons are bound by Section 16.15 of this Agreement.

6.22       Advisor

At any time during the continuance of an Event of Default under Section 6.2, if requested by Agent, within ten (10) Business Days of Agent’s request, Borrowers shall engage an advisor reasonably acceptable to Agent, pursuant to an engagement letter in form and substance reasonably acceptable to Agent (including the scope thereof) (such advisor, the “Borrower Advisor”). Borrowers (i) agree to fully cooperate with the Borrower Advisor, and (ii) will authorize the Borrower Advisor to provide to Agent such information and reports from time to time with respect to Loan Parties as Agent may reasonably request, including, without limitation, regarding Loan Parties’ financial condition, business, assets and liabilities. All fees and expenses of the Borrower Advisor shall be solely the responsibility of the Borrowers, and in no event shall Agent or Lenders have any liability or responsibility for the payment of the Borrower Advisor’s fees or expenses or other liability to the Borrowers, the Borrower Advisor or any other Person on account of or in connection with any services rendered by or any acts or omissions of the Borrower Advisor.

VII.          NEGATIVE COVENANTS.

Each Borrower and each Subsidiary that is a Loan Party hereby covenants and agrees that, until satisfaction in full of the Obligations and termination of this Agreement:

7.1         Liens.

No Borrower will, and no Borrower will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property of any Borrower or other Loan Party, whether now owned or hereafter acquired; provided that the provisions of this Section 7.1 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)           Liens for Taxes which are not overdue or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(b)           warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens, in each case, arising in the Ordinary Course of Business and (i) which secure obligations not overdue or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c)           Liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 7.1, plus renewals, replacements, refinancings, restructurings and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness (other than denoted as “Exempt Credit Card Obligations” on Schedule 7.1(c)), if any, secured by such Liens does not increase from the amount outstanding at the time of any such renewal, replacement, refinancing, restructuring, or extension, plus accrued and unpaid interest, fees, and expenses (including premium) incurred in connection with such renewal, replacement, or extension and an amount equal to any unutilized commitments in respect of such Indebtedness and (ii) any such renewal, replacement, refinancing, restructuring or extension does not encumber any additional assets or properties (other than the proceeds and products thereof and accessions thereto) of the Borrowers or any other Loan Party, unless such Lien is otherwise permitted under separate provisions of this Section 7.1;

(d)           Liens securing the Obligations created pursuant to this Agreement and the Other Documents;

(e)           (i) licenses, sublicenses, leases or subleases granted by any Borrower or any of the other Loan Parties to other Persons in the ordinary course of, and not materially interfering with the conduct of, the business of the Borrowers or any of the other Loan Parties, and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license agreement permitted by this Agreement to which any Borrower or any of the other Loan Parties is a party;

(f)           Liens upon the Mexican Financed Equipment or any other assets of any Borrower or any of the Loan Parties subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are set forth on Schedule 7.1 or Indebtedness permitted by Section 7.4(d); provided that (i) such Liens only serve to secure the payment of such Indebtedness and (ii) the Lien encumbering the asset securing such Indebtedness does not encumber any other asset of any Borrower or any of the Loan Parties;

(g)           Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Closing Date and used in the ordinary course of business of the Borrowers or any of the other Loan Parties and placed at the time of the acquisition or construction thereof by the Borrowers or such Loan Party or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or renewals, replacements, refinancings, restructurings or extensions of any of the foregoing for the same or a lesser amount; provided that (i) the Indebtedness secured by such Liens is permitted by Section 7.4(d) and (ii) in all events, the Lien encumbering the equipment, machinery or other fixed asset so acquired or constructed does not encumber any other asset of any Borrower or any of their Subsidiaries (other than the proceeds and products thereof  and accessions thereto); provided further, that individual financings provided by one lender may be cross collateralized to other financings provided by such lender;

(h)          Liens which may arise as a result of zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body and which are not violated in any material way by the current use or occupancy of such real property, easements, rights-of-way, restrictions, encroachments, minor survey defects and other similar charges or encumbrances, minor title defects or irregularities affecting real property, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of the Borrowers and the other Loan Parties, taken as a whole;

(i)            Liens arising from precautionary UCC or PPSA financing statement filings regarding operating leases entered into in the Ordinary Course of Business of the Borrowers and the other Loan Parties;

(j)            attachment and judgment Liens in respect of decrees and judgments to the extent, and for so long as, such judgments and decrees do not, individually or in the aggregate constitute an Event of Default under Article X;

(k)           statutory and common  law landlords’ liens  under leases  to  which any Borrower or any of the Loan Parties is a party and which secure obligations not overdue;

(l)            Liens (other than Liens imposed under ERISA) incurred in the Ordinary Course of Business of the Borrowers and the Loan Parties in connection with workers compensation claims, unemployment insurance and social security  benefits and Liens on deposits securing the performance of bids, tenders, public utilities or private utilities, leases and contracts in the Ordinary Course of Business of the Borrowers and the Loan Parties, statutory obligations, surety or appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business (exclusive of obligations in respect of the payment for borrowed money);

(m)          with respect to any Mortgaged Property, Permitted Encumbrances;

(n)           Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by any Borrower or any of the Loan Parties in the Ordinary Course of Business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(o)           Liens incurred in the Ordinary Course of Business of the Borrowers and the Loan Parties (i) in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)          (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower or any of the other Loan Parties, in each case granted in the Ordinary Course of Business of any Borrower or any Loan Party in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management, automated clearing house transfers and operating account arrangements, (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (iii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes and (iv) Liens that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into with customers of any Borrower or any other Loan Party in the Ordinary Course of Business of the Borrowers and any other Loan Parties;

(q)          Liens granted in the Ordinary Course of Business of the Borrowers and the Loan Parties on insurance policies and proceeds thereof securing liability for premiums or reimbursement or indemnification obligations thereunder to the extent the financing is permitted under Section 7.4;

(r)            Liens (i) on earnest money deposits of cash or Cash Equivalents or cash advances made in connection with any Permitted Acquisition or other permitted Investments or in respect of any  anticipated Permitted Acquisition or other permitted Investment or (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 7.2;

(s)           in the case of any non-wholly owned Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(t)           ground leases in respect of real property on which facilities owned or leased by any Borrower or any other Loan Party are located;

(u)          Liens on the Collateral securing Indebtedness under the Junior Lien Documents, subject to the Intercreditor Agreement;

  (v)          additional Liens of the Loan Parties not otherwise permitted by this Section 7.1 that (x) do not secure obligations in an aggregate principal amount in excess of $250,000 and (y) such Liens do not attach to any assets used to calculate the Formula Amount;

(w)          additional liens of the Loan Parties not otherwise permitted by this Section 7.1 covering assets used to calculate the Formula Amount so long as such Liens do not secure obligations for borrowed money and the aggregate amount of obligations secured by such Liens do not exceed $250,000; and

(x)           Liens on the assets or property of any Foreign Subsidiary that is not a Loan Party, to the extent securing Indebtedness permitted under Section 7.4(p) hereof.

Notwithstanding anything to the contrary in this Agreement or the Other Documents, Borrowers and Guarantors will not, and will not permit any Loan Party to, create, incur, assume or suffer to exist, directly or indirectly, any Lien with priority over the Liens created by this Agreement and the Other Documents, except Permitted Priority Liens.

 7.2         Consolidation, Merger or Sale of Assets, Etc.

No Borrower will, and no Borrower will permit any of the other Loan Parties to, wind up, liquidate or dissolve its affairs enter into any partnership, joint venture, or transaction of merger or consolidation or amalgamation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the Ordinary Course of Business), or enter into any sale-leaseback transactions, except that:

(a)          Borrowers and other Loan Parties may liquidate or otherwise dispose of obsolete or worn-out, uneconomical, surplus or no longer used excess property in the Ordinary Course of Business and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to be cancelled, to lapse or go abandoned) in the Ordinary Course of Business;

(b)           Investments may be made to the extent permitted by Section 7.5;

(c)           Borrowers and the other Loan Parties may sell assets outside the Ordinary Course of Business (other than the capital stock or other Equity Interests of any Wholly Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly Owned Subsidiary are sold in accordance with this clause (c)) if consented to in writing by Agent and Required Lenders;

(d)           Borrowers and the other Loan Parties may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 7.4(d));

(e)           Borrowers and the other Loan Parties may sell or discount, in each case without recourse and in the Ordinary Course of Business, accounts receivable arising in the Ordinary Course of Business (other than Eligible Receivables), but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(f)            Borrowers and the other Loan Parties may grant licenses, sublicenses, leases or subleases to other Persons in the Ordinary Course of, and not materially interfering with the conduct of, the Business of Borrowers and the other Loan Parties;

(g)           Borrowers and the other Loan Parties may  convey, sell or otherwise transfer property to Borrowers and the other Loan Parties;

(h)           any Guarantor may merge, amalgamate or consolidate with and into, or be dissolved or liquidated into (x) Borrowers; provided that such Borrower shall be the continuing or surviving Person or (y) one or more other Guarantor organized under the laws of the same jurisdiction as the merging Guarantor;

(i)            any Guarantor may change its legal form if Borrowers determine in good faith that such action is in the best interest of  Borrowers and the Subsidiaries and if not materially disadvantageous to the Agent or the Lenders; provided that Borrowers shall give Agent five (5) Business Days prior notice of any such change in legal form;

(j)            the Loan Parties may liquidate or otherwise dispose of Cash Equivalents in the Ordinary Course of Business;

(k)           the Loan Parties may cancel or abandon or allow to lapse of any IP Rights which are, in the reasonable business judgment of Borrowers, no longer material to, or no longer used or useful in, the business of Borrowers and its Subsidiaries;

(l)            the Loan Parties may terminate or unwind any Hedging Agreement in accordance with its terms;

(m)          the Loan Parties may dispose of property and assets to the extent they were the subject of a casualty or of condemnation proceedings upon the occurrence of the related Recovery Event;

(n)          the Loan Parties may dispose of fixed assets to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(o)           the Loan Parties may swap assets in exchange for services or other assets in the Ordinary Course of Business of comparable or greater value or usefulness to the business of the Borrowers and the other Loan Parties as a whole, as determined in good faith by the management of Castle; provided that to the extent any such assets constitutes Collateral, the assets received in return shall become Collateral and Loan Parties shall comply with Section 6.11 with respect to any such assets received in return;

(p)           the Loan Parties may terminate leases, subleases, licenses and sublicenses in the Ordinary Course of Business; and

(q)           the Loan Parties may sell, sell and lease back, or otherwise dispose of assets, other than Collateral used to calculate the Formula Amount, having a fair market value of less than $3,000,000 in any fiscal year and less than $5,000,000 in the aggregate during the term of this Agreement.

To the extent the Required Lenders waive the provisions of this Section 7.2 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.2 (other than to a Loan Party), such Collateral shall be sold free and clear of the Liens created by this Agreement and the Other Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

7.3         Restricted Payments.

No Borrower will, and no Borrower will permit any of the Loan Parties to, declare or pay any Restricted Payments, except that:

(a)           Loan Parties (other than Castle) may pay Restricted Payments to Castle on account of its Equity Interests therein;

  (b)           Loan Parties may declare and effect Restricted Payments in the form of Qualified Equity Interests; and

(c)            Loan Parties may make Restricted Payments so long as the Payment Conditions are satisfied at the time of, and after giving effect to, such Restricted Payments are made.

7.4         Indebtedness.

No Borrower will, and no Borrower will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

  (b)           Indebtedness outstanding  on the Closing Date and listed on Schedule 7.4(b) and a Permitted Refinancing thereof;

(c)           Indebtedness of any Borrower or any Loan Party under Hedging Agreements entered into in the Ordinary Course of Business for bona fide hedging activities and are not for speculative purposes;

(d)          Indebtedness of the Borrowers and the other Loan Parties constituting (i) Capitalized Lease Obligations; (ii) Indebtedness secured by the Mexican Financed Equipment; or (iii) Indebtedness incurred to finance the acquisition or construction of equipment, machinery or other fixed assets acquired before or after the Closing Date with respect to equipment, machinery or other fixed assets acquired or constructed before or after the Closing Date and secured by a lien on such (to the extent permitted by Section 7.1(g)); provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or completion of such construction; and provided further that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations (other than Capitalized Lease Obligations incurred by any Borrower or any other Loan Party to replace or refinance operating leases existing on the Closing Date) and purchase money Indebtedness permitted by this clause (d)(i) and (d)(iii) exceed at any time outstanding $3,000,000;

(e)          Indebtedness constituting Intercompany Loans otherwise permitted by Section 7.5(h);

(f)           Guarantees by a Loan Party in respect of Indebtedness of any Borrower or any Loan Party otherwise permitted hereunder; provided that such Indebtedness and associated Guarantee is unsecured;

(g)          Indebtedness arising under customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business, so long as such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

 (h)          Indebtedness  with  respect  to  performance bonds,  surety bonds,  appeal bonds or customs bonds required in the Ordinary Course of Business of any Borrower or any Loan Party or in connection with the enforcement of rights or claims of any Borrower or any of the other Loan Parties or in connection with judgments that do not result in a Default or an Event of Default;

(i)           Indebtedness owed to any Person providing or financing property, casualty, liability, or other insurance to any Borrower or any other Loan Party, so long as the amount of  such Indebtedness is not in excess of  the  amount of the unpaid cost of (plus reasonable customary interest charges and fees), and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred;

(j)            Indebtedness under the Junior Lien Documents as in effect on the date hereof in an original aggregate amount of up to $167,400,000 plus capitalized interest paid in kind with respect thereto, and any additional borrowings or advances that may be made in the future under the Junior Lien Documents to the extent permitted under the Intercreditor Agreement;

(k)           Indebtedness representing deferred compensation or similar obligations to employees of the Borrowers and Loan Parties incurred in the Ordinary Course of Business;

(l)            Indebtedness consisting of take-or-pay obligations contained in supply arrangements in the Ordinary Course of Business;

(m)          Indebtedness in respect of letters of credit, bank guarantees, supporting obligations, banker’s acceptances, performance bonds, surety bonds, statutory bonds, appeal bonds, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the due date thereof;

(n)          obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Borrower or any of the Loan Parties or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the Ordinary Course of Business or consistent with past practice;

(o)          additional Indebtedness incurred by the Borrowers and the other Loan Parties in an aggregate principal amount not to exceed at any time outstanding $500,000; and

(p)          Indebtedness of Foreign Subsidiaries that are not Loan Parties, and guarantees thereof by other Foreign Subsidiaries that are not Loan Parties, in respect of local lines of credit, letters of credit, bank guarantees and similar extensions of credit by third parties in an aggregate outstanding principal amount not to exceed $15,000,000 at any time outstanding; provided that such Indebtedness is not guaranteed at any time by any Loan Party.

7.5         Investments.

No Borrower will, and  no Borrower will permit any of the Loan Parties to, directly or indirectly, make any Investment in any other Person other than in the Ordinary Course of Business, except:

(a)           the Borrowers and the Loan Parties may acquire and hold accounts receivables, notes receivable and other extensions of trade credit owing to any of them, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms of such Borrower or Loan Party;

(b)          the Borrowers and the Loan Parties may acquire and hold cash and Cash Equivalents;

(c)           the Borrowers and the Loan Parties may hold the Investments held by them on the Closing Date and described on Schedule 7.5(c) (and any increase in the value of such Investments not resulting from an additional Investment); provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 7.5;

(d)           the Borrowers and the other Loan Parties may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business or upon foreclosure with regard to any secured Investment or other transfer of title with regard to a secured Investment;

(e)           the Borrowers and the other Loan Parties may make loans and advances to their officers, directors and employees for moving and relocation and other similar expenditures, in each case in the Ordinary Course of Business in an aggregate amount not to exceed $500,000 at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(f)           the Borrowers and the other Loan Parties may acquire and hold obligations of their officers, directors and employees in connection with such officers’, directors’ and employees’ acquisition of Qualified Equity Interests of Castle (so long as no cash is actually advanced by any Borrower or any of the Loan Parties in connection with the acquisition of such obligations);

(g)           the Borrowers and the other Loan Parties may enter into Hedging Agreements to the extent permitted by Section 7.4(c);

(h)          (i) the Borrowers or the other Loan Parties may make Investments in (or for the benefit of) any other Subsidiary (the “Intercompany Loans”); provided that (A) each Investment in the form of an Intercompany Loan shall be evidenced by an Intercompany Note or other accounting entry in the Ordinary Course of Business, (B) each such Intercompany Note or intercompany obligation owned or held by a Loan Party shall be pledged to the Agent, and (C) the aggregate amount of Intercompany Loans made by the Loan Parties to Subsidiaries that are not Loan Parties shall not exceed $1,000,000 at any time outstanding (excluding any Intercompany Loans outstanding as of the Closing Date, which are set forth on Schedule 7.5(c)), and (ii) the Borrowers or the other Loan Parties may continue intercompany purchases and sales of inventory with any other Loan Parties and Subsidiaries in the Ordinary Course of Business; provided that the aggregate amount of intercompany receivables or other amounts owing to the Loan Parties by Subsidiaries that are not Loan Parties shall not exceed $5,000,000 at any time outstanding;

  (i)            Investments consisting of (i) transactions permitted under Sections 7.1 and 7.2, and (ii) repayments or other acquisitions of Indebtedness of the Borrowers or any Subsidiary thereof not prohibited by Section 7.8;

(j)            Guarantees permitted by  Section 7.4 other than Section 7.4(f), to the extent constituting Investments;

(k)           Investments in deposit accounts, securities accounts and commodities accounts maintained by any Borrower or such Loan Party, as the case may be, made in the Ordinary Course of Business;

(l)             Investments in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(m)          Investments to the extent that payment for  such Investments is made solely with Equity Interests of Castle (or any other direct or indirect parent of any Borrower); and

(n)           Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the Ordinary Course of Business.

7.6         Transactions with Affiliates.

No Borrower will, and no Borrower will permit any of the Loan Parties to, enter into any transaction or series of related transactions with any Affiliate of any Borrower or any of the Loan Parties, other than in the Ordinary Course of Business and on terms and conditions substantially as favorable to the Borrowers and the Loan Parties as would reasonably be obtained by such Borrower or such Loan Party at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a)           Restricted Payments may be paid to the extent provided in Section 7.3;

(b)          Investments permitted by Sections 7.5(f) and (h);

(c)          Customary fees, indemnities and reimbursements may be paid to officers and directors of Borrowers (or any direct or indirect parent), the Borrowers and the other Loan Parties;

(d)          The Borrowers and the Loan Parties may enter into, and may  make payments under, employment agreements, consulting agreements, employee benefit plans, stock option  plans,  indemnification  provisions,  other  similar  compensatory   arrangements  and severance agreements with officers, employees and directors of the Borrowers and the Loan Parties in the Ordinary Course of Business;

(e)           transactions solely between or among the Borrowers, the other Loan Parties, and any Affiliates that are expressly permitted by this Agreement;

(f)            the Borrowers and  the other Loan  Parties may enter into  transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.6(f);

(g)           transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the Ordinary Course of Business and otherwise in compliance with the terms of this Agreement that are fair to Borrowers and the Loan Parties, in the reasonable determination of the Board of Directors or the senior management of Castle, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; or

(h)           transactions with an Affiliate of a Loan Party in accordance with Section 16.3(i) of this Agreement.

7.7         Modifications of Certain Agreements; Limitations on Voluntary Payments, etc.

No Borrower will, and no Borrower will permit any of the Loan Parties to:

(a)           amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement, operating agreement, or by-laws (or the equivalent organizational documents), as applicable, unless such amendment, modification, change or other action contemplated by this clause (a) could not reasonably be expected to be materially adverse to the interests of the Lenders;

(b)          make or offer to make (or give any notice in respect thereof) any payment, whether in respect of principal, interest, or otherwise, on or redemption, retirement, defeasance, or acquisition for value of any Indebtedness that is subordinated to the Obligations, except for Junior Lien Debt and then, only to the extent permitted by the Intercreditor Agreement. For the avoidance of doubt, nothing herein shall limit the ability of Persons holding the Junior Lien Debt to convert such debt to Equity Interests in Castle in accordance with the Junior Lien Documents, so long as no cash payments, other than cash payments in respect of fractional equity interests to the extent permitted by the Intercreditor Agreement, are made in connection therewith.

7.8         Limitation on Certain Restrictions on Subsidiaries.

No Borrower will, and no Borrower will permit any of the other Loan Parties to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Loan Party to (a) pay dividends or make any other distributions on its Equity Interest owned by any Borrower or any other Loan Party, or pay any Indebtedness owed to any Borrower or any other Loan Party, (b) make loans or advances to any Borrower or any other Loan Party or (c) transfer any of its properties or assets to any Borrower or any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) Applicable Laws regulation or order, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting, transfer, license or assignment of any lease governing any leasehold interest of any Borrower or any other Loan Party or otherwise relating to the assets subject thereto, (iv) customary provisions restricting transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by any Borrower or any other Loan Party in the Ordinary Course of Business, (v) restrictions on the transfer of any asset or Subsidiary pending the close of a permitted sale of such asset or Subsidiary, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Sections 7.1(c), (f), (h), (n) or (o); (vii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 7.4 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis; (viii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the Ordinary Course of Business; (ix) the Junior Lien Documents and any agreements governing any Permitted Refinancing thereof; (x) contractual obligations which exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.8) are listed on Schedule 7.8(c); (xi) restrictions binding on a Loan Party at the time such Loan Party first becomes a Loan Party through a joinder to the Loan Documents, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Loan Party; (xii) restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder; and (xiii) an agreement effecting a renewal, replacement, refinancing, restructuring and extension of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (i) through (xii) above; provided that the provisions relating to such encumbrance or restriction contained in any such renewal, replacement, refinancing, restructuring and extension agreement (taken as a whole) are not materially less favorable to the Borrowers or the Lenders than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (i) through (xii) above.

7.9         Change in Nature of Business.

No Borrower will, and no Borrower will permit any of the other Loan Parties to, engage in any line of business that is substantially different from any business carried on by it on the Closing Date, other than any line of business that is ancillary to such business carried on by it on the Closing Date or that is a logical extension thereof.

7.10       Fiscal Year and Accounting Changes.

No Borrower will, and no Borrower will permit any of the other Loan Parties to change its fiscal year from the twelve-month period beginning January 1 and ending December 31 or make any material change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law, or with the consent of Agent.

7.11       Membership/Partnership Interests.

No Borrower will, and no Borrower will permit any of the other Loan Parties to, elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be (to the extent not certificated as of the Closing Date).

7.12       Other Agreements.

No Borrower will, and no Borrower will permit any of the other Loan Parties to, enter into any amendment, waiver or modification of any Junior Lien Document or any related agreements except as permitted under the Intercreditor Agreement.

7.13       Real Estate Matters.

(a)          Notwithstanding anything to the contrary contained herein, no Borrower will, and no Borrower will permit any of the other Loan Parties to grant a Lien on, or otherwise encumber, aside from any Permitted Liens, the real property identified as Parcel H-1G, representing 2.7 acres in Titusville, PA 16354 owned by Castle.

(b)           No Borrower will, and no Borrower will permit any of the other Loan Parties to store or keep any assets at 4669 Brittmoore Road, Houston, TX 77041, without the prior written consent of Agent.

VIII.       CONDITIONS PRECEDENT.

8.1         Conditions to Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the effectiveness of this Agreement, of the following conditions precedent:

(a)           Credit Agreement and Other Documents. Agent shall have received this Agreement and each Other Document duly executed and delivered by an authorized officer of each Loan Party and any third parties, as applicable (including, without limitation, all original stock certificates or other certificates evidencing the Subsidiary Stock and appropriate transfer powers with respect thereto);

(b)           Filings, Registrations and Recordings.   (i) Each Uniform Commercial Code and PPSA financing statement required by this Agreement, any related agreement or under Applicable Law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or Lien upon the Collateral subject to such financing statements shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; and (ii) Agent shall have received the results of searches listing all effective financing statements, judgments and Tax Liens which name any of the Loan Parties as debtor, together with copies of such financing statements, judgment filings and Tax Lien filings, none of which, except for Permitted Liens, shall cover any of the Collateral;

(c)           Authorization Proceedings of Loan Parties. Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to Agent, of the board of directors, managers or members, as the case may be, of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any Other Document and (ii) the granting by such Loan Party of the security interests in and Liens upon the Collateral certified by an authorized manager or member, or secretary or assistant secretary, as the case may be, of such Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)           Incumbency Certificates of Loan Parties. Agent shall have received a certificate of an authorized manager or member, or secretary or assistant secretary, as the case may be, of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of each Loan Party executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such manager or member, or secretary or assistant secretary, as the case may be;

(e)           Certificates. Agent shall have received a copy of the articles or certificate of incorporation, or certificate of formation, as the case may be, of each Loan Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation, as the case may be, together with copies of the by-Laws, limited liability company agreement or operating agreement, as the case may be, of each Loan Party, as the case may be, in each case certified as accurate and complete by an authorized manager or member, or secretary or assistant secretary, as the case may be, of each Loan Party;

(f)            Good Standing and Tax Lien Certificates. Agent shall have received good standing and Tax Lien certificates for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Loan Party’s (other than the Mexican Loan Parties’) jurisdiction of incorporation or formation, as the case may be;

(g)           Legal Opinion. Agent shall have received the executed legal opinion of Pachulski Stang Ziehl & Jones LLP, Fasken Martineau DuMoulin LLP, and Baker McKenzie LLP, and other legal counsel of the Borrowers reasonably acceptable to Agent;

(h)           No Litigation. (i) Other than the Cases, or as stayed upon commencement of the Cases, no litigation, adversary proceeding, suit, action, or proceeding before or by any Governmental Body shall be continuing or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or against the respective officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents, or any of the Transactions and which,  in  the reasonable opinion  of Agent, is deemed material or (B) which  could, in  the reasonable  opinion of Agent, have  a Material Adverse  Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its respective business or inconsistent with the due consummation the Transactions shall have been issued by any Governmental Body;

(i)            Field Examination. Agent shall have received satisfactory results from a pre-funding, asset-based field examination, to be completed prior to the date hereof, upon which Agent is entitled to rely, conducted by examiners satisfactory to Agent;

(j)            Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(k)           Existing Indebtedness.     (i) Agent shall have received (A) evidence satisfactory to Agent that all necessary termination statements, satisfaction documents and any other applicable releases in connection with any existing Indebtedness and all other Liens with respect to Loan Parties that are not Permitted Liens have been filed or arrangements satisfactory to Agent have been made for such filing and (ii) the Borrowers and the Subsidiaries shall have outstanding no Indebtedness other than (a) Indebtedness outstanding under this Agreement and (b) Indebtedness permitted under this Agreement to be outstanding on the Closing Date;

(l)            Financial Statements. Agent shall have received a copy of the Financial Statements, which in each case shall be satisfactory in all respects to Agent and Lenders;

(m)          Insurance. Agent shall have received in form and substance reasonably satisfactory to Agent, certified copies of Loan Parties’ casualty insurance policies (including flood insurance if any part of the Mortgaged Property is located in a flood zone), together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as lender loss payee and mortgagee, as applicable, and certified copies of Loan Parties’ liability insurance policies, together with endorsements naming Agent as a co-insured;

(n)           Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement and the Confirmed Plan to repay the applicable debt on the Closing Date;

(o)           Deposit Account Control Agreements.   Agent shall have  received an executed Deposit Account Control Agreement with respect to Castle’s collection account maintained at Bank of America in the United States;

(p)          Consents.   Agent shall have received any and all Necessary Consents necessary to permit the effectuation of the Transactions; and Agent shall have received such Necessary Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(q)          Mortgage. Agent shall have received a fully executed Mortgage, along with all other Real Estate Collateral Requirements, in form and substance satisfactory to Agent, along with a title insurance policy pro forma, for the property of the Borrowers located in Bedford Heights, Ohio;

(r)           Closing Certificate and Closing Liquidity.  Agent shall have received a closing certificate signed by the Chief Financial Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects on and as of such date, (ii) each Loan Party is on such date in compliance in all material respects with all the terms and provisions set forth in this Agreement and the Other Documents, (iii) on such date no Default or Event of Default has occurred or is continuing, and (iv) Borrowers have Liquidity on the Closing Date (after giving effect to the payment of all fees, expenses to be paid on the Closing Date, all Advances made on the Closing Date, and all trade payables aged sixty (60) days or older) of at least $20,000,000, which statement shall be accompanied by a Borrowing Base Certificate demonstrating such calculation;

(s)           Material Adverse Conditions. No Material Adverse Effect shall have occurred, other than the Cases, since December 31, 2016;

(t)           Compliance with Laws. Agent shall be reasonably satisfied that the Loan Parties are in material compliance with all pertinent federal, state, provincial, local or territorial regulations, including Environmental Laws, ERISA, PBA, the Trading with the Enemy Act, and the Canadian Anti-Terrorism or Sanctions Law and that there are no material Environmental Claims or Environmental Liabilities (or potential Environmental Liabilities) related to any Loan Party’s owned real property;

(u)           Confirmed Plan.  The conditions to the Plan Effective Date shall have been satisfied or waived (in each case, none of the conditions precedent shall have been waived absent prior written consent of Agent), and Borrowers will have confirmed to Agent in writing that such conditions precedent have been satisfied or waived and that the Plan Effective Date has occurred. All other actions, documents and agreements necessary to implement the Confirmed Plan shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(v)           Reorganization Documents. Agent shall have received copies of the Reorganization Documents, in each case, in form and substance satisfactory to Agent, duly executed, and in full force and effect;

(w)         Confirmation Order. A final, nonappealable  Confirmation Order  shall have been entered and is not subject to any stay, and, unless waived by Agent, the time to appeal the Confirmation Order or to seek review, rehearing, or certiorari with respect to the Confirmation Order must have expired, no appeal or petition for review, rehearing or certiorari with respect to the provisions of the Confirmation Order may be pending, and the Confirmation Order must otherwise be in full force and effect;

(x)            Junior Indebtedness. There shall have been up to $167,400,000 of Junior Lien Debt issued pursuant to terms and conditions satisfactory to Agent, in an amount necessary to satisfy the requirements of the Confirmed Plan, and, on account of new capital contributed in accordance with the “Commitment Agreement” (as defined in the Confirmed Plan). Agent shall have received evidence reasonably satisfactory to Agent that Borrowers received $40,000,000 or the benefit thereof (subject to reduction in accordance with the terms of the Commitment Agreement but in any event, no less than $25,000,000) on account of proceeds of Indebtedness issued under the Commitment Agreement;

(y)           Intercreditor Agreement. Agent shall have received a fully executed copy of the Intercreditor Agreement;

(z)            Regulatory Requirements. Agent shall have received, no later than three (3) days prior to the Closing Date, all documentation and other information about all Loan Parties as required by applicable banking regulations, including, but not limited to, Know-Your-Customer regulations and anti-money  laundering rules and regulations (including the USA Patriot Act) and

(aa)         Flood Insurance. Evidence that commercially reasonable and customary flood insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and its counsel naming Agent as additional insured, mortgagee and lender loss payee, as applicable, and evidence that Borrowers have taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

8.2         Conditions to Each Advance.

The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)           Representations   and  Warranties.      Each   of  the representations   and warranties made by any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date);

(b)          No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may, subject to the provisions of Section 16.2(b) hereof, continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; provided, further, however, that Lenders, at their election, may continue to make Advances notwithstanding the existence of an Event of Default and any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)          Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement;

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

8.3         Conditions to Addition of an Applicant Borrower. The agreement of Lenders to the addition of an Applicant Borrower as a Borrower under this Agreement is subject to the satisfaction, or waiver by Agent, of the following conditions precedent, as well as the conditions specified in Section 2.26:

  (a)           Note.          If requested, each Lender that so requests shall have received Notes duly executed and delivered by an authorized officer of the Applicant Borrower;

(b)           Credit Agreement Schedules and Exhibits. Agent shall have received supplemental Schedules to this Agreement reflecting the relevant information regarding the Applicant Borrower;

(c)          Filings, Registrations and Recordings.   Each document (including any Uniform Commercial Code financing statement or PPSA or LGTOC registration statement) required by this Agreement, any Other Document or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral of such Applicant Borrower shall have been delivered to Agent in proper form for filing;

(d)           Corporate/Company Proceedings of Applicant Borrowers.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors or other governing body, as the case may be, of such Applicant Borrower authorizing (i) the execution, delivery and performance of the Designated Borrower Request and Assumption Agreement and the Other  Documents to which such  Applicant Borrower is required to become a party and (ii) the granting by such Applicant Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of such Applicant Borrower; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(e)           Incumbency Certificates of Applicant Borrowers.   Agent shall have received a certificate of the Secretary or an Assistant Secretary of such Applicant Borrower, as to the incumbency and signature of the officers of such Applicant Borrower executing the Designated Borrower Request and Assumption Agreement and the Other Documents, any certificate or other documents to be delivered by it pursuant thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(f)            Certificates. Agent shall have received a copy of the articles or certificate of incorporation or formation of such Applicant Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation, together  with copies of  the  bylaws or  operating agreement of  each Applicant Borrower certified as accurate and complete by the Secretary of such Applicant Borrower;

(g)          Good Standing Certificates.   Agent shall have received good standing certificates for each Borrower dated not more than 30 days prior to the date of the Designated Borrower Notice issued by Agent with respect to such Applicant Borrower, issued by the Secretary of State or other appropriate official of such Applicant Borrower’s jurisdiction of incorporation or formation and each jurisdiction where the conduct of each Borrower’s business activities or the ownership of its properties necessitates qualification;

(h)          Legal Opinion.  Agent shall have received an executed legal opinion of counsel to the Applicant Borrower reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by the Designated Borrower Request and Assumption Agreement and the Other Documents and related agreements as Agent may reasonably require;

(i)           No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against such Applicant Borrower or against the officers or directors of such Applicant Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to such Applicant Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(j)            Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) certified copies of the Applicant Borrowers’ casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of the Applicant Borrowers’ liability insurance policies, together with endorsements naming  Agent as a co insured, or (ii) satisfactory  evidence that such Applicant Borrower will be covered by the existing insurance policies of the Borrowers upon the consummation of the Permitted Acquisition;

(k)           Blocked Accounts. Agent shall have received Deposit Account Control Agreements duly executed with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral of the Applicant Borrower;

(l)           Consents.   Agent shall have received any and all Necessary Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents in respect of the Applicant Borrower; and Agent shall have received such Necessary Consents and waivers of such third parties as could reasonably be expected to assert claims with respect to the Collateral;

(m)          Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower, dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date and (ii) on such date no Default or Event of Default has occurred or is continuing;

(n)          Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Revolving A Advances, the Acceptances, the Letters of Credit and the Swing Loans, if any, in the amount requested by Borrowers in connection with the addition of such Applicant Borrower as a Borrower;

(o)           Compliance with Laws.   Agent shall be reasonably  satisfied that the Applicant Borrower is in compliance in all material respects with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act;

(p)           Field Examination.  Agent shall have received the results of a field examination and related due diligence with respect to such Applicant Borrower that are satisfactory to Agent in its Permitted Discretion and

(q)          Other.  All (i) corporate and other proceedings, and all documents, instruments and other legal matters in connection with the addition of the Applicant Borrower as a Borrower shall be reasonably satisfactory in form and substance to Agent and its counsel, and (ii) documents, instruments and agreements required to be delivered by or on behalf of the Applicant Borrower pursuant to the Schedule of Documents provided by Agent in connection with the addition of the Applicant Borrower as a Borrower shall be delivered in form and substance reasonably satisfactory to Agent and its counsel.

IX.         INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement and without duplication:

9.1         Disclosure of Material Matters.

Immediately upon learning thereof, report to Agent all matters materially and adversely affecting the value, enforceability or collectability of any portion of the Collateral, including any reclamation or repossession of, or the return by any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other third party obligor.

9.2         Certificates.

Deliver to Agent on or before the twentieth (20th) day of each month as and for the prior month: (a) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided that during any Cash Dominion Period, the Borrowing Base Certificate shall be delivered weekly, on or before the third (3rd) Business Day of each week, (b) accounts receivable agings inclusive of reconciliations to the general ledger, (c) accounts payable schedules inclusive of reconciliations to the general ledger, each in form and substance satisfactory to Agent, (d) an Inventory listing in form and substance satisfactory to Agent, and (e) sales report/roll forward. In addition, each Loan Party will deliver to  Agent  at such intervals as  Agent may require:  (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, (iv) sales and cash receipts journals, and (v) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 are to be in form reasonably satisfactory to Agent and executed by each Loan Party, as applicable, and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3         Environmental Reports.

Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8, and 9.9 with a Compliance Certificate signed by an Authorized Officer of Borrowing Agent stating, to the best of his knowledge after reasonable due inquiry, that each Loan Party is in compliance in all material respects with all applicable federal, state and local Environmental Laws. To the extent any Loan Party is not in material compliance with the foregoing laws, the certificate shall set forth with specificity all areas of material non-compliance and the proposed action such Loan Party will implement in order to achieve material compliance.

9.4         Litigation.

Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5         Material Occurrences.

Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under any Junior Lien Debt; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (e) other than the commencement of the Cases, each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness with a principal amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the outstanding amount of such Indebtedness; (f) any Loan Party entering into, terminating (other than pursuant to its terms), or materially amending any Material Contract, which notice shall summarize the material terms of such Material Contract or material amendment to such Material Contract, and upon the request of the Agent, the Loan Parties shall provide such Material Contract to the Agent, and (g) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6         Government Receivables.

Notify Agent immediately if any of its Receivables arise out of contracts between any Loan Party and (i) the United States, any state, or any department, agency or instrumentality of any of them, and (ii) Canada or any department, agency, instrumentality or crown corporation thereof.

9.7         Annual Financial Statements.

Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of Castle, financial statements of Castle and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Castle and reasonably satisfactory to Agent (the “Accountants”).   The report of the Accountants shall be accompanied by  a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing. In addition, the reports shall be accompanied by a Compliance Certificate.

 9.8         Quarterly Financial Statements.

Furnish Agent and Lenders within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Castle and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Castle and its Subsidiaries on a consolidated basis and, except with respect to the statement of stockholders’ equity, a consolidating basis, in each case reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to any Loan Party’s business, and accompanied by comparative financial statements of Castle and its Subsidiaries on a consolidated basis for the same fiscal quarter and same fiscal year-to-date period in the prior fiscal year. The reports shall be accompanied by a Compliance Certificate. For the avoidance of doubt, the financial statements described above shall include a representation of the consolidated and consolidating financial statements for all of the Loan Parties on a standalone basis (i.e. excluding any Subsidiary of a Loan Party that is not also a Loan Party).

9.9         Monthly Financial Statements.

Furnish Agent and Lenders within thirty (30) days after the end of each month (except March, June, September and December), an unaudited balance sheet of Castle and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Castle and its Subsidiaries on a consolidated basis, and except with respect to the statement of stockholder’s equity and statement of cash flow, a consolidating basis, in each case reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to any Loan Party’s business, and accompanied by comparative financial statements of Castle and its Subsidiaries on a consolidated basis for the same month and same fiscal year-to-date period in the prior fiscal year. The reports shall be accompanied by a Compliance Certificate. For the avoidance of doubt, the financial statements described above shall include a representation of the consolidated and consolidating financial statements for all of the Loan Parties on a standalone basis (i.e. excluding any Subsidiary of a Loan Party that is not also a Loan Party).

9.10       Other Reports.

Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, without duplication, (i) with copies of such financial statements, reports and returns as each Loan Party shall send to its stockholders or members and (ii) copies of all notices, reports, financial statements and other materials sent pursuant to any Junior Lien Documents.

9.11       Additional Information.

Furnish Agent with such additional information in the possession of the Borrowers or their professional advisors as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement, the Notes and any Other Document have been complied with by the Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound which could reasonably be expected to have a Material Adverse Effect.

 9.12         Projected Operating Budget. Within thirty (30) days after the beginning of each fiscal year, commencing with fiscal year 2018, furnish Agent a month by month projected operating budget and cash flow of Castle and its Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President, Chief Financial Officer or other Authorized Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13         Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14         Notice of Suits, Adverse Events.

Furnish Agent with prompt written notice of (i) any lapse or other termination of any Necessary Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Necessary Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any change in the business, operations, affairs or condition of any Loan Party which could reasonably be expected to have a Material Adverse Effect, (iv) copies of any notices and other written communications from any Governmental Body or Person which specifically relate to any Loan Party which could reasonably be expected to have a Material Adverse Effect, and (v) any challenge to the Confirmed Plan or the order confirming the Confirmed Plan.

9.15       ERISA Notices and Requests.

Furnish Agent with immediate written notice in the event that an ERISA Event or Canadian Pension Termination Event has occurred, together with a written statement describing such ERISA Event or Canadian Pension Termination Event and the action, if any, which such Loan Party has taken, is taking, or proposes to take with respect thereto.

9.16       Bank Statements.

During a Cash Dominion Period, furnish Agent, on the third (3rd) Business Day of each week, a calculation of Liquidity as of the end of the immediately preceding week, along with weekly bank statements supporting such calculation; provided that Borrowers will provide such bank statements on a daily basis if Excess Availability is less than $10,000,000.

9.17       Additional Documents.

Execute and deliver to Agent, within ten (10) days of being requested to do so, such additional documents and agreements as Agent may from time to time reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.       EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1       Payments.

Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay or by required prepayment, or failure by any Loan Party to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2       Representations.

Any representation, warranty or statement made or deemed to be made by any Loan Party herein or in any other Loan Document or in any certificate delivered to the Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which it is made or deemed to be made;

10.3       Covenants.

Except as otherwise provided for in Sections 10.1 and 10.2, (i) failure of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained or contained in any Other Document applicable to such Loan Party, or (ii) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in Sections 4.7, 6.15, 6.16, 9.4 or 9.6 hereof applicable to such Loan Party, in each case with respect to this clause (ii), which is not cured within thirty (30) days from the earlier of the date on which written notice thereof is given to the Borrowing Agent by the Agent or the Required Lenders or an Authorized Officer becomes aware of such failure;

10.4       Default Under Other Agreements.

(i) If any Borrower or any Party shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the applicable grace period, if any, provided in an instrument or agreement under which such Indebtedness is governed or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit any holder of such Indebtedness (or a trustee or agent on behalf of such holder) to cause (after delivery of any notice, if required by any such instrument or agreement, and after giving effect to any waiver, amendment, cure or grace period), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of any Borrower or any other Loan Party shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that it shall not be a Default or an Event of Default under this Section 10.4 unless the aggregate principal amount of all such Indebtedness as described in this Section 10.4 equals to or exceeds the Threshold Amount;

10.5       Bankruptcy, etc.

Except as to the pending bankruptcy cases of the Borrowers jointly administered under Case No. 17-11330, any Loan Party shall commence a voluntary case concerning itself under the any Debtor Relief Law; or an involuntary case is commenced against any Loan Party, and the petition is not dismissed within forty-five (45) days after the filing thereof; or a custodian (as defined in the Bankruptcy Code), receiver, interim receiver, monitor, or administrator is appointed for, or takes charge of, all or substantially all of the property of any Loan Party, to operate all or any substantial portion of the business of such Loan Party, or, except to the extent expressly permitted by Section 7.2, any Loan Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Loan Parties, or there has commenced against any Loan Party any such proceeding which remains undismissed for a period of sixty (60) days after the filing thereof, or any Loan Party is adjudicated insolvent or bankrupt; or any order of relief is entered in any such proceeding; any Loan Party makes a general assignment for the benefit of creditors; or any action is taken by any Loan Party for the purpose of authorizing any of the foregoing; or any Loan Party become unable, or admit in writing its inability or fail generally to pay its debts as they become due;

10.6       ERISA.

(a)       one or more ERISA Events shall have occurred that either alone or together results in a liability to any Borrower or any Subsidiary (including on account of an ERISA Affiliate) that equals or exceeds or is reasonably expected to equal or exceed the Threshold Amount, or

(b)       there is or arises an Unfunded Pension Liability that results in a liability to any Borrower or any Subsidiary (including on account of an ERISA Affiliate) that equals or exceeds, or that would reasonably be expected to equal or exceed, the Threshold Amount;

(c)       there is or arises any potential Withdrawal Liability under Section 4201 of ERISA, if any Borrower or any Subsidiary or their respective ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans and the liability to any Borrower or any Subsidiary (including on account of an ERISA Affiliate) equals or exceeds, or is reasonably expected to equal or exceed the Threshold Amount; or

(d)       a Canadian Pension Termination Event shall occur; or there is an appointment by the appropriate Governmental Authority of a replacement administrator to administer any Canadian Defined Benefit Plan; or if any Canadian Defined Benefit Plan shall be terminated or a replacement administrator is appointed; or if a Canadian Loan Party is in default with respect to payments to a Canadian Defined Benefit Plan; or a Canadian Loan Party completely or partially withdraws from a Canadian Defined Benefit Plan which is a multi-employer pension plan, as defined under the applicable pension standards legislation; or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, which would be reasonably likely to exceed the Threshold Amount.

10.7       Security Documents.

  Any of the provisions of Article IV or any Other Document pursuant to which a security interest or Lien is granted in favor of Agent shall cease to be in full force and effect, or shall cease to give Agent for the benefit of itself, the other Lenders or any other secured party, the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest (if and to the extent such Collateral can be perfected by the filing of UCC-1 financing statements and the taking of such other actions required by this Agreement and the Other Documents) in, and Lien on, all of the Collateral, in favor of Agent for the benefit of the Lenders, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens);

10.8       Guarantees.

  Any Guarantee of the Obligations or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations with respect to such Guarantee by such Guarantor;

10.9       Judgments.

  One or more final judgments or decrees shall be entered against any Borrower or any other Loan Party involving (i) a liability not paid or to the extent not covered by a reputable and solvent insurance company or third party indemnities and such judgments and decrees either shall be final and non-appealable by a court of competent jurisdiction or shall not be vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) consecutive days, or (ii) the aggregate amount of all such judgments or decrees equals to or exceeds the Threshold Amount;

10.10     Material Adverse Effect. Any Material Adverse Effect occurs;

10.11       Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Liens that have priority as a matter of Applicable Law);

10.12       Invalidity of Loan Documents. Any material provision of this Agreement or any Other Document shall (taken as a whole), for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender;

10.13       Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement; and

10.14     Change of Control. Any Change of Control shall occur.

XI.          LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1       Rights and Remedies.

  (a)       Upon the occurrence of (i) an Event of Default pursuant to Section 10.5 of this Agreement, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances shall be deemed terminated and (ii) any other Event of Default, at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and/or Agent may terminate the obligations of the Lenders to make Advances. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, under the PPSA, under the LGTOC, and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to such Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Loan Parties. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual non-revocable, royalty-free, non-exclusive license and Agent is granted permission to use all of each Loan Party’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Non-cash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.

 (b)       To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2       Agent’s Discretion.

Subject to Article XIV hereof, Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3       Setoff.

Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender to reduce the Obligations.

11.4       Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5       Allocation of Payments.

Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any Cash Management Liabilities or Hedge Liabilities) or any other amounts outstanding under any of the Other Documents or in respect of the Collateral shall be paid over or delivered, as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents arising from, related to or connected with the Advances and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent arising from, related to or connected with the Advances;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of Lenders to the extent owing to such Lender pursuant to the terms of this Agreement arising from, related to or connected with the Advances or otherwise with respect to the Obligations arising from, related to or connected with the Advances owing to such Lender;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest arising from, related to or connected with the Advances (other than Revolving B Advances);

FIFTH, to the payment of the outstanding principal amount of the Obligations (including Hedge Liabilities and Cash Management Liabilities) arising from, related to or connected with the Advances (other than Revolving B Advances) (including the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to the payment of all of the Obligations consisting of accrued fees and interest arising from, related to or connected with the Revolving B Advances;

SEVENTH, to the payment of the outstanding principal amount of the Obligations arising from, related to or connected with the Revolving B Advances;

EIGHTH, to all other Obligations and other obligations which shall have become due and payable to the Lenders under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities, and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities, and Hedge Liabilities, as the case may be) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “EIGHTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH”, “EIGHTH” and “NINTH” above in the manner provided in this Section 11.5. Notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5.

XII.         WAIVERS AND JUDICIAL PROCEEDINGS.

12.1       Waiver of Notice.

Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2       Delay.

No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3       Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.        EFFECTIVE DATE AND TERMINATION.

13.1       Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the Termination Date (such period of time, the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon payment in full of the Obligations as provided in Section 13.2 hereof. In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof, whether upon the occurrence of an Event of Default under Section 10.5 of this Agreement or otherwise) and this Agreement is terminated (whether as a result of an Event of Default under Section 10.5 of this Agreement or otherwise), or the Maximum Revolving A Advance Amount and the related aggregate Revolving A Commitments are permanently reduced pursuant to Section 2.27, in each case prior to the last day of the Term (the date of any such prepayment or permanent commitment reduction hereinafter referred to as an “Early Termination Date”), Borrowers shall concurrently pay to Agent for the benefit of Lenders with a Revolving A Commitment an early termination premium (the “Early Termination Premium”) in an amount equal to (i) 0.50% of the Maximum Revolving A Advance Amount (or amount of permanent reduction thereof, as applicable) if the Early Termination Date occurs on or after the First Amendment Effective Date to and including the date immediately preceding the first anniversary of the First Amendment Effective Date, (ii) 0.25% of the Maximum Revolving A Advance Amount (or amount of permanent reduction thereof, as applicable) if the Early Termination Date occurs on or after the first anniversary of the First Amendment Effective Date to and including the date immediately preceding the second anniversary of the First Amendment Effective Date, and (iii) zero if the Early Termination Date occurrs on or after the second anniversary of the First Amendment Effective Date; provided, that (a) subject to the following clause (b), if the Early Termination Premium is required to be paid under this Section 13.1 in connection with a Change of Control, the applicable Early Termination Premium shall be reduced to an amount equal to (A) 0.25% if required to be paid under clause (i) above and (B) 0.00% if required to be paid under clause (ii) above, and (b) notwithstanding the foregoing, the applicable Early Termination Premium shall be reduced to zero in all cases if it is required to be paid under this Section 13.1 in connection with any transaction that refinances the Obligations and for which PNC acts as administrative agent (whether in connection with a Change of Control or otherwise). Payment of any Early Termination Premium hereunder constitutes liquidated damages and not a penalty. The actual amount of damages to Agent and the Lenders, or profits lost by Agent and the Lenders, as a result of any early prepayment would be impracticable and extremely difficult to ascertain, and the Early Termination Premium hereunder is provided by mutual agreement of the Borrowers, Agent and the Lenders as a reasonable estimation and calculation of such lost profits or damages of Agent and the Lenders and not a penalty. The Loan Parties acknowledge and agree that the Early Termination Premium described in this Section 13.1 represents the product of an arm’s length transaction among sophisticated parties and constitutes a material inducement for the Lenders to make the Loans and provide the Commitments hereunder. The Early Termination Premium provided for in this Section 13.1 shall be deemed included in the Obligations and secured by the Collateral.

13.2       Termination.

The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted). The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrowers have been indefeasibly paid and performed in full after the termination of this Agreement or Loan Parties have furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto and Agent and Lenders have received a full release from the Loan Parties from all claims of the Loan Parties and their estates for any matters arising out of, relating to or in connection with this Agreement, the Other Documents or the Loan Parties. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to any Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds and Agent and Lenders have received a full release from the Loan Parties from all claims of the Loan Parties and their estates for any matters arising out of, relating to or in connection with this Agreement and the Other Documents.

XIV.          REGARDING AGENT.

14.1       Appointment.

Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter as being for the sole benefit of Agent), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

Without limiting the powers of the Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Lenders hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and Loan Parties. Any person who becomes a Lender shall, by its execution of an Commitment Transfer Supplement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity. The substitution of the Agent pursuant to the provisions of this Section 14 also constitute the substitution of the Attorney.

14.2       Nature of Duties.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3       Lack of Reliance on Agent and Resignation.

Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

Agent may resign at any time on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and, upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Loan Parties.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4       Certain Rights of Agent.

If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5      Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6       Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7      Indemnification.

To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Revolver Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8       Agent in its Individual Capacity.

 With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9       Delivery of Documents.

To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders, subject to Section 16.15.

14.10    Borrowers’ Undertaking to Agent.

 Without prejudice to its obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11    No Reliance on Agent’s Customer Identification Program.

 Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12     Other Agreements.

Each Lender agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each Lender further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.13    Collateral Matters.

(a)        The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted hereunder (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (iv) in connection with a credit bid or purchase authorized under this Section 14.13. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (A) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral (other than pursuant to a disposition of such Collateral consented to by Required Lenders), all of the Lenders or (z) otherwise, the Required Lenders. Upon request by Agent or Borrowers at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 14.13; provided, that (1) anything to the contrary contained in this Agreement or any of the Other Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)       Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to this Agreement or any Other Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

14.14     Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)       is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)       expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)       expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Loan Parties’ and their Subsidiaries’ books and records, as well as on representations of Loan Parties’ personnel,

(d)       agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.15, and

(e)       without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of this Agreement or any Other Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the loan account, Agent shall send a copy of such statement to each Lender.

14.15       Several Obligations; No Liability. Notwithstanding that certain of the Other Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolving Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolving Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its participants of any matters relating to this Agreement and the Other Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any participant of any other Lender.

14.16       Bank Product Providers. Each Secured Party that provides Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges (each a “Bank Product Provider”) in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the Other Documents for purposes of any reference in this Agreement or any Other Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Provider and, by virtue of entering into an agreement or arrangement to provide Cash Management Products and Services, Lender-Provided Foreign Currency Hedges, or Lender-Provided Interest Rate Hedges, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of this Agreement and the Other Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under this Agreement and the Other Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into an agreement or arrangement to provide Cash Management Products and Services, Lender-Provided Foreign Currency Hedges, or Lender-Provided Interest Rate Hedges, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Cash Management Liabilities and Interest Rate Hedge Liabilities and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. Notwithstanding anything to the contrary in this Agreement or any Other Document, no provider or holder of any Cash Management Products and Services, Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the Other Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

XV.        BORROWING AGENCY.

15.1       Borrowing Agency Provisions.

(a)        Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)       The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)       All Borrowers shall be jointly and severally liable for all amounts due to Agent and Lenders under this Agreement and the Other Documents, regardless of which Borrower actually receives the Advances or other financial accommodations hereunder or the amount of such Advances or financial accommodations received or the manner in which Agent and Lenders account for such Advances or financial accommodations on its books and records. The Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from the other Borrowers or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or Lenders with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to Agent, for itself and on behalf of Lenders, except to the extent such waiver, consent, extension, forbearance or granting of any indulgence explicitly is effective with respect to such Borrower, (iv) the failure by Agent or Lenders to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (v) the election of Agent or Lenders in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) the disallowance of all or any portion of the claim(s) of Agent or Lenders for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrowers other than payment in full of the Obligations. With respect to the Obligations arising as a result of the joint and several liability of a Borrower, each Borrower waives, until payment in full of the Obligations and this Agreement, any right to enforce any right of subrogation or any remedy which Agent or Lenders now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent and Lenders. Upon any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

(d)       Each Borrower expressly subordinates any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement until payment in full of the Obligations.

(e)       Each Borrower expressly subordinates all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by this Agreement and the Other Documents and that, but for such provisions, Agent and Lenders would decline to make Advances and issue Letters of Credit.

(f)          Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Agreement and the Other Documents. If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Agent or such Lender and waives (to the extent permitted by Applicable Law) any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion (in Agent’s discretion) of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. Subject to Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be commercially reasonable, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of such Borrower’s Obligations to Agent and Lenders, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(g)       Notwithstanding any other provision of this Section 15, the joint and several liability of each Borrower hereunder shall be limited to a maximum amount as would not, after giving effect to such maximum amount, render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or comparable law. In determining the limitations, if any, on the amount of any Borrower’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Borrower may have under this Section 15, any other agreement or applicable law shall be taken into account. Subject to the restrictions, limitations and other terms of this Agreement, each Borrower hereby agrees that to the extent that a Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment.

15.2       Waiver of Subrogation.

Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.       MISCELLANEOUS.

16.1       Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement (unless and except to the extent expressly provided otherwise in any such Other Document) may and will be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court.

16.2       Entire Understanding.

(a)       This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the documents executed concurrently herewith and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)        The Required Lenders, Agent with the consent in writing of the Required Lenders, and Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)       increase the Revolver Commitment Percentage or the maximum dollar commitment of any Lender, without the consent of each Lender directly affected thereby (including, if applicable, any Defaulting Lender);

(ii)       except in connection with any increase pursuant to Section 2.25, increase the Maximum Revolving Advance Amount without the consent of each Lender;

(iii)      extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Loan Parties to Lenders pursuant to this Agreement without the consent of each Lender directly affected thereby (including, if applicable, any Defaulting Lender) (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iv)       alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of each Lender;

(v)       change the rights and duties of Agent without the consent of each Lender;

(vi)       except as permitted by Section 14.13, release all or substantially all of the Collateral without the consent of all Lenders;

(vii)      other than in connection with a liquidation, dissolution or disposition of a Loan Party permitted by the terms hereof or otherwise consented to by Required Lenders or the payment in full of the Obligations, release any Loan Party from its liability for the Obligations without the consent of all of the Lenders; or

(viii)     increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders.

Notwithstanding the foregoing:

(i)       No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the Other Documents pertaining to Issuer, or any other rights or duties of Issuer under this Agreement or the Other Documents, without the written consent of Issuer, Agent, Borrowers and the Required Lenders;

(ii)       No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the Other Documents pertaining to Swing Loan Lender, or any other rights or duties of Swing Loan Lender under this Agreement or the Other Documents, without the written consent of Swing Loan Lender, Agent, Borrowers and the Required Lenders;

(iii)       No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the Other Documents pertaining to Agent, or any other rights or duties of Agent under this Agreement or the Other Documents, without the written consent of Agent, Borrowers and the Required Lenders;

(iv)       Anything in this Section 16.2(b) to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any Other Document that relates only to the relationship of the Lenders among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any Other Document may be entered into without the consent of, or over the objection of, any Defaulting Lender; and

(v)       The Fee Letter may only be amended with the consent of Agent and Borrowers (it being understood that no Lender’s consent shall be required).

(c)       Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties who are a party to any such agreement, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)       In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

(e)       Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders (but subject to the Required Lenders not having notified the Agent that it shall no longer make such Advances), voluntarily permit the sum of the outstanding Revolving A Advances, the outstanding Swing Loans and the Maximum Undrawn Amount at any time to exceed the Formula Amount by up to five percent (5%) of the Gross Formula Amount (or such greater amount as shall be consented to by Required Lenders) for up to sixty (60) consecutive Business Days (or such longer period as shall be consented to by Required Lenders) (the “Out-of-Formula Loans”); provided, that, such outstanding Advances do not exceed the Maximum Revolving A Advance Amount. If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving A Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving A Advances or outstanding Swing Loans are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving A Advances, the outstanding Swing Loans and the Maximum Undrawn Amount to exceed the Formula Amount by more than five percent (5%) of the Gross Formula Amount, Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving A Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

(f)          In addition to (and not in substitution of) the discretionary Revolving A Advances permitted above in this Section 16.2, the Agent, and PNC with respect to Swing Loans, is hereby authorized by Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving A Advances and/or Swing Loans to Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving A Advances and/or Swing Loans the outstanding Revolving A Advances and the outstanding Swing Loans do not exceed (unless Required Lenders otherwise agree) the lesser of (i) one hundred and five percent (105%) of the Formula Amount and (ii) the Maximum Revolving A Advance Amount.

16.3       Successors and Assigns; Participations; New Lenders.

(a)       This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations, and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)       Subject to subsections (c) and (d) below, each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances (other than Swing Loans) to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided no Borrower shall be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances (other than Swing Loans) or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances (other than Swing Loans) hereunder or other Obligations payable hereunder and in no event shall any Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances (other than Swing Loans). Each Lender granting a participation shall, as a non-fiduciary agent of the Borrowers, maintain a register as to each participation containing information similar to that of the Register. No participation shall be transferred except as recorded in such participation register.

(c)       Any Lender, with the consent of Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers, in each case which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances (other than Swing Loans) hereunder (each a “Purchasing Lender”), in minimum amounts of not less than Five Million and 00/100 Dollars ($5,000,000.00), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolver Commitment Percentage, as set forth therein and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolver Commitment Percentage arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Subject to the foregoing, each Loan Party hereby (i) consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolver Commitment Percentage arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents and (ii) agrees to execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)       Any Lender, with the consent of Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers, in each case which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) the Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Subject to the foregoing, each Loan Party hereby (i) consents to the addition of such Purchasing CLO and (ii) agrees to execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)       Agent, or a non-fiduciary agent of the Borrowers, shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)          Each Loan Party authorizes each Lender, subject to Section 16.15 hereof, to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g)       Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)       Any transfer or assignment made in violation of this Section 16.3 will be null and void.

(i)       For the avoidance of doubt, any participation or sub-participation of the Revolving B Advances made to an Affiliate of a Loan Party in accordance with this Section 16.3 and, with respect to any sub-participation, the applicable participation agreement, shall be permitted under this Agreement.

16.4       Application of Payments.

Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5       Indemnity.

Each Loan Party shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5 by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials, or other toxic substances. Additionally, if any stamp, court or documentation, intangible, transfer, recording, filing or similar Taxes (excluding Taxes that are Other Connection Taxes imposed with respect to an assignment (other than assignment made at the request of any Loan Party) shall be payable by Agent, Lenders or Loan Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Loan Parties will pay (or will promptly reimburse Agent and Lenders for payment of) all such Taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5 harmless from and against all liability in connection therewith.

16.6       Notice.

Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 16.6. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Credit Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)       In the case of hand-delivery, when delivered;

  (b)       If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

  (c)       In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)       In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)       In the case of electronic transmission, when actually received;

(f)       In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)       If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)       If to Agent or PNC at:

PNC Bank, National Association 200 South Wacker Drive, Suite 600 Chicago, Illinois 60606
Attention:	Account Manager – A.M. Castle
Telephone:	(312) 454-2935
Facsimile:	(312) 454-2919

with a copy to:

Goldberg Kohn Ltd. 55 East Monroe, Suite 3300 Chicago, Illinois 60603
Attention:	Jeffrey Dunlop, Esq.
Telephone:	(312) 201-4000
Facsimile:	(312) 863-7831

(B)	If to a Lender other than Agent, as specified on the signature pages hereof.

(C)	If to Borrowing Agent or any Loan Party: A.M. Castle & Co.

1420 Kensington Road Suite 220 Oakbrook, IL 60523
Attention:	Marec E. Edgar
Telephone:	(847) 349-2516
Facsimile:	(847) 455-7111

with a copy to:

Pachulski Stang Ziehl & Jones LLP 150 California Street, 15th Floor San Francisco, CA 94111-4500
Attention:	Maxim Litvak, Esq.
Telephone:	(415) 263-7000
Facsimile:	(415) 263-7010

16.7       Survival.

  The obligations of Loan Parties under Sections 2.2(f), 3.8, 3.9, 3.10, 3.11, 4.15(g), 16.5 and 16.9, and the obligations of Agent and Lenders under Sections 14.7 and 16.15 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8       Severability.

  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9       Expenses.

Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the reasonable fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the any Borrower’s or any Borrower’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10    Injunctive Relief.

 Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11     Consequential Damages.

  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12     Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13     Counterparts; Facsimile Signatures.

  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic means shall be deemed to be an original signature hereto.

16.14     Construction.

  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15     Confidentiality; Sharing Information.

  Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees provided that such Transferees are bound by the provisions of this Section 16.15, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16     Publicity.

  Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17     Certifications From Banks and Participants; US PATRIOT Act.

  (a)       Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

  (b)       The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Agent and Lenders may from time to time request, and each Borrower shall provide to Agent, such Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18     Canadian Anti-Money Laundering Legislation.

  (a)       Each Loan Party acknowledges that, pursuant to the Canadian Anti- Terrorism or Sanctions Laws and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)            If the Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Agent:

(i)       shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable AML Legislation; and

(ii)       shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

16.19       Anti-Terrorism Laws.

(a)       Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)       Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

[INTENTIONALLY LEFT BLANK]

Each of the parties has signed this Agreement on the day and year first above written.

BORROWERS:

A.M. CASTLE & CO.

By:
Name:
Title:

TOTAL PLASTICS, INC.

By:
Name:
Title:

HY-ALLOY STEELS COMPANY

By:
Name:
Title:

KEYSTONE TUBE COMPANY, LLC

By:
Name:
Title:

KEYSTONE SERVICE, INC.

By:
Name:
Title:

Signature Page to Revolving Credit and Security Agreement

GUARANTORS:

A.M. CASTLE & CO. (CANADA) INC.

By:
Name:
Title:

CASTLE METALS DE MEXICO, S.A. DE C.V.

By:
Name:
Title:

CASTLE METALS DE MEXICALI, S.A. DE C.V.

By:
Name:
Title:

Signature Page to Revolving Credit and Security Agreement

Agent and Lenders:

PNC BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:
Name:
Title:

Signature Page to Revolving Credit and Security Agreement

Exhibit B

Closing Checklist

(attached)

CLOSING CHECKLIST

AMENDMENT NO. 1 TO REVOLVING CREDIT AND SECURITYAGREEMENT

CLOSING DATE: June 1, 2018

I.	Parties:

A.	PNC Bank, National Association (“PNC” or “Lender”), individually and as administrative agent and collateral agent (“Agent”) 200 South Wacker Drive, Suite 600 Chicago, Illinois 60606

B.
A.M. Castle & Co. (“AMC”)
Keystone Tube Company, LLC (“Keystone Tube”)
HY-Alloy Steels Company (“HY-Alloy”)
Keystone Service, Inc. (“Keystone Service”)
Total Plastics, Inc. (“Plastics”; together with AMC, Keystone Tube, HY-Alloy, and Keystone Service, collectively “Borrowers” and each, individually, a “Borrower”)
1420 Kensington Road
Suite 220
Oakbrook, IL 60523

A.M. Castle & Co. (Canada) Inc. (“Castle Canada” or “Canadian Guarantor”)

2150 Argenia Road

Mississauga, ON L5N 2K7, Canada

Castle Metals de Mexico, S.A. de C.V. (“Castle Mexico”)

Castle Metals de Mexicali, S.A. de C.V. (“Castle Mexicali”; together with AMC Mexico, collectively, “Mexican Guarantors” and each individually a “Mexican Guarantor”; together with Canadian Guarantor, collectively, “Guarantors” and each individually a “Guarantor”)

A.V. Industriales Del Poniente KM, 19

Centro, Santa Catarina, NL 66350

II.	Counsel to Parties:

A.	US Counsel to Agent: Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

Telephone:        (312) 201-4000

Telecopy:           (312) 332-2196

B.	US Counsel to Borrowers and Guarantors: McDermott Will & Emery LLP

444 West Lake Street, Suite 4000

Chicago, Illinois 60606

Telephone:        (312) 984-3367

Telecopy:          (312) 276-9539

III.	Closing Documents:

A.	Items to be delivered by, or pertaining to, Borrowers and Guarantors:

1.	Amendment No. 1 to Revolving Credit and Security Agreement

(a)	Certification Regarding Beneficial Owners/Controlling Party of Legal entity Customers

2.	Disbursement Letter

3.	Amended and Restated Revolving Note (Borrowers)

4.	Supplemental Fee Letter

5.	Subordinated Last-Out Participation Agreement

(a)	SGF, LLC
(b)	1992 MSF International Ltd.
(c)	1992 Tactical Credit Master Fund, L.P.
(d)	Whitebox Asymmetric Partners, LP
(e)	Whitebox Credit Partners, LP
(f)	Whitebox GT Fund, LP
(g)	Whitebox Multi-Strategy Partners, LP
(h)	Pandora Select Partners, LP

6.	Supplemental Indenture and Amendment No. 1

7.	Limited Consent and First Amendment to Intercreditor Agreement

B.	Organizational Due Diligence:

8.	Resolutions of AMC

9.	Resolutions of Keystone Tube

10.	Resolutions of HY-Alloy

11.	Resolutions of Keystone Service

12.	Resolutions of Plastics

C.	Post-Closing Items

13.	Amendment No. 1 to Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, together with:

a)	Title Insurance Policy Date Down Endorsement

ANNEX A

REVOLVER COMMITMENT PERCENTAGES

Lender	Revolving A Commitment Amount	Revolving A Commitment Percentage	Revolving B Commitment Amount	Revolving B Commitment Percentage
PNC Bank, National Association	$125,000,000	100%	$25,000,000	100%

Exhibit 2.2(b)

Participation Agreement

(attached)

SUBORDINATED LAST-OUT PARTICIPATION AGREEMENT

THIS SUBORDINATED LAST-OUT PARTICIPATION AGREEMENT (this “Agreement”), dated as of June 1, 2018, is entered into among SGF, LLC, an Illinois limited liability company, 1992 MSF International Ltd., a Cayman Islands exempted company, 1992 Tactical Credit Master Fund, L.P., a Cayman Islands exempted company, Whitebox Asymmetric Partners, LP, a Cayman Islands exempted limited partnership, Whitebox Credit Partners, LP, a British Virgin Islands limited partnership, Whitebox GT Fund, LP, a Delaware limited partnership, Whitebox Multi-Strategy Partners, LP, a British Virgin Islands limited partnership, and Pandora Select Partners, LP, a British Virgin Islands limited partnership (each a “Participant”, and collectively, the “Participants”), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, “Agent”) and a Lender (the “Participating Lender”).

WITNESSETH:

WHEREAS, A.M. Castle & Co., a Maryland corporation (“Castle”), Total Plastics, Inc., a Michigan corporation (“Plastics”), HY-Alloy Steels Company, a Delaware corporation (“HY- Alloy”), Keystone Tube Company, LLC, a Delaware limited liability company (“Keystone Tube”), and Keystone Service, Inc., an Indiana corporation (“Keystone Service”; together with Castle, Plastics, HY-Alloy and Keystone Tube, the “Borrowers” and each a “ Borrower”), each “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guarantees all or any part of the Obligations, each a “Guarantor” and collectively, the “Guarantors”), Agent, and the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) are parties to that certain Revolving Credit and Security Agreement dated as of August 31, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which Lenders have made loans and other financial accommodations to Borrowers;

WHEREAS, contemporaneously herewith, Borrowers, Guarantors, Agent and Lenders have entered into that certain Amendment No. 1 to Revolving Credit and Security Agreement dated as of the date hereof (the “Amendment No. 1”);

WHEREAS, in connection with the execution of Amendment No. 1, the Participating Lender wishes to sell, and the Participants wish to purchase, a subordinated, last-out, participation interest in the Revolving B Advances on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Definitions. All capitalized terms not otherwise defined herein and defined in the Credit Agreement shall have the meanings ascribed to such terms in the Credit Agreement.

2.       Subordinated, Last-Out Participation.

(a)       Participation Interest. The Participating Lender hereby sells to each Participant, and each Participant hereby purchases from the Participating Lender a subordinated, last-out participation interest in the Participating Lender’s interest in the Revolving B Advances made (or to be made by PNC substantially concurrently herewith) pursuant to the terms of the Credit Agreement in the corresponding amount set forth on Exhibit 1 hereto, subject to the terms and conditions of this Agreement (the “Participation Interest”). Each Participant acknowledges and agrees that under no circumstances shall such Participant have the right to demand or require that Participating Lender buy back any portion of its Participation Interest. The obligations of each Participant hereunder are several, and not joint and several, and shall be calculated based on the percentage of each Participant’s Participation Interest (as a fraction of the aggregate amount of all Participation Interests).

(b)       Payments. On the date hereof, each Participant shall pay to the Participating Lender, the amounts set forth on Exhibit 1 as consideration for each Participant’s Participation Interest in the outstanding principal amount of the Revolving B Advances as of the date hereof, which payment shall be by wire transfer pursuant to the wire instructions set forth on Exhibit 1.

(c)       Characterization of Participation Interest. The aforesaid sale of the Participation Interest by the Participating Lender to Participants is absolute, without recourse and, except as expressly provided herein, without representation or warranty of any kind by the Participating Lender. Each Participant shall be fully and irrevocably at risk to the extent of its Participation Interest. This Agreement evidences a sale to each Participant of its Participation Interest, and does not evidence or create, and shall not be construed as evidencing or creating, an extension of credit from any Participant to the Participating Lender, a security issued by Participating Lender, an investment by any Participant in the Participating Lender, or a partnership, trust, fiduciary relationship, or, except to the extent otherwise agreed herein, other legal relationship whatsoever between the Participating Lender and any Participant. Nothing herein is intended or shall be construed to constitute any Participant as a Lender under the Credit Agreement. Each Participant acknowledges that such Participant does not hold any “claim” (as defined in Section 101(5) of the Bankruptcy Code (as defined below)) against any Loan Party and therefore Participant is not a creditor of any Loan Party by reason of the Participation Interest.

(d)       Exclusion of Other Loans. Notwithstanding any provision of this Agreement to the contrary, each Participant shall be entitled solely to its Participation Interest in the principal amount of the Revolving B Advances and interest payable with respect thereto (at the rates applicable to the Revolving B Advances from time to time under the terms of the Credit Agreement), but Participant shall not have any interest in any of the other Obligations, fees or charges, expense reimbursements or other amounts payable by Borrowers to Agent, the Participating Lender or any other Lender under the Credit Agreement or any of the Other Documents. All of the Obligations (including without limitation Obligations pertaining to any Post-Petition Amounts (as defined below)) owing to Agent, the Participating Lender and each other Lender, other than principal and interest in respect of each Participant’s Participation Interest in the Revolving B Advances as specified herein, are collectively referred to as the “Non-Participated Obligations”. The term “Obligations” is used herein as defined in the Credit Agreement, and shall include interest, fees, costs, charges and any other amounts accruing at the then applicable rate (including any default rate) provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, with respect to Borrowers or any other Loan Party, whether or not a claim for post-filing or post-petition interest, fees, costs, charges and other amounts is allowed or allowable in such proceeding (collectively, “Post-Petition Amounts”).

3.       Payments.

(a)       No Participant shall be entitled to receive any amounts payable by Borrowers to, or any proceeds of Collateral received by, Agent, Participating Lender or any other Lender under the Credit Agreement or any Other Document, nor shall any Participant have, except as set forth in this Agreement, any rights with respect to the Revolving Advances, the Loan Documents or any other extension of credit by the Lenders to Borrowers. Instead, any and all payments owing under the Credit Agreement on account of the Participation Interest shall be made by Borrowers to Agent, and Agent shall only be required to deliver such sums to the Participants after all of the Non-Participated Obligations have been paid in full in cash and all commitments to lend under the Credit Agreement have been terminated; provided, however, that if the Revolver B Cash Payment Conditions are satisfied, both immediately before and immediately after giving effect to any proposed payment of current interest (excluding any catch-up payments, which, for the avoidance of doubt, shall not be permitted) on account of the Revolving B Advances, Agent shall deliver, and Participant shall be entitled to receive cash interest in accordance with Section 3.1(a) of the Credit Agreement. Nothing contained in this Section 3(a) shall be interpreted to modify Borrowers’ obligation to repay principal or to pay interest or any other amounts due in respect of Participant’s Participation Interest in the Revolving B Advances.

(b)       All payments with respect to the Obligations (including, without limitation, any payment by way of setoff, banker’s lien, counterclaim, realization on Collateral or otherwise) received by a Participant at any time prior to all of the Non-Participated Obligations having been paid in full in cash and all commitments to lend under the Credit Agreement having been terminated, from any source other than the Agent or Participating Lender as provided in this Agreement, shall be held by such Participant in trust for Participating Lender and shall be immediately forwarded to Participating Lender for application pursuant to the terms of this Agreement. Further, if Agent or Participating Lender pays an amount to any Participant under this Agreement in the belief or expectation that a related payment has been or will be received by Agent or Participating Lender, and such related payment is not so received, then Agent or Participating Lender, as applicable, shall be entitled to recover such amount from such Participant and such Participant shall promptly pay such amount to Agent or Participating Lender, as applicable (together with any endorsement or assignment of Participant where necessary), for application to the Non-Participated Obligations.

4.      Return of Payments.

(a)       Indemnity for Suits. If Agent or the Participating Lender is sued, or threatened with suit, by a receiver or trustee in any bankruptcy or other insolvency proceeding involving Borrowers, Loan Parties or any other Person, (i) on account of any alleged preferential or fraudulent transfer received or alleged to have been received, directly or indirectly, from Borrowers, Loan Parties or any other Person, which is attributable in whole or in part to the Participation Interest, or (ii) relating to the equitable subordination of any of the Obligations or the recharacterization of any of the Obligations as equity, which is attributable in whole or in part to the Participation Interest or the actions or omissions of a Participant, then such Participant shall (A) indemnify, defend and hold each of Agent and the Participating Lender harmless from any such suit, claim or action and (B) repay or reimburse the Agent and Participating Lender on demand for all expenses, costs and reasonable attorneys’ fees paid or incurred, or payments made by Agent or Participating Lender, in connection therewith. Without limiting the foregoing, if any court of competent jurisdiction deems the Participating Lender to be the transferee of a preferential or other avoidable transfer with respect to the Obligations, then, to the extent a Participant received payment from, or the benefit of, such alleged transfer, such Participant shall repay to Participating Lender on demand the amount of such transfer, together with interest at such rate, if any, as the Participating Lender is required to pay, without set-off, counterclaim, or deduction of any kind by such Participant. To the extent that any amounts previously paid in respect of the Obligations are recovered from the Participating Lender, such amounts owing, at Participating Lender’s election, shall be reinstated as part of the Obligations, repayable in accordance with the priorities established herein and in the Credit Agreement. The provisions of this Section 4(a) shall survive the termination of this Agreement.

(b)       Obligations Absolute. Participant’s obligations hereunder are absolute, unconditional, and continuing, and will be unaffected by any one or more of the following: (i) any amendment or waiver of any term of the Credit Agreement or any of the Other Documents; (ii) any extension, indulgence, settlement or compromise granted or agreed to in relation to the Obligations; (iii) any release of any security for, or any guarantee of, any of the Obligations; (iv) the invalidity, unenforceability, or insufficiency of the Credit Agreement or any of the Other Documents; (v) any default by, or insolvency of, Borrowers or any other Person under the Credit Agreement or any of the Other Documents; (vi) any act or omission on Participating Lender’s, Agent’s or any other Lender’s part relating to this Agreement, the Credit Agreement, any of the Other Documents, the Obligations or the Collateral; (vii) any failure to give notice to such Participant of any of the foregoing; (viii) any requirement that the Participating Lender, Agent or any other Lender take any action under the Loan Documents against Borrowers, any other Loan Parties or any other Person or their respective assets; (ix) any defenses at law or in equity which such Participant may have to the full discharge of any of its obligations under this Agreement; or (x) termination or expiration of this Agreement or the Credit Agreement.

5.       Participant’s Acknowledgments, Representations, Warranties, and Covenants.

(a)       Information. Each Participant hereby acknowledges that the Participating Lender has made available to such Participant copies of the Credit Agreement, the Other Documents and any other information or documentation that such Participant has requested.

(b)       Representations. Each Participant hereby severally represents, warrants, and covenants to the Participating Lender as follows:

  (i)       this Agreement constitutes the legal, valid and binding obligation of Participant, and is enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;

(ii)       Participant’s execution of this Agreement and the performance of its obligations hereunder will not require any registration with, notice to, or consent or approval by any federal, state or local governmental or regulatory body;

(iii)       Participant is familiar with transactions of the kind and scope reflected in this Agreement, the Credit Agreement and the Other Documents;

(iv)       Participant is a sophisticated investor and has made and will continue to make its own independent investigation and appraisal of the financial condition and affairs of Borrowers and Loan Parties, has conducted and will continue to conduct its own evaluation of the Credit Agreement and the Other Documents, the Obligations, the Collateral and the creditworthiness of Borrowers and the other Loan Parties, and has made its decision to acquire its Participation Interest independently and without reliance upon Agent or the Participating Lender;

(v)       Participant is acquiring the Participation Interest for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Participant has no present intention of selling, granting any participation in, or otherwise distributing the same; provided, that, the parties acknowledge and agree that each Participant may be contemplating sub-participating a portion of its Participation Interest to (1) any of its affiliates or funds managed by the same investment manager, or (2) Corre Opportunities Fund, LP, Corre Opportunities II Master Fund, LP, Corre Opportunities Qualified Master Fund, LP or Wolverine Flagship Fund Trading Limited, as holders of Junior Lien Debt as of the date hereof, or any of their affiliates (the “Specified Junior Lien Debt Holders”); in each case, subject to the terms and conditions of Section 15 of this Agreement.

(vi)       Participant shall not obtain or seek to obtain any security interest in all or any portion of the Collateral independently of this Agreement (other than in connection with the Junior Lien Debt in such Participant’s capacity as a holder of the Junior Lien Debt);

(vii)       Participant is not purchasing the Participation Interest on behalf of one or more employee benefit plans, or with proceeds which constitute “plan assets,” as defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder; and

(viii)       Participant acknowledges that the Agent and Participating Lender may possess material information not known to Participant regarding or relating to Borrowers or their Affiliates or the Collateral, that it has not requested such information, and that neither the Agent nor the Participating Lender shall have any liability whatsoever with respect to non-disclosure of such information, whether before or after the date hereof.

6.       Management of Financing Arrangements; Enforcement.

(a)       Rights of the Parties. Until such time as all Non-Participated Obligations have been paid in full, in cash, and all commitments to lend under the Credit Agreement have been terminated, no Participant shall have any voting rights, or consent or approval rights, in respect of the Credit Agreement or the Other Documents, except that, without the written consent of the Participant, the Participating Lender shall not agree to any amendment, consent, modification or waiver of the Credit Agreement that would (i) reduce or waive the interest or principal payable with respect to the Participation Interest (other than any Default Interest), (ii) amend the definition of Revolver B Cash Payment Conditions to make the conditions therein more restrictive than those in effect on the date hereof, (iii) extend the maturity date applicable to the Revolving B Advances (x) in the case that the maturity date applicable to the Revolving A Advances is not extended simultaneously to the same new maturity date for the Revolving B Advances, to a date beyond February 28, 2022 and (y) in the case that the maturity date applicable to the Revolving A Advances is extended simultaneously to the same new maturity date for the Revolving B Advances, to a date beyond August 28, 2022, (iv) cause Participants to increase the amount of their Participation Interest above the amount outstanding on the date hereof (other than as a result of the accrual and capitalization of interest, including interest paid-in-kind) or (v) add an additional tranche of Indebtedness that is participated out (and not held by Participating Lender) that is (x) senior in lien or payment priority to the Revolving B Advances and (y) junior in lien or payment priority to the Revolving A Advances. Subject to the immediately preceding sentence, without limiting the foregoing, as between the Participating Lender and Participants, the Participating Lender shall have the exclusive right, in the Participating Lender’s name alone, to carry out the provisions of the Credit Agreement and the Other Documents, and, without the consent of Participants, the Participating Lender may vote to amend the Credit Agreement or the Other Documents in any respect, waive any of the terms of the Credit Agreement or Other Documents, and release any Collateral for, or guaranty of, the Obligations, enforce and collect the Obligations, exercise and enforce all rights and privileges granted to the Participating Lender under the Credit Agreement and the Other Documents, and take or refrain from taking legal action to enforce or protect Participants’ or the Participating Lender’s interests with respect to the Credit Agreement, the Other Documents, the Collateral and the Obligations. No Participant shall have, or shall seek to exercise, any right of legal or equitable redress against Borrowers, the Loan Parties or any Collateral in connection with the Revolving B Advances, the Credit Agreement, any Other Document or this Agreement until all of the Non-Participated Obligations have been paid in full in cash and all commitments to lend under the Credit Agreement have been terminated. Further, each Participant acknowledges that Agent or the Participating Lender may, in connection with the exercise of any rights or remedies available to Agent or Participating Lender at law or in equity, receive less than the full amount of the Obligations in which case neither Agent nor Participating Lender shall be deemed to have violated any provisions hereof or have any liability to any Participant as a result thereof, and nothing contained herein shall be deemed to limit the exercise of any such rights or remedies available to Agent or Participating Lender against the Collateral.

(b)       Notices and Reports. Neither the Agent nor the Participating Lender shall have any duty to provide, or liability for its failure to provide, notices, reports and other financial information to any Participant, and neither the Agent nor the Participating Lender shall have any obligation to share with any Participant any analyses that the Agent or Participating Lender may make with respect to the business or financial condition of Borrowers, the other Loan Parties or any of their property.

(c)       Failure to Enforce. No failure or delay by Agent or the Participating Lender to exercise any power, right or privilege under this Agreement or under the Credit Agreement or any of the Other Documents will impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right or privilege will preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies of the Agent and Participating Lender under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available to Agent and Participating Lender against the Participants.

7.       Limitation of Liability.

(a)       Representations by Participating Lenders. The Participating Lender hereby represents and warrants that (i) it is the legal and beneficial owner of the interest being sold by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) it has the legal and contractual authority to sell its portion of the Participation Interest to the Participants; (iii) it has the authority to execute and deliver this Agreement; (iv) this Agreement constitutes the legal, valid and binding obligation of Participating Lender, and is enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and (v) the Participating Lender’s execution of this Agreement and the performance of its obligations hereunder will not require any registration with, notice to, or consent or approval by any federal, state or local governmental or regulatory body.

(b)       No Further Representations by Participating Lenders. The Participating Lender makes no representations or warranties of any kind, express or implied, and assume no responsibility or liability whatsoever, with regard to (i) the Credit Agreement, the Other Documents or the Obligations or the validity, genuineness, enforceability or collectability of any of them, (ii) the performance of, or compliance with, any of the terms or provisions of the Credit Agreement or any of the Other Documents, (iii) any of the property, books or records of Borrowers or any other Loan Party, (iv) the validity, enforceability, perfection, priority, condition, value or sufficiency of any of the Collateral or (v) the present or future solvency or financial worth of Borrowers, any other Loan Party, any Affiliate or any other Person obligated with respect to the Obligations.

(c)       No Duty. Neither Agent nor the Participating Lender has, and or will have, any duty, either initially or on a continuing basis, to make any inquiry, investigation, evaluation or appraisal on any Participant’s behalf; nor will they have any responsibility or liability with respect to the accuracy or completeness of any information provided to any Participant which has been provided to Agent or Participating Lender by Borrowers or any other Person.

(d)       Not a Trustee. None of the Agent or the Participating Lender will be deemed to be a trustee or agent for any Participant in connection with this Agreement, the Credit Agreement, the Other Documents, the Obligations or the Collateral, nor will Participating Lender be considered to have a fiduciary relationship with any Participant by virtue of this Agreement or any other document or by operation of law.

(e)       Right to Act. Subject to Section 6 hereof, each of the Agent and the Participating Lender may use its sole discretion in administering the Obligations and the Collateral, and in exercising or refraining from exercising any rights or taking or refraining from taking any actions to which Agent or the Participating Lender may be entitled under this Agreement, the Credit Agreement, the Other Documents or applicable law. In exercising such discretion, the Agent and the Participating Lender may, without incurring any liability to any Participant, rely upon the advice of legal counsel, accountants and other experts, including those retained by Borrowers.

(f)          No Liability. Neither Agent nor the Participating Lender will be liable to any Participant for any action or failure to act or any error of judgment, negligence, mistake or oversight on Agent’s or Participating Lender’s part or on the part of any of Agent’s or Participating Lender’s agents, officers, employees or attorneys (other than to the extent constituting gross negligence or willful misconduct of the Agent or Participating Lender as determined by a final, non-appealable order of a court of competent jurisdiction). Neither Agent nor Participating Lender will be liable to any Participant for any action or failure of action taken by the Agent or Participating Lender at such Participant’s direction or request.

8.       Indemnification. In addition to, and not in limitation of, Section 4(a) above, each Participant hereby severally indemnifies Agent and the Participating Lender, in accordance with the Participation Interest, against, and agrees to hold Agent and the Participating Lender harmless from, any and all claims, demands, actions, controversies, suits, obligations, losses, damages, judgments, awards, costs and expenses (collectively, “Losses”), including without limitation, all reasonable attorneys’ fees and disbursements of Agent and the Participating Lender, arising by reason of or resulting from (a) any breach of such Participant’s representations, warranties or covenants contained herein, (b) any Losses described in Section 4 above, (c) any Losses relating to, or arising from, the Participation Interest or this Agreement, (d) any sale, assignment or transfer of, or grant of a subparticipation in, all or any part of the Participation Interest or (e) Agent or Participating Lender following any direction or request of such Participant with respect to the Participation Interest. In addition, and not in limitation of, the foregoing, to the extent the Participating Lender is obligated to pay to or reimburse Agent or any affiliates, officers, directors, employees, attorneys or agents of Agent (collectively the “Agent-Related Persons”) for such Participating Lender’s Pro Rata Share of the Revolving B Advances of any costs or expenses incurred by such Agent-Related Person in connection with the Credit Agreement or any Other Document, each Participant severally hereby agrees that it is and shall be obligated to pay or reimburse Agent for the amount of any such documented payment or reimbursement at such time. The provisions of this Section 8 shall survive termination of this Agreement.

9.       Notices. Any notices, demands, requests or communications under this Agreement shall be in writing and shall be personally delivered, sent by facsimile or sent by certified mail, return receipt requested, at the addresses set forth below the respective parties’ signatures hereto. Notices personally delivered shall be effective when delivered; facsimile notices shall be effective when sent and confirmed by return transmission; and mailed notices shall be effective two (2) Business Days after deposit, postage prepaid in the United States mail. Addresses and facsimile numbers for notices may be changed by either party by written notice to the other, given as provided in this Section 9.

10.       Bankruptcy Rights. Without limiting the terms of Section 4(a) and Section 6(a) of this Agreement, upon the occurrence of a bankruptcy petition filed for or against any Borrower or any other Loan Party, each Participant agrees that the Participating Lender shall not have any liability to such Participant for, and such Participant waives any claim or objection it may hereafter have against Participating Lender arising out of, (i) Participating Lender’s consent to the use of cash collateral pursuant to Section 363 of the United States Bankruptcy Code (Title 11 U.S.C. 101 et seq., as amended from time to time, the “Bankruptcy Code”), (ii) Participating Lender’s agreement to extend, or Participating Lender’s consent to the extension by another Person of, additional credit to Borrowers or any other Credit Party, as debtor-in-possession, or to a trustee, pursuant to Section 364 of the Bankruptcy Code, (iii) Participating Lender’s consent to a sale or other disposition of any Collateral free and clear of Agent’s Liens under the Bankruptcy Code (including Sections 363, 365 to 1129 of the Bankruptcy Code), (iv) the Agent’s or Participating Lender’s application of payments received in such case, including the application to Obligations accruing after the commencement of such case (including without limitation interest, fees, costs and other charges, whether or not allowed as claims in such case), or (v) Participating Lender’s election made pursuant to Section 1111(b)(2) of the Bankruptcy Code. Neither Agent nor Participating Lender shall have any liability to any Participant in the event that the recovery of the Obligations is less than the full amount of the Obligations. Further, each Participant acknowledges and agrees that in the event Participating Lender desires to provide, or provides, debtor-in-possession financing or cash collateral usage in any voluntary or involuntary bankruptcy case commenced by or against any Loan Party, Agent shall have the sole right to determine the structure of any such debtor-in-possession financing and/or cash collateral usage, including, without limitation, the right to bifurcate the pre-petition Obligations, including solely the last-out portion of the pre-petition obligations evidenced by the Revolving B Advances, in which case, the Revolving B Advances alone may remain as a pre-petition claim and the Lenders’ claims (and each Participant’s Participation Interest) in respect of the Revolving B Advances shall be junior in priority to any such debtor-in-possession financing or cash collateral arrangement provided by or consented to by Agent or any Lender, or, in Agent’s sole discretion, the Revolving B Advances may be a last-out tranche in such debtor-in-possession financing. Each Participant waives any right to object to the foregoing. Each of Participant and Participating Lender acknowledges and agrees that the intercreditor provisions set forth in this Agreement relate solely to the Revolving A Advances and Revolving B Advances under the Credit Agreement and do not amend, modify, waive or otherwise supplement any other intercreditor agreements (including, without limitation, those set forth in that certain Intercreditor Agreement, dated as of August 31, 2017, by and among PNC Bank, National Association, as administrative agent and collateral agent for the first lien secured parties, and Wilmington Savings Fund Society, FSB, as indenture trustee and collateral agent for the second lien secured parties).

11.       Miscellaneous.

(a)       Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding among the Agent, the Participating Lender and Participants and supersedes any and all prior agreements and understandings with respect to the subject matter hereof. No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written agreement of the Agent, each of the Participating Lenders and Participants.

(b)       Other Relationships. The Participating Lender may make loans or otherwise extend credit to, and generally engage in any kind of debtor-creditor relationship with, Borrowers, or any Affiliate of Borrowers, and receive payment on such loans or extensions of credit and otherwise act with respect thereto without accountability to Participants, in the same manner as if this Agreement did not exist. The Agent may also act as agent under the Credit Agreement and the other Loan Documents, in the same manner as if this Agreement did not exist.

(c)       Successors and Assigns.

(i)       The Participating Lender may from time to time grant other participations in the Obligations or assign or transfer the Obligations or any portion thereof to any other Person. Except as set forth in Section 15 hereof with respect to sub-participations, no Participant may sell, assign, grant a participation interest in, or otherwise transfer all or any portion of this Agreement or its Participation Interest without the prior written consent of Agent. This Agreement shall be binding upon the parties hereto, and inure to the benefit of their respective successors and Agent’s and Participating Lender’s assignees.

(ii)       After all of the Non-Participated Obligations have been paid in full in cash and all commitments to lend under the Credit Agreement have been terminated, Agent and the Participating Lender may, in their sole discretion, and shall, upon the request of the Participants, assign to the Participants all of their respective right, title and interest in, to and under the Obligations, the Credit Agreement and the Other Documents (including, without limitation, all Collateral) in exchange for a complete release from the Participants with respect to any and all obligations of Agent and the Participating Lender arising out of or in connection with any Participation Interest, whereupon this Agreement and any duties or obligations of Agent or Participating Lender hereunder or under the Loan Documents shall terminate.

(d)       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. However, in the event any provision of this Agreement is or is held to be invalid, illegal or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

(e)       Section Titles. Section and subsection titles in this Agreement are included for convenience of reference only and shall have no substantive effect.

(f)          Applicable Law. This Agreement shall be construed in all respects in accordance with and governed by the internal laws of the State of New York, without giving effect to any conflicts of laws provisions.

(g)       CONSENT TO JURISDICTION. EACH PARTICIPANT HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH PARTICIPANT EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTICIPANT HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

(h)       WAIVER OF JURY TRIAL. EACH PARTICIPANT, THE AGENT AND THE PARTICIPATING LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH PARTICIPANT, THE AGENT AND THE PARTICIPATING LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTICIPANT, THE AGENT AND THE PARTICIPATING LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY TO REVIEW THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(i)       Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument.

12.       Standing. Each Participant acknowledges that it shall not interfere with the exercise by Agent or Participating Lender of any of their respective rights against any Borrower, any other Loan Party, or the Collateral in respect of the Participation Interest. Each Participant acknowledges that, in its capacity as a participant, that such Participant will not have any standing under the Credit Agreement, the Other Documents or otherwise, with respect to the Participation Interest in any bankruptcy case or proceeding involving any Loan Party.

13.       Confidentiality. Each Participant agrees that it shall not disclose the existence of this Agreement, or disseminate any information not publicly available or previously made available by any other Person not in violation of the Credit Agreement or any Other Document regarding Borrowers, any other Loan Party, any of the Collateral, the Credit Agreement or any of the Other Documents to any Person (other than the Borrower and its subsidiaries (and any officers, employees, Specified Junior Lien Debt Holders (as defined below), affiliates, accountants, counsel and other representatives thereof), any Participant and its fund managers and co-managed funds, and the respective shareholders, affiliates, investors, partners, directors, officers, employees, accountants, counsel and other representatives or regulatory authorities having jurisdiction over any of the foregoing or pursuant to subpoena, court order or the like) without the Agent’s prior written consent.

14.       Bankruptcy Issues. This Agreement shall apply in all respects both prior to and, to the extent permissible under applicable law, during the pendency of any proceedings under the Bankruptcy Code.

15.       Sub-Participations. The parties hereto acknowledge and agree that each of the Participants party hereto may sub-participate all or a portion of its Participation Interest to (a) any of its affiliates or funds managed by the same investment manager, and (b) the Specified Junior Lien Debt Holders; provided that Participants provide Participating Lender with written notice of any sub-participation, and with respect to any sub-participation contemplated by clause (b) of this Section, Agent has received such information and documentation as may reasonably be requested by Agent from time to time for purposes of compliance with the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations, and any policy or procedure implemented by Agent or Participating Lender, to comply therewith. Additionally, the Participants agree among themselves that if any Specified Junior Lien Debt Holder desires to purchase sub-participations in the Participation Interests held by a Participant, and any Participant desires to sell a sub-participation in its Participation Interest to such Specified Junior Lien Debt Holder, such Participant shall inform all other Participants of such proposed sub-participation and allow each other Participant to participate on a pro rata basis (based on the amount of the respective Participation Interest) in such sub-participation to the extent that they desire to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGENT AND PARTICIPATING LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

PNC Bank, National Association 200 South Wacker Drive, Suite 600 Chicago, Illinois 60606 Attention: Account Manager – A.M. Castle Telephone: (312) 454-2935 Facsimile: (312) 454-2919

With a copy to:

Goldberg Kohn Ltd. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attention: Jeffrey Dunlop, Esq. Danielle Wildern Juhle, Esq. Telephone: (312) 201-4000 Facsimile: (312) 863-7828

Signature Page to Subordinated Last-Out Participation Agreement

PARTICIPANTS:

SGF, LLC

By:
Name:
Title:

30 N. LaSalle Street, Suite 1232 Chicago IL 60602 Facsimile No.: 312-726-3143 E-mail: Tim@simpsonestates.com Attention: Timothy Crenshaw, Vice President, Controller & Treasurer

Signature Page to Subordinated Last-Out Participation Agreement

1992 MSF INTERNATIONAL LTD. By: Highbridge Capital Management, LLC, as Trading Manager

By:
Name:
Title:

1992 TACTICAL CREDIT MASTER FUND, L.P. By: Highbridge Capital Management, LLC, as Trading Manager

By:
Name:
Title:

Highbridge Capital Management, LLC 40 West 57th Street – 32nd Floor New York NY 10019 E-mail: damon.meyer@highbridge.com; jonathan.segal@highbridge.com Attention: Damon Meyer; Jonathan Segal

Signature Page to Subordinated Last-Out Participation Agreement

WHITEBOX ASYMMETRIC PARTNERS, LP

By:
Name:
Title:

WHITEBOX CREDIT PARTNERS, LP

By:
Name:
Title:

WHITEBOX GT FUND, LP

By:
Name:
Title:

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By:
Name:
Title:

PANDORA SELECT PARTNERS, LP

By:
Name:
Title:

Whitebox Advisors LLC
3033 Excelsior Boulevard, Suite 300
Minneapolis, MN 55416
E-mail: cdelano@whiteboxadvisors.com;
jmercer@whiteboxadvisors.com
Attention: Cindy Chen Delano, Senior Legal Analyst;
Jake Mercer, Senior Portfolio Manager

Signature Page to Subordinated Last-Out Participation Agreement

EXHIBIT 1

PARTICIPATION INTEREST

Participating Lender	Participant	Participation Interest	Percentage of Revolving B Advances Funded on First Amendment Effective Date
PNC Bank, National Association	SGF, LLC	$3,716,693.00	20.65%
PNC Bank, National Association	1992 MSF International Ltd.	$5,082,049.00	28.23%
PNC Bank, National Association	1992 Tactical Credit Master Fund, L.P.	$2,330,000.00	12.94%
PNC Bank, National Association	Whitebox Asymmetric Partners, LP	$1,996,787.57	11.09%
PNC Bank, National Association	Whitebox Credit Partners, LP	$744,157.24	4.14%
PNC Bank, National Association	Whitebox GT Fund, LP	$121,621.27	0.68%
PNC Bank, National Association	Whitebox Multi-Strategy Partners, LP	$3,338,744.26	18.55%
PNC Bank, National Association	Pandora Select Partners, LP	$669,947.66	3.72%
Total Participation:		$18,000,000	100%

WIRE INSTRUCTIONS:

Bank Name: PNC BANK, N.A.

ABA: 043000096

Account Name: WIRE SUSPENSE - AGENCY SERVICES

Account# 130760017005

Reference: A.M. Castle